Bank of America

TERM LOAN AGREEMENT
by and among

CJUF II STRATUS BLOCK 21 LLC,
a Delaware limited liability company,
as Borrower,

and

BANK OF AMERICA, N.A.,
a national banking association,
as Administrative Agent,

and

the Lenders party hereto from time to time

with respect to
W Hotel and Condominiums and Related Property
200 Lavaca Street, Austin, Texas 78701

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Schedules to Term Loan Agreement

Schedule 1	Definitions

Schedule 2	Reserve Funds

Schedule 3	Form of Draw Request

Schedule 4	Leasing and Tenant Matters

Schedule 5	Forms of Quarterly Compliance Certificate and Monthly Cash Sweep Certificate

Schedule 6	Swap Contracts

Schedule 7	Financial Covenants

Schedule 8	Allocated Loan Amounts

Schedule 9	Schedule of Lenders

Schedule 10	Form of Promissory Note

Schedule 11	Organizational Chart

Schedule 12	Condominium Documents

Schedule 13	Accounts

Schedule 14	Co-Lender and Agency Provisions

Schedule 15	Claims

Schedule 16	Trade Names

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Term Loan Agreement
This Term Loan Agreement (this “Agreement”) is made as of September 30, 2013, by and among CJUF II STRATUS BLOCK 21 LLC, a Delaware limited liability company (“Borrower”), each lender from time to time a party hereto (individually, a “Lender” and collectively, the “Lenders”) and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (as more particularly defined herein, “Administrative Agent”).
Recitals
Borrower has applied to Lenders for a loan for the purpose of refinancing Borrower’s existing mortgage indebtedness with respect to the Property. Lenders have agreed to make the loan on the terms and conditions set forth in this Agreement and in the other documents evidencing and securing the loan.
Now, therefore, in consideration of the premises, and in further consideration of the mutual covenants and agreements herein set forth, the parties covenant and agree as follows:
Agreements
Article I
General Information
Section 1.1    Conditions to Closing.
The conditions precedent to closing the Loan and recording the Mortgage are set forth in the Closing Checklist. Funding of the Loan by Lenders on the Closing Date shall constitute their acknowledgment that such conditions have been satisfied or waived by Lenders unless expressly shown otherwise on the Closing Checklist as required to be satisfied by Borrower after such funding.
Section 1.2    Schedules.
The Schedules attached to this Agreement are incorporated herein and made a part hereof.
Section 1.3    Defined Terms.
Capitalized terms in this Agreement shall have the meanings ascribed to such terms in the Preamble hereto and in Schedule 1.
Article II
Terms of the Loan
Section 2.1    The Loan.
Borrower agrees to borrow from each Lender, and each Lender severally agrees to advance to Borrower, such Lender’s Pro Rata Share of the Loan proceeds, subject to the terms and conditions herein set forth, in an amount not to exceed such Lender’s Pro Rata Share of the Loan Amount. Interest shall accrue and be payable in arrears only on sums advanced hereunder for the period of time outstanding. The Loan is not a revolving loan; amounts repaid may not be re-borrowed.

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Section 2.2    Loan Advance.
At closing, each Lender shall advance its Pro Rata Share of the Loan proceeds to the party specified in the Funding Direction Notice, net of any amounts set forth in the Funding Direction Notice.
Section 2.3    Reserve Funds.
(a)    Office Tenant Improvements, Office Leasing Costs and Office Leasing Commissions. On or before the fifth (5th) day of each calendar month commencing with November 5, 2013, Borrower shall deposit into the Office Leasing Reserve Account an amount equal to one-twelfth (1/12) of the product of the square footage for the Office Unit multiplied by $1.50 ($5,000 / month), to be held for application to Office Tenant Improvements, Office Leasing Commissions and Office Leasing Costs as provided herein (or during the continuance of an Event of Default, as the Required Lenders may elect in their sole discretion). Borrower shall perform and pay, or cause to be performed and paid, all Office Tenant Improvements, Office Leasing Commissions and Office Leasing Costs in accordance with the applicable Qualified Office Leases, construction, brokerage and other agreements, and the Loan Documents.
(b)    Tax and Insurance Reserve Funds.
(i)    On the Closing Date, Borrower shall deposit into the Tax and Insurance Reserve Account Two Million Six Hundred and Six Thousand Six Hundred and One and No/00 Dollars ($2,606,601), which amount, when added to the required monthly deposits set forth in Section 2.3(b)(ii), is intended to be sufficient to make all payments in accordance with the Loan Documents of the Real Property Taxes that Administrative Agent reasonably estimates will be payable during the twelve (12) month period immediately following the Closing Date and Insurance Premiums (except to the extent the insurance required hereunder is maintained under a blanket insurance policy reasonably acceptable to Administrative Agent) that Administrative Agent reasonably estimates will be payable during the twelve (12) month period immediately following the Closing Date for the renewal of the coverage afforded by the insurance policies upon the expiration thereof. Administrative Agent’s estimates under this Section 2.3(b) shall be controlling absent manifest error.
(ii)    On the fifth (5th) day of each calendar month commencing with November 5, 2013, Borrower shall deposit into the Tax and Insurance Reserve Account (i) one-twelfth (1/12) of the amount necessary (taking into account amounts on deposit in the Tax and Insurance Reserve Account) to pay the Real Property Taxes that Administrative Agent reasonably estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Administrative Agent sufficient funds to pay all such Real Property Taxes prior to the earlier of (A) the date that the same will become delinquent and (B) the date that additional charges or interest will accrue due to the non-payment thereof, and (ii) except to the extent the insurance required hereunder is maintained under a blanket insurance policy reasonably acceptable to Administrative Agent, (A) one-twelfth (1/12) of the Insurance Premiums that Administrative Agent reasonably estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the insurance policies upon the expiration thereof or (B) such higher amount necessary to accumulate with Administrative Agent sufficient funds to pay all such Insurance Premiums prior to the due date for such payments.
(c)    FF&E Reserve. Subject to the last sentence of this Section 2.3(c), on the fifth (5th) day of each calendar month commencing with October 5, 2013, Borrower shall deposit into the FF&E Reserve Account the FF&E Reserve Amount calculated with respect to the second (2nd) immediately preceding

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calendar month and deliver to Administrative Agent a certificate setting forth in reasonable detail Borrower’s calculation of such FF&E Reserve Amount. For so long as, and to the extent that, Borrower is required to, and actually does, deposit pursuant to the Hotel Management Agreement on a monthly basis the FF&E Reserve Amount into the “Reserve Fund” under the Hotel Management Agreement (the “Hotel Manager FF&E Reserve”), and Hotel Manager is required to, and actually does, maintain the Hotel Manager FF&E Reserve pursuant to the Hotel Management Agreement, then Borrower shall not be obligated to make the applicable monthly deposit required under this Section 2.3(c) into the FF&E Reserve Account; provided, however, that in the event Borrower is not required to, and does not, deposit the entire FF&E Reserve Amount with Administrative Agent pursuant to the preceding sentence, Borrower shall still provide to Administrative Agent the certificate described in this Section 2.3(c) with respect to the FF&E Reserve Amount, or such other information as Borrower and Administrative Agent may reasonably agree with respect to the FF&E Reserve Amount and deposit the amount required to meet the FF&E Reserve Amount into the FF&E Reserve Account. In illustration of the foregoing, if the deposit required to be made and actually made by Borrower into the Hotel Manager FF&E Reserve for any month is only three percent (3.0%) of Actual Operating Revenue of the Hotel Unit, then Borrower would deposit one percent (1.0%) of Actual Operating Revenue of the Hotel Unit into the FF&E Reserve Account.
(d)    Reserve Funds Generally. Administrative Agent will disburse the Reserve Funds, and Borrower shall use all such disbursements, in accordance with the terms and conditions of Schedule 2. The provisions of Schedule 2 shall apply to the Reserve Accounts, the Reserve Funds and any and all “Investment Property” (as defined in the Uniform Commercial Code of each applicable jurisdiction) contained therein.
Section 2.4    Automatic Deduction.
(a)    Borrower shall maintain the Owner’s Remittance Account in good standing with Administrative Agent.
(b)    Borrower agrees that monthly payments on the Note and monthly deposits of Reserve Funds into the Reserve Accounts, as applicable, will be deducted automatically on their due dates from the Owner’s Remittance Account. Administrative Agent is hereby authorized to apply the amounts so debited to Borrower’s obligations under the Loan. Notwithstanding the foregoing, Administrative Agent will not automatically deduct the principal payment at maturity, from the Owner’s Remittance Account.
(c)    Administrative Agent will debit the Owner’s Remittance Account on the dates the payments become due. If a due date does not fall on a Banking Day, Administrative Agent will debit the Owner’s Remittance Account on the first Banking Day following the due date.
(d)    Borrower shall maintain sufficient funds in the Owner’s Remittance Account on the dates Administrative Agent enters debits authorized by this Agreement. If there are insufficient funds in the Owner’s Remittance Account on the date Administrative Agent enters any debit authorized by this Agreement, without limiting Administrative Agent’s and Lenders’ other remedies in such an event, the debit will be reversed in whole or in part, in Administrative Agent’s sole and absolute discretion, and such amount not debited shall be deemed to be unpaid and shall be immediately due and payable in accordance with the terms of the Note.
Section 2.5    Liability of Lenders.
Lenders shall in no event be responsible or liable to any Person other than Borrower for the disbursement of or failure to disburse the Loan proceeds or any part thereof and no Person other than

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Borrower shall have any right or claim against Lenders under this Agreement or the other Loan Documents. Each Lender shall only be liable to Borrower on account of its failure to disburse the Loan proceeds on the Closing Date to the extent of such Lender’s Pro Rata Share of the Loan, and not any other Lender’s Pro Rata Share.

Article III
Representations and Warranties
Borrower makes the following representations and warranties to Administrative Agent and Lenders as of the Closing Date:
Section 3.1    Organization, Power and Authority of Borrower; Loan Documents.
Borrower (a) is a limited liability company duly organized, existing and in good standing under the Laws of the state in which it is organized and is duly qualified to do business and in good standing in the State and in any other state where the nature of Borrower’s business or property requires it to be qualified to do business and (b) has the power, authority and legal right to own its property and carry on the business now being conducted by it and to engage in the transactions contemplated by the Loan Documents. The Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower, and the execution and delivery of, and the carrying out of the transactions contemplated by, such Loan Documents, and the performance and observance of the terms and conditions thereof, have been duly authorized by all necessary organizational action by and on behalf of Borrower. The Loan Documents to which Borrower is a party constitute the valid and legally binding obligations of Borrower and are fully enforceable against Borrower in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratoria or other similar laws affecting the enforcement of creditors’ rights generally or general equitable principles.
Section 3.2    Other Documents; Laws.
The execution and performance of the Loan Documents to which Borrower is a party and the consummation of the transactions contemplated thereby will not conflict with, result in any breach of, or constitute a default under, the organizational documents of Borrower or any contract, agreement, document or other instrument to which Borrower is a party or by which Borrower or any of its properties may be bound or affected, and such actions do not and will not violate or contravene any Law to which Borrower is subject.
Section 3.3    Taxes.
Borrower has filed all federal, state, county and municipal Tax returns required to have been filed by Borrower and has paid all Taxes which have become due pursuant to such returns or pursuant to any Tax assessments received by Borrower. Without limiting the foregoing, Borrower has timely filed all tax reports required by Chapter 171 of the Texas Tax Code (the “Franchise Tax Statute”) and has paid all taxes imposed upon it by the Franchise Tax Statute and has not had its right to transact business in the State forfeited for failure to file any such tax report or pay any such tax.
Section 3.4    Legal Actions.
Except as shown on Schedule 15, there are no Claims or investigations by or before any court or Governmental Authority, pending against Borrower except to the extent that such claim or the result of

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such investigation would be fully covered by the relevant insurance policy of Borrower subject to the deductible and that the coverage provider has accepted defense of such Claim or the result of such investigation. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority affecting Borrower, the Property, the Common Elements or the Residential Units.
Section 3.5    Nature of Loan.
Borrower is a business or commercial organization. All of the proceeds of the Loan shall be used for commercial purposes and stipulates that the Loan shall be construed for all purposes as a commercial loan, and is made for purposes other than personal, family, household or agricultural purposes.
Section 3.6    Trade Names.
Except as shown on Schedule 16, Borrower conducts its business solely under the name set forth in the Preamble to this Agreement and makes use of no trade names in connection therewith, unless such trade names have been previously disclosed to Administrative Agent in writing.
Section 3.7    Financial Statements.
The financial statements heretofore delivered by Borrower and each Guarantor to Administrative Agent are true and correct in all material respects, have been prepared in accordance with sound accounting principles consistently applied, and fairly present the respective financial conditions of the subjects thereof as of the respective dates thereof.
Section 3.8    No Material Adverse Change.
No material adverse change has occurred in the financial conditions reflected in the financial statements of Borrower, either Guarantor, Service Company LLC, Show Bureau LLC or either Condominium Association, or to Borrower’s Knowledge, Stageside LLC, since the respective dates of the statements which were delivered to Administrative Agent prior to the Closing Date, and no material additional liabilities have been incurred by Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC or either Condominium Association since the dates of such statements other than the borrowings contemplated herein or as approved in writing by Administrative Agent.
Section 3.9    ERISA and Prohibited Transactions.
As of the Closing Date and throughout the term of the Loan: (a) Borrower is not and will not be (i) an “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) a “governmental plan” within the meaning of Section 3(32) of ERISA, or (iii) a “plan” within the meaning of Section 4975(e) of the Code; (b) the assets of Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in Section 2510.3-101 of Title 29 of the Code of Federal Regulations; (c) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans; and (d) so long as the assets used to make the Loan are not and are not deemed to be “plan assets” within the meaning of Section 3(42) of ERISA, Borrower will not engage in any transaction that would cause any Obligation or any action taken or to be taken hereunder (or the exercise by Administrative Agent of any of its rights under the Mortgage or any of the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Borrower agrees to deliver to Administrative Agent such certifications or other evidence of compliance with the provisions of this Section as Administrative Agent may from time to time request.

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Section 3.10    Compliance with Laws and Zoning and Other Requirements; Encroachments.
Except as may have been expressly disclosed to Administrative Agent in writing, to Borrower’s Knowledge: (a) Borrower is in compliance with the requirements of all applicable Laws in all material respects; (b) the use of the Property, the Common Elements and the Residential Units complies in all material respects with applicable zoning ordinances, regulations, restrictive covenants, declarations, use and other restrictions affecting the Land; (c) all use and other requirements of any Governmental Authority having jurisdiction over the Property, the Common Elements and the Residential Units have been satisfied in all material respects; (d) no material violation of any Law exists with respect to the Property, the Common Elements or the Residential Units; (e) the Improvements and the Common Elements are constructed entirely on the Land and do not encroach upon any easement or right-of-way, or upon the land of others except pursuant to recorded license agreements and easements that benefit the Property in effect as of the date of this Agreement or otherwise entered into in accordance with the Loan Documents; and (f) the Improvements and the Common Elements comply in all material respects with all applicable building restriction lines and set-backs, however established.
Section 3.11    Certificates of Occupancy.
All certificates of occupancy and other permits and licenses necessary or required in connection with the use and occupancy of the Improvements and the Common Elements (and the operation of the businesses of Stageside LLC, Service Company LLC and Show Bureau LLC) have been validly issued other than where failure to have such certificates of occupancy, permits and licenses does not have a material adverse effect on the use or value of the Property or the Common Elements and does not violate any Management Agreement, any Lease, any Material Agreement or any Condominium Document or other Permitted Encumbrance.
Section 3.12    Utilities; Roads; Access.
All utility services necessary for the operation of the Improvements and the Common Elements for their intended purposes have been fully installed, including telephone service, cable television, water supply, storm and sanitary sewer facilities, natural gas and electric facilities, including cabling for telephonic and data communication, and the capacity to send and receive wireless communication. All roads and other accesses necessary to serve the Land, the Improvements and the Common Elements have been completed, are serviceable in all weather, and where required by the appropriate Governmental Authority, have been dedicated to and formally accepted by such Governmental Authority.
Section 3.13    Other Liens.
Except for contracts for labor, materials and services furnished or to be furnished in connection with any construction at the Property, including any construction of tenant improvements or operation of the Property, Borrower has made no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property, except for work performed by the Condominium Associations pursuant to the Condominium Documents as a result of a default by Borrower in the performance of such work to the extent required pursuant to the Condominium Documents.
Section 3.14    No Defaults.
There is no Default or Event of Default under any of the Loan Documents, and, other than as disclosed by Borrower to Administrative Agent in writing, there is no material default or event of default

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by Borrower under any Management Agreement, any Material Agreement or any Condominium Document or other Permitted Encumbrance.
Section 3.15    Organizational Documents.
Borrower has delivered to Administrative Agent true, correct and complete copies of the limited liability company agreement, the certificate of formation and all other organizational documents (collectively, “Organizational Documents”) of Borrower, Stageside LLC, Service Company LLC and Show Bureau LLC. To Borrower’s Knowledge, there is no default or event of default by any member under any Organizational Document of Borrower, Stageside LLC, Service Company LLC and Show Bureau LLC. No member of Borrower, Stageside LLC, Service Company LLC and Show Bureau LLC has given a notice of termination or default under any of its respective Organizational Documents. The information set forth on the organizational chart attached hereto as Schedule 11 is true and correct.
Section 3.16    Condominiums.
Each of the condominiums purported to be created pursuant to the Condominium Documents have been duly created pursuant to all applicable Laws. A true, correct and complete list of the Condominium Documents, including all amendments thereto, is set forth on Schedule 12, and each Condominium Document listed thereon is in full force and effect. Borrower has delivered to Administrative Agent true, correct and complete copies of the Condominium Documents. Borrower has not received a notice of termination or default with respect to any Condominium Document. Borrower has paid all Common Charges with respect to the Units and the Residential Units which have become due. To the best of Borrower’s Knowledge, there is no material default or event of default by either Condominium Association, or any managing agent for either Condominium Association, under any Condominium Document. A true, correct and complete list of all condominium board members for each Condominium Association holding office as of the Closing Date is set forth on Schedule 12. The Units and the Residential Units are the only condominium units owned by Borrower.
Section 3.17    Management and Other Material Agreements.
Each Management Agreement, the KLRU Agreement and the Condominium Marketing License Agreement are in full force and effect. Borrower has delivered to Administrative Agent true, correct and complete copies of all Management Agreements and Material Agreements. Other than as disclosed by Borrower to Administrative Agent in writing, there is no material default or event of default by Borrower, Service Company LLC or Show Bureau LLC or to Borrower’s Knowledge, Stageside LLC, under any Management Agreement or any Material Agreement. Borrower has not received a notice of termination or default with respect to any Management Agreement or any Material Agreement. Borrower has paid all management fees, reimbursements and other amounts payable by Borrower under the Management Agreement and all Material Agreements which have become due. To Borrower’s Knowledge, there is no material default or event of default by any other party under any Management Agreement, the KLRU Agreement or the Condominium Marketing License Agreement. Each Management Agreement constitutes the entire agreement between Borrower and the applicable Approved Manager party thereto with respect to the Unit covered by such Management Agreement. There are no other management agreements to which Borrower is a party for any portion of the property other than the Management Agreements. The KLRU Agreement and the Additional Space Use Agreement constitutes the entire agreement between Borrower and the Capital of Texas Public Telecommunications Council with respect to the Venue Unit and the other Property. No agreement to which Borrower is a party or by which it is bound contains any option to purchase or right of first refusal to purchase the Property or any part thereof. That certain Technical Services Agreement between Borrower (as assignee of Stratus Block 21 Investments, L.P.) and Hotel Manager (as assignee of Starwood Hotels & Resorts Worldwide, Inc.) dated

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as of October 26, 2006 has expired and is of no further force or effect. As of September 27, 2013, the amount on deposit in the Hotel Manager FF&E Reserve is $1,126,049.89.
Section 3.18    Stageside LLC.
(a)    Borrower owns the interests in Stageside LLC as set forth in the Company Agreement of Stageside LLC.
(b)    Stageside LLC (i) is a limited liability company duly organized, existing and in good standing under the Laws of the State and in any other state where the nature of Stageside LLC’s business or property requires it to be qualified to do business, and (ii) has the power, authority and legal right to own its property and carry on the business now being conducted by it and to enter into the Loan Documents to which it is a party. The Loan Documents to which Stageside LLC is a party have been duly executed and delivered by Stageside LLC, and the execution and delivery of, and the carrying out of the transactions contemplated by, such Loan Documents, and the performance and observance of the terms and conditions thereof, have been duly authorized by all necessary organizational action by and on behalf of Stageside LLC. The Loan Documents to which Stageside LLC is a party constitute the valid and legally binding obligations of Stageside LLC and are fully enforceable against Stageside LLC in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratoria or other similar laws affecting the enforcement of creditors’ rights generally or general equitable principles.
(c)    The execution and performance of the Loan Documents to which either Borrower and/or Stageside LLC is a party and the consummation of the transactions contemplated thereby will not conflict with, result in any breach of, or constitute a default under, the organizational documents of Stageside LLC or any contract, agreement, document or other instrument to which Borrower or Stageside LLC is a party or by which Borrower or Stageside LLC or any of their respective properties may be bound or affected, and such actions do not and will not violate or contravene any Law to which Borrower or Stageside LLC is subject.
(d)    Stageside LLC has filed all federal, state, county and municipal Tax returns required to have been filed by Stageside LLC and has paid all Taxes which have become due pursuant to such returns or pursuant to any Tax assessments received by Stageside LLC. Without limiting the foregoing, Stageside LLC has timely filed all tax reports required by the Franchise Tax Statute and has paid all taxes imposed upon it by the Franchise Tax Statute and has not had its right to transact business in the State forfeited for failure to file any such tax report or pay any such tax.
(e)    Except as shown on Schedule 15, there are no Claims or investigations by or before any court or Governmental Authority, pending against Stageside LLC except to the extent that such claim or the result of such investigation would be fully covered by the relevant insurance policy of Borrower subject to the deductible and that the coverage provider has accepted defense of such Claim or the result of such investigation. Stageside LLC is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority affecting Stageside LLC.
(f)    Except as may have been expressly disclosed to Administrative Agent in writing, to Borrower’s Knowledge, Stageside LLC is in compliance with the requirements of all applicable Laws in all material respects.
Section 3.19    Service Company LLC.
(a)    Borrower owns all interests and Controls in Service Company LLC.

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(b)    Service Company LLC (i) is a limited liability company duly organized, existing and in good standing under the Laws of the State and in any other state where the nature of Service Company LLC’s business or property requires it to be qualified to do business, and (ii) has the power, authority and legal right to own its property and carry on the business now being conducted by it and to enter into the Loan Documents to which it is a party. The Loan Documents to which Service Company LLC is a party have been duly executed and delivered by Service Company LLC, and the execution and delivery of, and the carrying out of the transactions contemplated by, such Loan Documents, and the performance and observance of the terms and conditions thereof, have been duly authorized by all necessary organizational action by and on behalf of Service Company LLC. The Loan Documents to which Service Company LLC is a party constitute the valid and legally binding obligations of Service Company LLC and are fully enforceable against Service Company LLC in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratoria or other similar laws affecting the enforcement of creditors’ rights generally or general equitable principles.
(c)    The execution and performance of the Loan Documents to which either Borrower and/or Service Company LLC is a party and the consummation of the transactions contemplated thereby will not conflict with, result in any breach of, or constitute a default under, the organizational documents of Service Company LLC or any contract, agreement, document or other instrument to which Borrower or Service Company LLC is a party or by which Borrower or Service Company LLC or any of their respective properties may be bound or affected, and such actions do not and will not violate or contravene any Law to which Borrower or Service Company LLC is subject.
(d)    Service Company LLC has filed all federal, state, county and municipal Tax returns required to have been filed by Service Company LLC and has paid all Taxes which have become due pursuant to such returns or pursuant to any Tax assessments received by Service Company LLC. Without limiting the foregoing, Service Company LLC has timely filed all tax reports required by the Franchise Tax Statute and has paid all taxes imposed upon it by the Franchise Tax Statute and has not had its right to transact business in the State forfeited for failure to file any such tax report or pay any such tax.
(e)    Except as shown on Schedule 15, there are no Claims or investigations by or before any court or Governmental Authority, pending against Service Company LLC except to the extent that such claim or the result of such investigation would be fully covered by the relevant insurance policy of Borrower subject to the deductible and that the coverage provider has accepted defense of such Claim or the result of such investigation. Service Company LLC is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority affecting Service Company LLC.
(f)    Except as may have been expressly disclosed to Administrative Agent in writing, to Borrower’s Knowledge, Service Company LLC is in compliance with the requirements of all applicable Laws in all material respects.
Section 3.20    Show Bureau Company LLC.
(a)    Borrower owns all interests and Controls in Show Bureau LLC.
(b)    Show Bureau LLC (i) is a limited liability company duly organized, existing and in good standing under the Laws of the State and in any other state where the nature of Show Bureau LLC’s business or property requires it to be qualified to do business, and (ii) has the power, authority and legal right to own its property and carry on the business now being conducted by it and to enter into the Loan Documents to which it is a party. The Loan Documents to which Show Bureau LLC is a party have been duly executed and delivered by Show Bureau LLC, and the execution and delivery of, and the carrying

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out of the transactions contemplated by, such Loan Documents, and the performance and observance of the terms and conditions thereof, have been duly authorized by all necessary organizational action by and on behalf of Show Bureau LLC. The Loan Documents to which Show Bureau LLC is a party constitute the valid and legally binding obligations of Show Bureau LLC and are fully enforceable against Show Bureau LLC in accordance with their respective terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratoria or other similar laws affecting the enforcement of creditors’ rights generally or general equitable principles.
(c)    The execution and performance of the Loan Documents to which either Borrower and/or Show Bureau LLC is a party and the consummation of the transactions contemplated thereby will not conflict with, result in any breach of, or constitute a default under, the organizational documents of Show Bureau LLC or any contract, agreement, document or other instrument to which Borrower or Show Bureau LLC is a party or by which Borrower or Show Bureau LLC or any of their respective properties may be bound or affected, and such actions do not and will not violate or contravene any Law to which Borrower or Show Bureau LLC is subject.
(d)    Show Bureau LLC has filed all federal, state, county and municipal Tax returns required to have been filed by Show Bureau LLC and has paid all Taxes which have become due pursuant to such returns or pursuant to any Tax assessments received by Show Bureau LLC. Without limiting the foregoing, Show Bureau LLC has timely filed all tax reports required by the Franchise Tax Statute and has paid all taxes imposed upon it by the Franchise Tax Statute and has not had its right to transact business in the State forfeited for failure to file any such tax report or pay any such tax.
(e)    Except as shown on Schedule 15, there are no Claims or investigations by or before any court or Governmental Authority, pending against Show Bureau LLC except to the extent that such claim or the result of such investigation would be fully covered by the relevant insurance policy of Borrower subject to the deductible and that the coverage provider has accepted defense of such Claim or the result of such investigation. Show Bureau LLC is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority affecting Show Bureau LLC.
(f)    Except as may have been expressly disclosed to Administrative Agent in writing, to Borrower’s Knowledge, Show Bureau LLC is in compliance with the requirements of all applicable Laws in all material respects.
Section 3.21    Loan Brokers.
No financial advisors, brokers, underwriters, placement agents, agents or finders have been dealt with by Borrower, either Guarantor or any Affiliate thereof in connection with the Loan other than Jones Lang LaSalle. Borrower has paid to Jones Lang LaSalle all fees and other compensation due to it in connection with the Loan.
Section 3.22    Anti-Terrorism Laws.
Neither Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC, either Guarantor nor any Person that controls Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC or either Guarantor currently is identified by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise qualifies as a Embargoed Person, and Borrower shall ensure that no Person who now or hereafter owns a direct or indirect equity interest in Borrower or either Guarantor is an Embargoed Person or is Controlled by an Embargoed Person. Neither Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC nor either Guarantor is in violation of any applicable law relating to anti-money laundering or anti terrorism, including those related to transacting business with

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Embargoed Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107 56, and the related regulations issued thereunder, including temporary regulations (collectively, as the same may be amended from time to time, the “Patriot Act”). To Borrower’s Knowledge, no Approved Manager or tenant at the Property is currently identified by OFAC or otherwise qualifies as an Embargoed Person, or is owned or controlled by an Embargoed Person.
Section 3.23    Patriot Act.
Borrower is not subject to any Law, regulation, or list of any government agency (including the list maintained by OFAC and accessible through the OFAC website) that prohibits or limits any Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower.
Section 3.24    Accounts.
Attached hereto as Schedule 13 is a true, correct and complete list of all accounts used by Borrower and any Approved Manager in connection with the operation of the Property (including all accounts used by Borrower to receive any distributions or other amounts from Stageside LLC, Service Company LLC and Show Bureau LLC or otherwise in connection with the businesses of, and/or Borrower’s interests in, Stageside LLC, Service Company LLC, Show Bureau LLC) other than the Reserve Accounts, the Owner’s Remittance Account and the Cash Sweep Account. The information set forth on Schedule 13 is true and correct.
Article IV
Affirmative Covenants and Agreements
Borrower covenants as of the Closing Date and until such time as all Obligations shall be paid and performed in full, that:
Section 4.1    Compliance with Laws; Use of Proceeds.
(a)    Borrower shall comply in all material respects with all Laws and all orders, writs, injunctions, decrees and demands of any court or any Governmental Authority affecting Borrower, the Property and the Residential Units, other than those being contested by Borrower in good faith and where such contest does not impair or jeopardize the collateral for the Loan or the operation of the Hotel Unit, the other Property or the Common Elements and is not prohibited pursuant to any Management Agreement, any Material Agreement, any Lease or any Condominium Document. Borrower shall cause Service Company LLC, Show Bureau LLC, and Stageside LLC to comply (provided that at any time that Borrower does not directly or indirectly control Stageside LLC, Borrower shall only be obligated to use reasonable efforts to cause Stageside LLC to comply) in all material respects with all Laws and all orders, writs, injunctions, decrees and demands of any court or any Governmental Authority affecting Stageside LLC, Service Company LLC and Show Bureau LLC other than those being contested by Stageside LLC, Service Company LLC or Show Bureau LLC in good faith and where such contest does not impair or jeopardize the collateral for the Loan, the operation of the Hotel Unit, the other Property or the Condominiums or any of the businesses of Stageside LLC, Service Company LLC or Show Bureau LLC and is not prohibited pursuant to any Management Agreement, any Material Agreement, any Lease or any Condominium Document.
(b)    Borrower shall first use proceeds of the Loan to refinance Borrower’s existing mortgage indebtedness with respect to the Property and paying costs and expenses incurred by Borrower in

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connection with the closing of the Loan. Without limiting the foregoing, Borrower shall not use any of the Loan proceeds for any purpose other than (i) business purposes which are not in contravention of any Law or any Loan Document and (ii) for distribution to its members.
Section 4.2    Inspections; Cooperation.
Borrower shall permit representatives of Administrative Agent (and, provided arrangements are made through Administrative Agent, representatives of Lenders) to enter upon the Property during normal business hours or during such other times as Administrative Agent may designate when an uncured Event of Default exists, to inspect the Improvements and any and all materials to be used in connection with any construction at the Property and the Common Elements, including any construction of tenant improvements, to examine all detailed plans and shop drawings and similar materials as well as all books and records of Borrower, Stageside LLC, Service Company LLC and Show Bureau LLC (regardless of where maintained) and all supporting vouchers and data and to make copies and extracts therefrom and to discuss the affairs, finances and accounts pertaining to the Loan and the Improvements with representatives of Borrower. Borrower shall furnish to Administrative Agent and its agents and designees, for inspection and copying, all books and records, and other documents and information that Administrative Agent may reasonably request from time to time. Borrower shall at all times cooperate and shall use commercially reasonable efforts to cause each and every one of its contractors, subcontractors and material suppliers, the Condominium Associations, Approved Managers, Stageside LLC, Service Company LLC, Show Bureau LLC and all other Persons to cooperate with the representatives of Administrative Agent in connection with or in aid of the performance of Administrative Agent’s functions under this Agreement. Except in the event of an emergency, Administrative Agent shall give Borrower at two (2) Banking Days’ notice by telephone in each instance before entering upon the Property and/or exercising any other rights granted in this Section 4.2. Administrative Agent shall not conduct any invasive test upon the Property unless Administrative Agent has reasonable belief of the existence of a violation of an environmental Law at the Property, and then only following reasonable advance notice from Administrative Agent to Borrower, during normal business hours and without unreasonably disturbing tenants at the Property.
Section 4.3    Payment and Performance of Contractual Obligations.
Borrower shall perform in a timely manner all of its obligations under any and all Management Agreements and Material Agreements, and Borrower will pay when due all bills for services or labor performed and materials supplied in connection with the construction, maintenance and/or operation of the Property and the Residential Units, provided, however, that Borrower may contest any such bill so long as doing so does not impair or jeopardize the collateral for the Loan or the operation of the Hotel Unit, the other Property or the Condominiums and is not prohibited pursuant to any Management Agreement, any Material Agreement, any Lease or any Condominium Document or other Permitted Encumbrance. Within thirty (30) days after Borrower’s receipt of notice of (or if earlier, Borrower’s obtaining Borrower’s Knowledge of) the filing of any mechanic’s lien or other lien or encumbrance against the Property, Borrower will promptly discharge the same by payment or filing a bond or otherwise as permitted by Law. So long as the collateral has been protected by the filing of a bond or otherwise in a manner satisfactory to Administrative Agent in its sole and absolute discretion, and Borrower is not otherwise prohibited from doing so pursuant to any Management Agreement, any Material Agreement, any Lease or any Condominium Document or other Permitted Encumbrance, Borrower shall have the right to contest in good faith any claim, lien or encumbrance, provided that Borrower does so diligently and without prejudice to Administrative Agent or delay in completing construction of any tenant improvements. Borrower shall cause Service Company LLC, Show Bureau LLC and Stageside LLC to perform (provided that at any time that Borrower does not directly or indirectly control Stageside LLC, Borrower shall only be obligated to use reasonable efforts to cause Stageside LLC to perform) in a timely

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manner all of its obligations under each Material Agreement (including all obligations pursuant to any sublicense or similar agreement made by Borrower to any of them under the KLRU Agreement), and to pay when due all bills due thereunder, provided, however, that Stageside LLC, Service Company LLC and Show Bureau LLC may contest any such bill so long as doing so does not impair or jeopardize the collateral for the Loan or the operation of the Hotel Unit, the other Property or the Condominiums and is not prohibited pursuant to any Management Agreement, any Material Agreement, any Lease or any Condominium Document or other Permitted Encumbrance.
Section 4.4    Insurance.
Borrower shall maintain the following insurance at its sole cost and expense (except to the extent that either Condominium Association pursuant to the Condominium Documents maintains the following with respect to the Common Elements, and provided that all of the terms and conditions of this Section are satisfied with respect thereto):
(a)    Insurance against Casualty to the Property (including the contents of the Units owned by Borrower) under a policy or policies covering such risks as are presently included in “special form” (also known as “all risk”) coverage, including such risks as are ordinarily insured against by similar businesses, but in any event including fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, damage from aircraft, smoke, vandalism, malicious mischief and acts of terrorism (so long as requiring terrorism insurance is consistent with the regular requirements and practices of Administrative Agent in similar transactions). Such insurance shall name Administrative Agent as mortgagee and loss payee. Unless otherwise agreed in writing by Administrative Agent, such insurance shall be for the full insurable value of the Property on a replacement cost basis, with a deductible amount, if any, reasonably satisfactory to Administrative Agent. No policy of insurance shall be written such that the proceeds thereof will produce less than the minimum coverage required by this Section 4.4 by reason of co-insurance provisions or otherwise. The term “full insurable value” means one hundred percent (100%) of the actual replacement cost of the Property, including tenant improvements (excluding excavation costs and costs of underground flues, pipes, drains and other uninsurable items).
(b)    Commercial (also known as comprehensive) general liability insurance on an “occurrence” basis against claims for “personal injury” liability and liability for death, bodily injury and damage to property, products and completed operations, in limits reasonably satisfactory to Administrative Agent with respect to any one occurrence and the aggregate of all occurrences during any given annual policy period. Such insurance shall name Administrative Agent as an additional insured.
(c)    Workers’ compensation insurance for all employees of Borrower, if any, in such amount as is required by Law and including employer’s liability insurance, if required by Administrative Agent.
(d)    During any period of construction of tenant improvements, Borrower shall maintain, or cause others to maintain, such insurance as may be required by Administrative Agent of the type customarily carried in the case of similar construction for one hundred percent (100%) of the full replacement cost of materials stored at or upon the Property. During any period of other construction upon the Property, Borrower shall maintain, or cause others to maintain, builder’s risk insurance (non-reporting form) of the type customarily carried in the case of similar construction for one hundred percent (100%) of the full replacement cost of work in place and materials stored at or upon the Property.
(e)    If at any time any portion of any structure on the Property is insurable against Casualty by flood and is located in a Special Flood Hazard Area under the Flood Disaster Protection Act of 1973, as amended, a flood insurance policy on the structure and Borrower owned contents in form and amount

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acceptable to Administrative Agent but in no amount less than the amount sufficient to meet the requirements of applicable Law as such requirements may from time to time be in effect.
(f)    Loss of rental value insurance or business interruption insurance in an amount equal to twelve (12) months of the projected gross income of the Property and an extended period of indemnity endorsement providing an additional twelve (12) months’ loss of rental value or business interruption insurance after the Property has been restored or until the projected gross income returns to the level that existed prior to the loss, whichever is first to occur.
(g)    Such other and further insurance as may be reasonably required from time to time by Administrative Agent in order to comply with regular requirements and practices of Administrative Agent in similar transactions including, if required by Administrative Agent, boiler and machinery insurance, pollution liability insurance, and wind insurance, so long as any such insurance is generally available at commercially reasonable premiums as determined by Administrative Agent from time to time.
Each policy of insurance (i) shall be issued by one or more insurance companies each of which must have an A.M. Best Company financial and performance rating of A-IX or better and are qualified or authorized by the Laws of the State to assume the risks covered by such policy, (ii) with respect to the insurance described under the preceding Subsections (a), (d), (e) and (f), shall have attached thereto standard non-contributing, non-reporting mortgagee clauses in favor of and entitling Administrative Agent without contribution to collect any and all proceeds payable under such insurance, either as sole payee or as joint payee with Borrower, (iii) shall provide that such policy shall not be canceled or modified for nonpayment of premiums without at least ten (10) days prior written notice to Administrative Agent, or for any other reason without at least thirty (30) days prior written notice to Administrative Agent, and (iv) shall provide that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Borrower which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment. Borrower shall promptly pay all premiums when due on such insurance and, not less than ten (10) days prior to the expiration dates of each such policy, Borrower will deliver to Administrative Agent acceptable evidence of insurance, such as a renewal policy or policies marked “premium paid” or other evidence satisfactory to Administrative Agent reflecting that all required insurance is current and in force. Borrower will immediately give Notice to Administrative Agent of any cancellation of, or change in, any insurance policy. Administrative Agent shall not, because of accepting, rejecting, approving or obtaining insurance, incur any liability for (A) the existence, nonexistence, form or legal sufficiency thereof, (B) the solvency of any insurer, or (C) the payment of losses. Borrower may satisfy any insurance requirement hereunder by providing one or more “blanket” insurance policies, subject to Administrative Agent’s approval in each instance as to limits, coverages, forms, deductibles, inception and expiration dates, and cancellation provisions.
Notwithstanding anything to the contrary contained in this Section, by funding the Loan, Lenders acknowledge that, solely for the purposes of satisfying the conditions precedent to the effectiveness of this Agreement, the existing policies of insurance for the Property and Borrower are satisfactory to Lenders in all respects as of the Closing Date.
TEXAS FINANCE CODE §307.052 COLLATERAL PROTECTION INSURANCE NOTICE.  BORROWER IS REQUIRED TO:  (I) KEEP THE PROPERTY INSURED AGAINST DAMAGE IN THE AMOUNT EQUAL TO THE FULL REPLACEMENT COST OF THE PROPERTY; (II) PURCHASE THE INSURANCE FROM AN INSURER THAT IS AUTHORIZED TO DO BUSINESS IN THE STATE OF TEXAS OR AN ELIGIBLE SURPLUS LINES INSURER; AND (III) NAME ADMINISTRATIVE AGENT AS THE PERSON TO BE PAID UNDER THE POLICY IN THE EVENT OF LOSS.  BORROWER MUST, IF REQUIRED BY ADMINISTRATIVE AGENT, DELIVER TO ADMINISTRATIVE AGENT A COPY OF THE

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POLICY AND PROOF OF THE PAYMENT OF PREMIUMS.  IF BORROWER FAILS TO MEET ANY REQUIREMENT LISTED IN THE FIRST TWO SENTENCES OF THIS PARAGRAPH, ADMINISTRATIVE AGENT MAY OBTAIN COLLATERAL PROTECTION INSURANCE ON BEHALF OF BORROWER AT BORROWER'S EXPENSE.
Section 4.5    Adjustment of Condemnation and Insurance Claims.
Borrower shall give prompt Notice to Administrative Agent of any Casualty or any Condemnation or threatened Condemnation, and, if Borrower obtains knowledge of same, of any casualty or any condemnation or threatened condemnation of any of the Common Elements. Subject to the Condominium Documents with respect to the Common Elements, Administrative Agent is authorized, at its sole and absolute option, to commence, appear in and prosecute, in its own or Borrower’s name, any action or proceeding relating to any Condemnation or Casualty, and to make proof of loss for and to settle or compromise any Claim in connection therewith. In such case, Administrative Agent shall have the right to receive all Condemnation Awards and Insurance Proceeds, and may deduct therefrom any or all of its Expenses. However, so long as no uncured Event of Default exists and Borrower is diligently pursuing its rights and remedies with respect to a Claim, Administrative Agent will obtain Borrower’s written consent (which consent shall not be unreasonably withheld or delayed) before making proof of loss for or settling or compromising such Claim. Borrower agrees to diligently assert its rights and remedies with respect to each Claim and to promptly pursue the settlement and compromise of each Claim subject to Administrative Agent’s approval, which approval shall not be unreasonably withheld or delayed. If, prior to the receipt by Administrative Agent of any Condemnation Award or Insurance Proceeds, the Property shall have been sold pursuant to the provisions of the Mortgage, Administrative Agent shall have the right to receive such funds (a) to the extent of any deficiency found to be due upon such sale with interest thereon (whether or not a deficiency judgment on the Mortgage shall have been sought or recovered or denied), and (b) to the extent necessary to reimburse Administrative Agent for its Expenses. If any Condemnation Awards or Insurance Proceeds are paid to Borrower, Borrower shall receive the same in trust for Administrative Agent for use in accordance with the provisions of Section 4.6. Within ten (10) days after Borrower’s receipt of any Condemnation Awards or Insurance Proceeds in excess of One Hundred Thousand Dollars ($100,000), Borrower shall deliver such awards or proceeds to Administrative Agent in the form in which they were received, together with any endorsements or documents that may be necessary to effectively negotiate or transfer the same to Administrative Agent. Borrower agrees to execute and deliver from time to time, upon the request of Administrative Agent, such further instruments or documents as may be requested by Administrative Agent to confirm the grant and assignment to Administrative Agent of any Condemnation Awards or Insurance Proceeds.
Borrower has made proof of loss and is pursuing resolution of the Balcony Glass Claim. Borrower represents and warrants that all repairs regarding the Balcony Glass Claim have been completed. Notwithstanding anything to the contrary contained herein, Administrative Agent acknowledges and agrees that, while no Default or Event of Default shall exist and be continuing (i) the Balcony Glass Claim and proceeds therefrom are not collateral securing the Loan, (ii) Borrower may prosecute the Balcony Glass Claim in its sole discretion, and (iii) all proceeds received by Borrower from the Balcony Glass Claim may be used and distributed by Borrower in Borrower’s sole discretion.
Section 4.6    Utilization of Net Proceeds.
(a)    Net Proceeds must be utilized either for payment of the Obligations or for the restoration of the Property. Net Proceeds may be utilized for the restoration of the Property only if no Event of Default shall exist and only if in the reasonable judgment of Administrative Agent (i) the Net Proceeds together with other funds deposited with Administrative Agent for that purpose, are sufficient to pay the cost of the restoration pursuant to a budget and plans and specifications reasonably approved by

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Administrative Agent, (ii) the restoration can be completed prior to the final maturity of the Loan and prior to the date required by any Management Agreement or any Condominium Document or other Permitted Encumbrance, and (iii) it is reasonably expected that, following restoration, (A) the outstanding principal balance of the Loan will not exceed seventy percent (70%) of the fair market value of the Property, and (B) the Debt Service Coverage Ratio for the Property will be at least 1.35 to 1.00. Otherwise, unless Administrative Agent elects otherwise, Net Proceeds shall be utilized for payment of the Obligations.
(b)    If Net Proceeds are in excess of One Hundred Thousand Dollars ($100,000) and are to be utilized for the restoration of the Property, the Net Proceeds, together with any other funds deposited with Administrative Agent for that purpose, must be deposited in a Borrower’s Deposit Account, which shall be an interest-bearing account, with all accrued interest to become part of Borrower’s deposit. Borrower agrees that it shall include all interest and earnings on any such deposit as its income (and, if Borrower is a partnership or other pass-through entity, the income of its partners, members or beneficiaries, as the case may be), and shall be the owner of all funds on deposit in the Borrower’s Deposit Account for federal and applicable state and local tax purposes. Administrative Agent shall have the exclusive right to manage and control all funds in the Borrower’s Deposit Account, but Administrative Agent shall have no fiduciary duty with respect to such funds. Administrative Agent will advance the deposited funds from time to time to Borrower for the payment of costs of restoration of the Property upon presentation of evidence reasonably acceptable to Administrative Agent that such restoration has been completed satisfactorily and lien-free. If at any time Administrative Agent determines that there is a deficiency in the funds available in the Borrower’s Deposit Account to complete the restoration as contemplated, then Borrower will promptly deposit in the Borrower’s Deposit Account additional funds equal to the amount of the deficiency. Any account fees and charges may be deducted from the balance, if any, in the Borrower’s Deposit Account. Borrower grants to Administrative Agent a security interest in the Borrower’s Deposit Account and all funds hereafter deposited to such deposit account, and any proceeds thereof, as security for the Obligations. Such security interest shall be governed by the Uniform Commercial Code of the State, and Administrative Agent shall have available to it all of the rights and remedies available to a secured party thereunder. The Borrower’s Deposit Account may be established and held in such name or names as Administrative Agent shall deem appropriate, including in the name of Administrative Agent. Borrower hereby constitutes and appoints Administrative Agent and any officer or agent of Administrative Agent its true and lawful attorneys-in-fact with full power of substitution to open the Borrower’s Deposit Account and to do any and every act that Borrower might do on its own behalf to fulfill the terms of this Section. To the extent permitted by Law, Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. It is understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked. If Administrative Agent enters into any agreement or signs any document under a power of attorney for Borrower or an affiliate of Borrower or otherwise as attorney-in-fact for Borrower or an affiliate of Borrower, (a) Administrative Agent shall not create any personal liability for Borrower or any affiliate of Borrower, (b) any such agreement or document must recite that the recourse of any other parties to such agreement or document under the subject agreement or document shall be limited to the Property, and (c) Administrative Agent shall send to Borrower written notice of the same, with a copy of the signed agreement or document, within three (3) Banking Days of signing the same.
(c)    If the Improvements are substantially damaged or destroyed by fire or other casualty and Administrative Agent determines that the Improvements cannot be restored in accordance with the terms and provisions of this Agreement and the Mortgage, Administrative Agent shall have the right to accelerate the Maturity Date and declare the Loan immediately due and payable by written notice to Borrower, subject, however, to the terms and provisions of Section 6.7 hereof.

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(d)    Notwithstanding anything to the contrary herein, in the event a Casualty or Condemnation also affects any of the Common Elements that are necessary for the use and operation of the Property in accordance with applicable Laws, the Loan Documents, the Management Agreements and the KLRU Agreement, or with respect to which the non-restoration has or would reasonably likely have a Material Adverse Effect, the Net Proceeds will not be utilized for the restoration of the Property, and Administrative Agent shall not be obligated to make them available for such purpose, until Administrative Agent receives adequate assurances from the Condominium Association responsible for the restoration of such Common Elements that such Condominium Association has proceeds or other funds available for such restoration and will perform such restoration in a timely manner and otherwise in accordance with the Condominium Documents. If Administrative Agent does not received such assurances promptly after the occurrence of the Casualty or Condemnation, or the Condominium Association fails to perform or ceases to perform the restoration of the Common Elements (other than temporary delays due to matters outside the control of the Condominium Association or Borrower (it being acknowledged that a lack of Borrower funds shall not be considered outside the control of Borrower) such as items of force majeure and delays in the issuance of permits by applicable governmental authority(ies)), Administrative Agent shall have the right to accelerate the Maturity Date and declare the Loan immediately due and payable by written notice to Borrower. Administrative Agent may coordinate its disbursement of Net Proceeds with the progress of restoration of the Common Elements.
Section 4.7    Management and Operation.
(a)    Borrower at all times shall provide for the competent and responsible management and operation of the Property. At all times, Borrower shall cause the Hotel Unit to be managed by Hotel Manager pursuant to the Hotel Management Agreement, the Office Unit and the Commercial Units to be managed by Office/Retail Manager pursuant to the Office/Retail Management Agreement and the Shared Facilities Unit to be managed by Shared Facilities Manager pursuant to the Shared Facilities Management Agreement (or, in each case, by another Approved Manager pursuant to a Management Agreement approved by Administrative Agent). All Management Agreements must be approved in writing by Administrative Agent prior to the execution of the same.
(b)    Borrower shall (i) perform in a timely manner all of its obligations under each Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Administrative Agent of any material default by any Approved Manager under any Management Agreement of which Borrower becomes actually aware; (iii) promptly deliver to Administrative Agent a copy of any notice of default, any demand for working capital or other funds or any other material notice received under any Management Agreement; (iv) promptly deliver to Administrative Agent a copy of any material report, budget, forecast, periodic accounting, operating or other financial statement received under any Management Agreement; (v) promptly give notice to Administrative Agent of any notice received which indicates that an Approved Manager or any other Person is terminating any Management Agreement or that an Approved Manager is otherwise discontinuing its management with respect to the Property; and (vi) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by an Approved Manager and any other Person under any Management Agreement. Nothing in any Management Agreement or any other agreement to which Borrower is a party or is bound, including anything regarding the right of any manager or other Person to enter into contracts or perform other actions with regards to the Property, shall be deemed to relieve or excuse Borrower from performing the Obligations.
(c)    Borrower shall not, without the prior consent of Administrative Agent, (i) reduce or permit the reduction of the term of any Management Agreement; (ii) to the extent of Borrower’s rights under the applicable Management Agreement, increase or permit the increase of the amount of any fees,

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charges or other sums under such Management Agreement payable by Borrower; (iii) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies, or any obligations or liabilities of any other Person under, any Management Agreement in any material respect (it being acknowledged that, without limitation, any increase in any fees or other charges payable to any manager, any decrease in amounts payable to Borrower, any extension or shortening of the term of any management agreement (including the granting to any manager of any right to terminate or otherwise extend or shorten the term), and any modification of lender/mortgagee rights are material); (iv) otherwise amend or permit the amendment of the terms of any Management Agreement in any material respect (it being acknowledged that, without limitation, any increase in any fees or other charges payable to any manager, any decrease in amounts payable to Borrower, any extension or shortening of the term of any management agreement (including the granting to any manager of any right to terminate or otherwise extend or shorten the term), and any modification of lender/mortgagee rights are material); (v) surrender, terminate or cancel any Management Agreement or otherwise replace an Approved Manager or other Person party thereto, or enter into any other management agreement with respect to the Property or any agreement in substitution of any Management Agreement; or (vi) change any Hotel Unit rooms from hotel service to time share or change the brand under which rooms in the Hotel Unit are marketed or remove any Hotel Unit room from Hotel Unit room inventory. The foregoing notwithstanding, Borrower may terminate a manager under a Management Agreement (except with respect to the Hotel Management Agreement) due to a default by such manager thereunder and will promptly provide Administrative Agent with notice of such termination; provided that Borrower shall promptly retain a replacement manager which shall (i) be an Approved Manager and (ii) execute a Subordination, Non-Disturbance and Attornment Agreement reasonably acceptable to Administrative Agent with respect to such Management Agreement.
(d)    Borrower shall (i) perform in a timely manner all of its obligations under each Material Agreement and the Organizational Documents of Stageside LLC and do all things necessary to preserve and to keep unimpaired its material rights thereunder, in each case; (ii) promptly notify Administrative Agent of any material default by any other Person under any Material Agreement or any Organizational Document of Stageside LLC which Borrower becomes actually aware; (iii) promptly deliver to Administrative Agent a copy of any notice of default or any other material notice received under any Material Agreement or any Organizational Document of Stageside LLC; (iv) promptly deliver to Administrative Agent a copy of any material report, budget, forecast, periodic accounting, operating or other financial statement received under the KLRU Agreement; (v) promptly give notice to Administrative Agent of any notice received which indicates that any other Person is terminating the KLRU Agreement, the Condominium Marketing License Agreement or any Organizational Document of Stageside LLC; and (vi) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by any other Person under any Material Agreement and any Organizational Document of Stageside LLC.
(e)    Borrower shall not, without the prior consent of Administrative Agent, (i) reduce or permit the reduction of the term of the KLRU Agreement; (ii) to the extent of Borrower’s rights under the KLRU Agreement, increase or permit the increase of the amount of any fees, charges or other sums under the KLRU Agreement or the Condominium Marketing License Agreement payable by Borrower; (iii) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies, or any obligations or liabilities of any other Person under, the KLRU Agreement in any material respect (it being acknowledged that, without limitation, any election to receive a charitable credit or similar advantage in lieu of receiving payments thereunder, any increase in any fees or other charges payable to the other party to the KLRU Agreement, any decrease in amounts payable to Borrower, any extension or shortening of the term of the KLRU Agreement (including the granting to such party of any right to terminate or otherwise extend or shorten the term), and any modification of lender/mortgagee rights are material); (iv) otherwise amend or permit the amendment of the terms of the KLRU Agreement or the Condominium

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Marketing License Agreement in any material respect (it being acknowledged that, without limitation, any election to receive a charitable credit or similar advantage in lieu of receiving payments thereunder, any increase in any fees or other charges payable to the other party to the KLRU Agreement, any decrease in amounts payable to Borrower, any extension or shortening of the term of the KLRU Agreement (including the granting to such party of any right to terminate or otherwise extend or shorten the term), and any modification of lender/mortgagee rights are material); (v) surrender, terminate or cancel the KLRU Agreement or (vi) surrender, terminate or cancel the Condominium Marketing License Agreement if same would have any adverse effect on the Hotel Management Agreement or any other agreement to which Borrower is a party or is bound.
Section 4.8    Books and Records; Financial Statements; Tax Returns.
Borrower shall provide or cause to be provided to Administrative Agent all of the following:
(a)    Annual Financial Statements of each Guarantor for each fiscal year of such reporting party, as soon as reasonably practicable and in any event within one hundred twenty (120) days after the close of each fiscal year.
(b)    Quarterly (i) property operating statements which include all income and expenses in connection with the Property (and unless consolidated with the Property’s operating statements in a manner acceptable to Administrative Agent, operating statements for Stageside LLC, Service Company LLC and Show Bureau LLC and a statement of all distributions made by Stageside LLC to Borrower during the applicable calendar quarter), and (ii) rent rolls, in each case of the foregoing clauses (i) and (ii) as soon as reasonably practicable but in any event within forty-five (45) days after the end of each calendar quarter, certified in writing as true and correct by a representative of Borrower, and if separate, Stageside LLC, Service Company LLC and Show Bureau LLC, (without personal recourse to such representative) satisfactory to Administrative Agent. Items provided under this paragraph shall be in form and detail satisfactory to Administrative Agent.
(c)    During any Cash Sweep, (i) a written certification in the form attached hereto as part of Schedule 5 regarding the Excess Cash Flow deposited into the Cash Sweep Account, executed by a representative of Borrower (without personal recourse to such representative) satisfactory to Administrative Agent and (ii) a statement of cash flow and income statement (including all distributions made by Stageside LLC to Borrower) certified in writing as true and correct by a representative of Borrower (without personal recourse to such representative) satisfactory to Administrative Agent, in each case of the foregoing clauses (i) and (ii) as soon as reasonably practicable and within thirty (30) days after the end of each calendar month. Items provided under this paragraph shall be in form and detail satisfactory to Administrative Agent.
(d)    An annual balance sheet and income statement of Borrower (and unless consolidated in Borrower’s balance sheet and income statement in a manner acceptable to Administrative Agent, an annual balance sheet and income statement of Stageside LLC, Service Company LLC and Show Bureau LLC) within one hundred twenty (120) days after the end of the calendar year, certified in writing as true and correct by a representative of Borrower (and if separate, Stageside LLC, Service Company LLC and Show Bureau LLC) satisfactory to Administrative Agent. Items provided under this paragraph shall be in form and detail satisfactory to Administrative Agent.
(e)    (i) Compliance certificates in the form attached hereto as part of Schedule 5 within forty-five (45) days after the end of each calendar quarter certifying Borrower’s compliance with the financial covenants set forth on Schedule 7; and (ii) compliance certificates from Guarantors in the form attached as Exhibit A to the Guaranty within one hundred twenty (120) days after the close of each fiscal year.

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(f)    Promptly after Borrower’s receipt thereof, all financial statements delivered by any Approved Manager, either Condominium Association or any manager or agent on behalf of either Condominium Association and any manager, managing member or other agent on behalf of Stageside LLC, Service Company LLC and Show Bureau LLC;
(g)    From time to time promptly after Administrative Agent’s request, such additional information, reports and statements respecting the Property, the Improvements, Stageside LLC, Service Company LLC, Show Bureau LLC or the business operations and financial condition of Borrower, Guarantors, Stageside LLC, Service Company LLC, Show Bureau LLC, the Condominium Associations and any other reporting party, as Administrative Agent may reasonably request.
Borrower will keep and maintain, and will cause Service Company LLC, Show Bureau LLC and Stageside LLC to keep and maintain (provided that at any time that Borrower does not directly or indirectly control Stageside LLC, Borrower shall only be obligated to use reasonable efforts to cause Stageside LLC to keep and maintain) full and accurate books and records administered in accordance with sound accounting principles, consistently applied, showing in detail the earnings and expenses of the Property and the operation thereof (and of the businesses of Stageside LLC, Service Company LLC and Show Bureau LLC), and will make them available at the Property to Administrative Agent and its representatives (and, provided arrangements are made through Administrative Agent, representatives of Lenders) in accordance with Section 4.2. All Financial Statements for Borrower, Stageside LLC, Service Company LLC and Show Bureau LLC shall be in form and detail approved by Administrative Agent and shall contain or be attached to the signed and dated written certification of Borrower in form specified by Administrative Agent to certify that the Financial Statements are furnished by Borrower to Administrative Agent in connection with the extension of credit by Administrative Agent and constitute a true and correct statement of the financial position of Borrower, Stageside LLC, Service Company LLC and Show Bureau LLC. All certifications and signatures on behalf of corporations, partnerships, limited liability companies or other entities shall be by an authorized representative of such party (without personal recourse to such authorized representative) satisfactory to Administrative Agent. All Financial Statements for a reporting party who is an individual shall be on Administrative Agent’s then-current personal financial statement form or in another form approved by Administrative Agent. All fiscal year-end Financial Statements of each Guarantor shall be in a format mutually agreed upon by Administrative Agent and such Guarantor and shall be audited and certified without any qualification or exception not acceptable to Administrative Agent, by independent certified public accountants acceptable to Administrative Agent, and shall contain all reports and disclosures required by generally accepted accounting principles for a fair presentation. All quarterly Financial Statements may be prepared by the applicable reporting party. Borrower shall provide, upon Administrative Agent’s request, convenient facilities for the audit and verification of any such statement on reasonable advance written notice and during normal business hours (or during such other times as Administrative Agent may designate when an uncured Event of Default exists). Additionally, Borrower will provide Administrative Agent at Borrower’s expense with all evidence that Administrative Agent may from time to time reasonably request in writing as to compliance with all provisions of the Loan Documents. Borrower shall promptly notify Administrative Agent of any event or condition known to Borrower that could reasonably be expected to have a material adverse change in the financial condition of Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC and, if known by Borrower, either Guarantor and either Condominium Association. The forms of Financial Statements delivered to Administrative Agent prior to the Closing Date are in form and detail acceptable to Administrative Agent with respect to the Person and the time period covered by same.
Section 4.9    Estoppel Certificates.
Within ten (10) days after any request by Administrative Agent, Borrower shall certify in writing to Administrative Agent or a proposed assignee or purchaser of the Loan or any interest therein, the then

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unpaid balance of the Loan and whether Borrower claims any right of defense or setoff to the payment or performance of any of the Obligations, and if Borrower claims any such right of defense or setoff, Borrower shall give a detailed written description of such claimed right.
Section 4.10    Taxes and Common Charges; Tax Receipts.
Borrower shall pay and discharge all Taxes and Common Charges prior to the date on which penalties are attached thereto unless and to the extent only that such Taxes or Common Charges are contested in accordance with the terms of the Mortgage. If Borrower fails to provide Administrative Agent the tax receipts required under the Mortgage within ten (10) Banking Days following written request from Administrative Agent, without limiting any other remedies available to Administrative Agent, Administrative Agent may, at Borrower’s sole expense, obtain and enter into a tax services contract with respect to the Property with a tax reporting agency satisfactory to Administrative Agent.
Section 4.11    Administrative Agent’s Rights to Pay and Perform.
If, after any required notice, Borrower fails to promptly pay or perform any of the Obligations within any applicable grace or cure periods, Administrative Agent, without Notice to or demand upon Borrower, and without waiving or releasing any Obligation or Default or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Borrower. Administrative Agent may enter upon the Property for that purpose and take all action thereon as Administrative Agent considers necessary or appropriate.
Section 4.12    Reimbursement; Interest.
Subject to Section 8.9(g) hereof, if Administrative Agent or any Lender, shall incur any Expenses or pay any Claims by reason of the Loan or the rights and remedies provided under the Loan Documents (regardless of whether or not any of the Loan Documents expressly provide for an indemnification by Borrower against such Claims), Administrative Agent’s and Lenders’ payment of such Expenses and Claims shall constitute advances to Borrower which shall be paid by Borrower to Administrative Agent and Lenders (by payment to Administrative Agent) on demand, together with interest thereon from the date incurred until paid in full at the rate of interest then applicable to the Loan under the terms of the Note. All other advances shall be secured by the Mortgage and the other Loan Documents as fully as if made to Borrower, regardless of the disposition thereof by the party or parties to whom such advance is made. Notwithstanding the foregoing, however, in any action or proceeding to foreclose the Mortgage or to recover or collect the Obligations, the provisions of Law governing the recovery of costs, disbursements and allowances shall prevail unaffected by this Section.
Section 4.13    Notification of Administrative Agent.
Borrower shall give Notice to Administrative Agent of the occurrence of any Default or Event of Default hereunder or under any of the other Loan Documents promptly following Borrower’s discovery thereof. Borrower shall also promptly give Notice to Administrative Agent of the following promptly following Borrower’s discovery or receipt thereof: (a) any claim of a default by Borrower, or any claim by Borrower of a material default by any other party, under any Management Agreement, the Condominium Marketing License Agreement, any Condominium Document or other Permitted Encumbrance or any Lease promptly following Borrower’s discovery thereof, (b) any violation of any Law that could reasonably be expected to have a Material Adverse Effect; (c) any litigation, arbitration or governmental investigation or proceeding instituted against Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC or the Property, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect; ; (d) any material labor controversy pending or threatened against

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Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC, any Approved Manager or any contractor, and any material development in any labor controversy; (e) any notice with respect to the cancellation, alteration or non‑renewal of any insurance coverage maintained with respect to the Property; and (f) any lien filed against the Property or other collateral for the Loan or any asset of Stageside LLC, Service Company LLC or Show Bureau LLC (other than a Permitted Encumbrance).
Section 4.14    Indemnification by Borrower.
Borrower agrees to indemnify Administrative Agent and Lenders and to hold Administrative Agent and Lenders harmless from and against, and to defend Administrative Agent and Lenders by counsel approved by Administrative Agent against, any and all Claims directly or indirectly arising out of or resulting from any transaction, act, omission, event or circumstance in any way connected with the Property, the Loan, the business of Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC, the Residential Units, the condominiums under the Condominium Documents (including as a result of the Borrower’s being a “declarant”, “sponsor” or similar Person), the Leases, the Management Agreements, the Material Agreements, the Condominium Documents, the other Permitted Encumbrances and any other agreement to which Borrower, Stageside LLC, Service Company LLC or Show Bureau LLC is a party or is bound, including any Claim arising out of or resulting from (a) any construction of, or construction activity at, the Property, the Residential Units, the Common Elements or any other property made subject to the Condominium Documents, including Borrower’s construction of any other condominium units and other improvements on the Land, including any defective workmanship or materials; (b) any failure by Borrower, Stageside LLC, Service Company LLC or Show Bureau LLC to comply with the requirements of any Laws or to comply with any agreement that applies or pertains to Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC, the Property or the Residential Units or any other condominium units and other improvements constructed by Borrower on the Land, including any agreement with Jones Lang LaSalle or any other broker or “finder” in connection with the Loan or other financing of the Property, including any and all compensation sought by Jones Lang LaSalle or any other broker or “finder” in connection with the Loan or other financing of the Property; (c) any failure by Borrower, Stageside LLC, Service Company LLC or Show Bureau LLC to observe and perform any of the obligations imposed upon the landlord under the Leases, or any of the obligations under any Management Agreement, any Material Agreement, any Condominium Document or other Permitted Encumbrance or any other agreement to which Borrower, Stageside LLC, Service Company LLC or Show Bureau LLC is a party or is bound; (d) any other Default or Event of Default hereunder or under any of the other Loan Documents; and (e) any assertion or allegation that Administrative Agent or any Lender is liable for any act or omission of Borrower or any other Person in connection with the ownership, financing, leasing, operation or sale of the Property, any Residential Unit, the Common Elements, any other condominium units and other improvements constructed by Borrower on the Land or the business of Borrower, Stageside LLC, Service Company LLC or Show Bureau LLC; provided, however, that (i) Borrower shall not be obligated to indemnify Administrative Agent or any Lender with respect to any Claim to the extent arising from the gross negligence or willful misconduct of Administrative Agent or such Lender, respectively, and (ii) Borrower shall not be obligated to indemnify Administrative Agent or any Lender with respect to any Claim by Administrative Agent, the Lenders or any participant arising out of or resulting from any participations of the Loan, and (iii) Administrative Agent and Lenders shall not seek recourse from Borrower pursuant to this Section 4.14 while, and to the extent, an insurer reasonably acceptable to Administrative Agent is defending and pays the subject claim. The agreements and indemnifications contained in this Section 4.14 shall apply to Claims arising both before and after the repayment of the Loan and shall survive the repayment of the Loan, any foreclosure or deed, assignment or conveyance in lieu thereof and any other action by Administrative Agent and Lenders to enforce the rights and remedies of Administrative Agent and Lenders hereunder or under the other Loan Documents. Any indemnity in the Loan Documents which runs in favor of Administrative Agent and Lenders shall not limit their responsibility for events occurring in respect of the Property while

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Administrative Agent has control of the Property. Additionally, if Borrower or any affiliate of Borrower is, in Administrative Agent’s reasonable opinion, adequately defending Administrative Agent and Lenders pursuant to an obligation set forth in the Loan Documents, (i) neither Borrower nor its affiliates shall be obligated to pay for Administrative Agent’s or Lenders’ separate legal fees, expenses or costs, and (ii) Administrative Agent and Lenders may not settle any matter to which the subject indemnity relates without the prior written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed.
WITHOUT LIMITATION, THE FOREGOING RELEASES AND INDEMNITIES SHALL APPLY TO EACH INDEMNIFIED PARTY WITH RESPECT TO MATTERS WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF, OR ARE CLAIMED TO BE CAUSED BY OR ARISE OUT OF, THE NEGLIGENCE (WHETHER SOLE, COMPARATIVE OR CONTRIBUTORY) OR STRICT LIABILITY OF SUCH INDEMNIFIED PARTY. HOWEVER, SUCH RELEASES AND INDEMNITIES SHALL NOT APPLY TO AN INDEMNIFIED PARTY TO THE EXTENT THAT THE SUBJECT OF THE RELEASE OR INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY.
Section 4.15    Fees and Expenses.
Borrower shall pay all fees, charges, costs and expenses required to satisfy the conditions of the Loan Documents. Without limitation of the foregoing, Borrower will pay, when due, and if paid by Administrative Agent or any Lender will reimburse Administrative Agent or such Lender on written demand of Administrative Agent for, all fees and expenses of any construction consultant (provided such fees and expenses relate to work performed by such construction consultant in connection with any structural improvements or any change in the scope of the improvements to be paid for in whole or in part from Reserve Funds, or at any time an uncured Event of Default exists), the title insurer, environmental engineers, appraisers, surveyors and Administrative Agent’s and Lenders’ counsels in connection with the closing, administration, modification or any “workout” of the Loan, or the enforcement of Administrative Agent’s and Lenders’ rights and remedies under any of the Loan Documents.
Section 4.16    Appraisals.
Administrative Agent may obtain from time to time an appraisal of all or any part of the Property, prepared in accordance with written instructions from Administrative Agent, from a third-party appraiser satisfactory to, and engaged directly by, Administrative Agent. The cost of one such appraisal, including any costs for internal review thereof, obtained by Administrative Agent in each calendar year and the cost of each such appraisal obtained by Administrative Agent following the occurrence of an Event of Default shall be borne by Borrower and shall be paid by Borrower on demand.

Section 4.17    Leasing and Tenant Matters.
Borrower shall comply with the terms and conditions of Schedule 4 in connection with the leasing of space within the Office Unit and the Commercial Units. Borrower shall not enter into, or permit any Person on behalf of Borrower to enter into, any Lease of all or any portion of any other Unit without the prior written consent or deemed consent of Administrative Agent (in accordance with this Agreement). In addition, Borrower shall deposit with Administrative Agent on the date of Borrower’s receipt thereof any and all termination fees or other similar funds in connection with any tenant’s election to exercise an early termination option contained in its respective Lease or otherwise at the Property (the “Termination Fee Deposit”). Unless there is an uncured Event of Default, Administrative Agent shall make the Termination Fee Deposit available to reimburse Borrower for Office Tenant Improvements and

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Office Leasing Commissions paid with respect to letting vacant space in the Office Unit (and/or tenant improvements and leasing commissions paid with respect to reletting vacant space in the Commercial Unit occupied by such tenant if applicable) which shall be disbursed in accordance with the terms and conditions of Schedule 2. If there is an existing uncured Event of Default, Administrative Agent may, in its discretion, either make the Termination Fee Deposit available to reimburse Borrower in accordance with the immediately preceding sentence or apply the Termination Fee Deposit to repay a portion of the outstanding principal balance of the Loan.
Section 4.18    Existence; Compliance with Requirements.
Borrower shall obtain, preserve and maintain in good standing, as applicable, all rights, privileges and franchises necessary or desirable for the operation of the Property and the conduct of Borrower’s, Stageside LLC’s, Service Company LLC’s and Show Bureau LLC’s business thereon or therefrom (provided that at any time that Borrower does not directly or indirectly control Stageside LLC, Borrower shall only be obligated to use reasonable efforts to do so with respect to Stageside LLC). Borrower shall at all times maintain, preserve and protect, and cause Service Company LLC, Show Bureau LLC and Stageside LLC to maintain, preserve and protect (provided that at any time that Borrower does not directly or indirectly control Stageside LLC, Borrower shall only be obligated to use reasonable efforts to cause Stageside LLC to maintain, preserve and protect) all material franchises and trade names owned by Borrower, Stageside LLC, Service Company LLC and Show Bureau LLC, respectively, used in connection with the operation of the Property or its business. Borrower shall not vote or consent to (a) any action by Stageside LLC that would constitute a Default or Event of Default hereunder, (b) any transfer, assignment or delegation by the other member(s) of Stageside LLC of any of their interests in or rights with respect to Stageside LLC (other than to Borrower), (c) the replacement or admission of any manager or managing member in Stageside LLC (other than Borrower), (d) the termination or shortening of the term of any Organizational Document of Stageside LLC, (e) any modification, change, supplement, alteration or amendment, or waiver or release any of its rights and remedies, or any obligations or liabilities of any other Person under, any Organizational Document of Stageside LLC in any material respect or (f) any other amendment of the terms of any Organizational Document of Stageside LLC in any material respect.
Section 4.19    Income from Property.
Borrower shall first apply all income derived from the Property, including all income from Leases and all amounts received from any Approved Manager, Stageside LLC, Service Company LLC and Show Bureau LLC, to pay costs and expenses then due associated with the ownership, maintenance, operation and leasing of the Property, including all amounts then required to be paid under the Loan Documents, before using or applying such income for any other purpose. No such income shall be distributed or paid to any member, partner, shareholder or, if Borrower is a trust, to any beneficiary or trustee, or used for any other purposes (including any payment under the Condominium Marketing License Agreement and any other costs or expenses associated with any Residential Unit), unless and until all such costs and expenses which are then due shall have been paid in full.
Section 4.20    Representations and Warranties.
Borrower shall (a) take all actions and do all things necessary or desirable to cause such of Borrower’s representations and warranties in this Agreement as are within Borrower’s control to be true and correct at all times, and (b) take all commercially reasonable actions necessary to cause such of Borrower’s representations and warranties in this Agreement as are outside of Borrower’s control to be true and correct at all times.

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Section 4.21    Deposit Accounts.
Borrower hereby grants to Administrative Agent a security interest in all of Borrower’s deposit accounts related to the Property and, to the extent within Borrower’s Control, the businesses of Service Company LLC and Show Bureau LLC, including the Owner’s Remittance Account and all other operating accounts, any reserve or escrow accounts (subject to and limited by the rights of Hotel Manager pursuant to the Hotel Management Agreement and the subordination, non-disturbance and attornment agreement between Hotel Manager and Administrative Agent with respect to the “Operating Account”, the “Reserve Fund” and the “Payroll Account” as defined in the Hotel Management Agreement to the extent maintained by Hotel Manager), the Cash Sweep Account, any accounts from which Borrower may from time to time authorize Administrative Agent or Swap Counterparty to debit payments due on the Loan and any Swap Contracts, and any lockbox, cash management or other account into which tenants are required from time to time to pay rent. Upon request from Administrative Agent, Borrower shall provide to Administrative Agent the account information for each such account.
Section 4.22    Intentionally Deleted.
Section 4.23    Financial Covenants.
Borrower shall comply with the terms and conditions of Schedule 7 with respect to financial covenants as described therein.
Section 4.24    Additional Costs.
The Borrower will pay each Lender, on written demand of Administrative Agent, for the costs or losses incurred by such Lender arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by such Lender, using any reasonable method, provided that such additional amounts charged to Borrower are then being charged by Bank of America generally to borrowers in Bank of America’s commercial real estate banking group. The costs include the following:
(a)    any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement), excluding, however, any reserve requirements that would not apply if Bank of America were the sole holder of all interests in the Loan; and
(b)    any capital requirements relating to any Lender’s assets and commitments for credit, excluding, however, any capital requirements that would not apply if Bank of America were the sole holder of all interests in the Loan.
Section 4.25    Separateness.
(a)    The only purpose to be conducted or promoted by Borrower shall be to: (i) engage in the acquisition, ownership, leasing, operation, management, maintenance , redevelopment, renovation, refurbishment, rehabilitation, altering, improvement, marketing and sale of the Property and the Residential Units; (ii) enter into and perform its obligations under the Loan Documents; (iii) own ownership interests in Stageside LLC, Service Company LLC and Show Bureau LLC; (iv) sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Property, the Residential Units and ownership interests in Stageside LLC, Service Company LLC and Show Bureau LLC to the extent not prohibited under the Loan Documents; and (v) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized

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under the laws of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.
(b)    Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Borrower, and in addition to the other restrictions on the activities of Borrower set forth in the Loan Documents, Borrower shall not: (i) guarantee any obligation of any person or entity, including any affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person; (ii) engage, directly or indirectly, in any business other than as required or permitted to be performed under Section 4.25(a); (iii) engage in any dissolution (unless occurring as a matter of applicable Law), liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Borrower’s business; (iv) buy or hold evidence of indebtedness issued by any other person or entity (other than cash or investment-grade securities); (v) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity (other than Stageside LLC, Service Company LLC and Show Bureau LLC); or (vi) own any material asset or property other than the Property and the Residential Units, incidental personal and intangible property necessary for or incidental to the ownership or operation of the Property and the Residential Units, and Borrower’s ownership interests in Stageside LLC, Service Company LLC and Show Bureau LLC.
(c)    In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any affiliate, Borrower shall observe the following covenants (collectively, the “Separateness Covenants”): (i) maintain books and records and bank accounts separate from those of any other Person; (ii) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets; (iii) comply with all organizational formalities necessary to maintain its separate existence; (iv) hold itself out to creditors and the public as a legal entity separate and distinct from any other Person; (v) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other person or entity except that Borrower’s assets may be included in a consolidated financial statement of its affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of Borrower from such affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such affiliate or any other person or entity; (vi) except to the extent that the Borrower is a treated as a disregarded entity, prepare and file its own tax returns separate from those of any person or entity to the extent required by applicable law, and pay any taxes required to be paid by applicable law; (vii) allocate and charge fairly and reasonably any common employee or overhead shared with affiliates; (viii) other than capital contributions and distributions permitted under the terms of its organizational documents, not enter into any transaction with any affiliate, except on an arm’s- length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements; (ix) conduct business in its own name, and use separate stationery, invoices and checks bearing its own name; (x) not assume, guarantee or pay the debts or obligations of any other Person; (xi) not permit any affiliate to guarantee or pay its obligations (other than limited guarantees and indemnities pursuant to the Loan Documents and in connection with a sale of the Property); (xii) not make loans or advances to any other Person; (xiii) pay its liabilities and expenses out of and to the extent of its own funds, provided, however, nothing shall require the funding of any additional capital contributions to such entity; (xiv) endeavor to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any equity owner or other Person to make additional capital contributions to Borrower and there shall be no breach of this clause (xiv) solely as a result of insufficient revenues from the Property; and (xv) endeavor to cause the managers, officers, employees, agents and

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other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower.
The failure of Borrower to comply with any of the covenants contained in Section 4.25(a) through (d) or any other covenants contained in this Agreement shall not affect the status of Borrower as a separate legal entity.
(d)    Borrower covenants and agrees to incorporate the provisions in Section 4.25(a) through (c) into Borrower’s organizational documents and Borrower agrees not to amend, modify or otherwise change its organizational documents with respect to the provisions of Section 4.25(a) through (c).
(e)    The only purpose to be conducted or promoted by Stageside LLC shall be to: (x) engage in the business of audio and video music production and distribution in connection with the Venue Unit; (y) enter into and perform its obligations under the Loan Documents; and (z) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Stageside LLC, and in addition to the other restrictions on the activities of Borrower set forth in the Loan Documents, to the extent Borrower exercises control over Stageside LLC, Borrower shall not permit Stageside LLC to: (i) guarantee any obligation of any person or entity, including any affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person (other than Borrower); (ii) engage, directly or indirectly, in any business other than as required or permitted to be performed under this clause (e); (iii) engage in any dissolution (unless occurring as a matter of applicable Law), liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Stageside LLC’s business; (iv) buy or hold evidence of indebtedness issued by any other person or entity (other than cash or investment-grade securities); (v) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity; or (vi) own any material asset or property other than those incidental to Stageside LLC’s business as required or permitted to be performed under this clause (e).
(f)    The only purpose to be conducted or promoted by Service Company LLC shall be to: (x) employ employees in connection with the business of operating the Venue Unit; (y) enter into and perform its obligations under the Loan Documents; and (z) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Service Company LLC, and in addition to the other restrictions on the activities of Borrower set forth in the Loan Documents, Borrower shall not permit Service Company LLC to: (i) guarantee any obligation of any person or entity, including any affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person (other than Borrower); (ii) engage, directly or indirectly, in any business other than as required or permitted to be performed under this clause (f); (iii) engage in any dissolution (unless occurring as a matter of applicable Law), liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Service Company LLC’s business; (iv) buy or hold evidence of indebtedness issued by any other person or entity (other than cash or investment-grade securities); (v) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity; or (vi) own any material asset or property other than those incidental to Service Company LLC’s business as required or permitted to be performed under this clause (f). Borrower covenants and agrees to incorporate the provisions contained in this clause (f) into Service Company LLC’s organizational documents and Borrower agrees

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not to amend, modify or otherwise change Service Company LLC’s organizational documents with respect to the provisions of this clause (f).
(g)    The only purpose to be conducted or promoted by Show Bureau LLC shall be to: (xi) engage in the business of event promotion and services; (y) enter into and perform its obligations under the Loan Documents; and (z) engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Show Bureau LLC, and in addition to the other restrictions on the activities of Borrower set forth in the Loan Documents, Borrower shall not permit Show Bureau LLC to: (i) guarantee any obligation of any person or entity, including any affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person (other than Borrower); (ii) engage, directly or indirectly, in any business other than as required or permitted to be performed under this clause (g); (iii) engage in any dissolution (unless occurring as a matter of applicable Law), liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Show Bureau LLC’s business; (iv) buy or hold evidence of indebtedness issued by any other person or entity (other than cash or investment-grade securities); (v) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity; or (vi) own any material asset or property other than those incidental to Show Bureau LLC’s business as required or permitted to be performed under this clause (f). Borrower covenants and agrees to incorporate the provisions contained in this clause (g) into Show Bureau LLC’s organizational documents and Borrower agrees not to amend, modify or otherwise change Show Bureau LLC’s organizational documents with respect to the provisions of this clause (g).
Section 4.26    Condominium.
(a)    Borrower shall (i) perform in a timely manner all of its obligations under each Condominium Document and do all things necessary to preserve and to keep unimpaired its rights thereunder; (ii) promptly notify Administrative Agent of any material default by either Condominium Association (including by the board or managing agent thereof) under any Condominium Document of which it obtains Borrower’s Knowledge; (iii) promptly deliver to Administrative Agent a copy of any notice of default or notice of special assessment or similar payment obligation or other material notice received by Borrower under any Condominium Document; and (iv) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by the Condominium Associations under each Condominium Document.
(b)    Borrower shall not, and shall not vote to, without the prior consent of Administrative Agent, (i) reduce or consent to the reduction of the term of any Condominium Document; (ii) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies, or any obligations or liabilities of any other Person under, any Condominium Document; (iii) otherwise amend or consent to the amendment of the terms of any Condominium Document to the extent same would impair the rights of Borrower, Administrative Agent or Lenders or the Lien of the Mortgage; (iv) surrender, terminate or cancel any Condominium Document, or enter into any agreement in substitution of any Condominium Document; (v) approve or request any subdivision of any Unit or the combination of any Unit with another Unit or other condominium unit; (vi) cause either Condominium Association to fail to maintain or diminish in any material respect the insurance policies required to be maintained pursuant to the Condominium Documents; or (vii) to the extent Borrower has such rights under the Condominium Documents or under Law, to vote or give consent to the expenditure of insurance proceeds or condemnation awards for the repair or restoration of Common Elements or the Property in a manner inconsistent with the Condominium Documents or this Agreement for repairs and restorations of the

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Property. If Borrower fails to pay any Common Charge when due, Administrative Agent shall have the right, but not the obligation, to pay (or cause to be paid) the same on behalf of Borrower (based solely on a notice or other certification from the Condominium Associations, boards or managing agents) and such amounts shall be payable to Administrative Agent upon demand.
(c)    In the event that either Condominium Association receives any insurance proceeds or condemnation awards, to the extent that Borrower, in its capacity as an owner or as the sponsor, or the members on the boards appointed by Borrower may, by vote or otherwise, select the holder of same, Borrower shall, and shall cause such board members to, select Administrative Agent provided that such selection would not be prohibited by the terms of the Condominium Documents. In the event of any repair or restoration of common elements by the Condominium Associations, Borrower shall obtain Administrative Agent’s consent to all construction documents, budgets, lien waivers and other deliveries required to be made under this Agreement with respect to any disbursement of insurance proceeds or condemnation awards made hereunder before Borrower or the members on the condominium boards appointed by Borrower vote for or otherwise approve same.
(d)    Administrative Agent shall have the right, to the fullest extent of Borrower’s rights under the Condominium Documents, to examine the books of account of the condominium and to attend meetings of owners of units or the condominium boards, but the foregoing shall not require Administrative Agent to examine said books of account or attend any such meetings.
(e)    At any time, during the existence of an Event of Default, Administrative Agent may give notice to the condominium boards, managing agents or any other Person stating that circumstances exist which entitle Administrative Agent to exercise in Borrower’s place any particular right, privilege or power, or to receive any credit, refund, profit or other sum of money which Borrower has the right to exercise or receive under the Condominium Documents, it being understood and agreed to that such notice from Administrative Agent shall be conclusive evidence that an Event of Default shall have occurred and be continuing and the condominium boards, managing agents and other Persons may rely on such notice from Administrative Agent without any further inquiry or investigation.
(f)    Prior to appointing any member to the board of either Condominium Association, Borrower shall deliver to Administrative Agent a conditional resignation signed by such member in form and content acceptable to Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, by notice to Borrower, tender any conditional resignation of any member of either condominium board now or hereafter delivered to Administrative Agent to the Condominium Board, whereupon the resignation of any such member shall become effective and successor members to the condominium boards shall be designated by Administrative Agent.
(g)    Borrowers shall use reasonable efforts to cause the Condominium Association to deliver to Administrative Agent all financial statements, material reports and material notices delivered by or on behalf of the Condominium Associations to Borrower, or if either Condominium Association is prohibited by law from doing so, shall deliver same to Administrative Agent promptly after receipt by Borrower or any of its condominium board members.
(h)    Borrower shall not terminate the “Development Period” (as defined in the Condominium Documents), establish any sub-declaration or reclassify any Commercial Unit as an additional residential condominium unit, in each case without the prior consent of Administrative Agent.

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Article V
Negative Covenants
Borrower covenants as of the Closing Date and until such time as all Obligations shall be paid and performed in full, that:
Section 5.1    Conditional Sales.
Borrower shall not incorporate in the Improvements any property acquired under a conditional sales contract or lease or as to which the vendor retains title or a security interest, without the prior written consent of Administrative Agent.
Section 5.2    Insurance Policies and Bonds.
Borrower shall not do or permit to be done anything that would adversely affect the coverage or indemnities provided for pursuant to the provisions of any insurance policy, performance bond, labor and material payment bond or any other bond given in connection with any construction at the Property, including any construction of tenant improvements.
Section 5.3    Commingling.
Borrower shall not commingle the funds and other assets of Borrower with those of any affiliate or any other Person.
Section 5.4    Additional Debt.
Borrower shall not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation and including any mezzanine debt), other than (a) the Loan, (b) advances or trade debt or accrued expenses incurred in the ordinary course of business of operating the Property, in each case not due more than 60 days past the date billed and (c) equipment leases, which collectively will not constitute more than three percent (3%) of the Loan Amount. No debt other than the Obligations may be secured by the Property or any other collateral for the Loan, whether senior, subordinate or pari passu. Nothing in this Section 5.4 prohibits Borrower from contesting, in good faith, a trade debt or accrued expense, subject however, to Borrower’s compliance with Section 4.3 and without limiting Section 6.13.
Article VI
Events of Default
The occurrence or happening, from time to time, of any one or more of the following shall constitute an Event of Default under this Agreement:
Section 6.1    Payment Default.
Borrower fails to pay any Obligation under this Agreement when due and such payment continues to not to be paid for a period of ten (10) days after Notice from Administrative Agent to Borrower that such Obligation is past due, provided however, that such ten (10) day notice and cure period shall (i) only be available to Borrower twice during any twelve (12) month period, (ii) during such notice and cure period interest will accrue at the Default Rate commencing on the date when such Obligation is due, and (iii) not apply in the case of amounts due on the Maturity Date or upon acceleration.

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Section 6.2    Default Under Other Loan Documents.
An Event of Default (as defined therein) occurs under the Note or the Mortgage or any other Loan Document. Notwithstanding the foregoing, any such default by one guarantor, but not the other guarantor, under the Guaranty or Environmental Agreement shall be deemed cured automatically (such cure being referenced to herein as a “Guarantor Deemed Cure for Defaulting Guarantor”) if the non-defaulting Guarantor (a) timely provides Administrative Agent with reasonable evidence of its solvency, (b) is not in default of any of its obligations under the Guaranty, the Environmental Agreement or this Agreement, (c) in the event that Stratus Properties Inc. is the defaulting Guarantor, takes remedial actions under the limited liability company agreement(s) of Borrower, Service Company LLC and Show Bureau LLC to replace any affiliate of Stratus Properties Inc. as the manager of Borrower, Service Company LLC and Show Bureau LLC or takes such other action as the non-defaulting Guarantor reasonably deems necessary or appropriate in the circumstances, and (d) promptly remedies any adverse impact of such default of the defaulting Guarantor with respect to the Property (the foregoing items (a) through (d) being referred to herein as the “Guarantor Deemed Cure Conditions”).
Section 6.3    Accuracy of Information; Representations and Warranties.
Any information contained in any financial statement, schedule, report or any other document delivered by Borrower, Guarantor, Service Company LLC, Stageside LLC or Show Bureau Company LLC to Administrative Agent or any Lender in connection with the Loan proves at any time not to be in all respects true and accurate in all material respects, or Borrower, Guarantor, Service Company LLC, Stageside LLC or Show Bureau Company LLC shall have failed to state any material fact or any fact necessary to make such information not misleading in any material respect, or any representation or warranty contained in this Agreement or in any other Loan Document or other document, certificate or opinion delivered to Administrative Agent or any Lender in connection with the Loan, proves at any time to be incorrect or misleading in any material respect either on the date when made or on the date when reaffirmed pursuant to the terms of this Agreement; provided, however, that in the event of a Guarantor default under this Section 6.3, there will be a Guarantor Deemed Cure for Defaulting Guarantor if the non-defaulting Guarantor satisfies the Guarantor Deemed Cure Conditions; and provided, further, that, at any time that Borrower does not control Stageside LLC, Borrower shall only be obligated to use commercially reasonable efforts to cause Stageside LLC’s financial statements, schedules, reports and other documents delivered by Stageside LLC to be true and accurate in all material respects and not misleading in any material respect and to cause Stageside LLC to state any material fact or any fact necessary to make such information not misleading in any material respect.
Section 6.4    Deposits.
Borrower fails to (a) deposit with Administrative Agent any funds which it is required to deposit pursuant to the provisions of Section 2.3, 4.17 or Schedule 7 when due and such deposit continues to not to be made for a period of ten (10) days after Notice from Administrative Agent to Borrower that such deposit is past due, provided however, that such ten (10) day notice and cure, (b) deposit with Administrative Agent any funds which it is required to deposit pursuant to the provisions of Section 4.6, within ten (10) days from the effective date of a Notice from Administrative Agent requesting such deposit and specifying the amount thereof, or (c) deliver to Administrative Agent any Condemnation Awards or Insurance Proceeds which it is required to be delivered to Administrative Agent pursuant to the provisions of Section 4.6, within ten (10) days after Borrower’s receipt thereof.

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Section 6.5    Insurance Obligations.
Borrower fails to promptly perform or comply with any of the covenants contained in the Loan Documents with respect to maintaining insurance, including the covenants contained in Section 4.4; provided that Borrower shall have twenty-four (24) hours to cure any failure to maintain insurance that is caused by no fault of the Borrower unless Administrative Agent shall have given a Notice to Borrower that the applicable insurance policy was going to expire or terminate at least one (1) Business Day prior to the expiration of or termination of such policy, in which event such twenty-four (24) hour period shall not apply; provided, however, that (a) if Administrative Agent elects to and does purchase any policy to replace the expired or terminated policy, the Event of Default arising pursuant to this Section 6.5 on account of such expired or terminated policy shall cease upon Borrower’s payment to Administrative Agent of all costs incurred by Administrative Agent to purchase such policy, together with interest thereon from the date incurred until paid in full at the rate of interest then applicable to the Loan under the terms of the Note, provided that such payment is made within ten (10) days after written demand from Administrative Agent or (b) if Borrower purchases a policy to replace the expired or terminated policy, the Event of Default arising pursuant to this Section 6.5 on account of such expired or terminated policy shall cease upon Borrower’s delivery to Administrative Agent of a copy of such replacement policy together with proof of payment of the premium, provided that such delivery is made within three (3) Business Days after the expiration or termination of the policy.
Section 6.6    Other Obligations.
Borrower (a) breaches any of its obligations set forth in Section 4.7(a), (c), (d) or (e) or 4.26(b), (c) or (h) or (b) fails to promptly perform or comply with any of the other Obligations set forth in this Agreement (other than those expressly described in other Sections of this Article VI), and such failure continues uncured for a period of thirty (30) days after Notice from Administrative Agent to Borrower, unless (i) such failure, by its nature, is not capable of being cured within such period, and (ii) within such period, Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (iii) Borrower causes such failure to be cured no later than ninety (90) days after the date of such Notice from Administrative Agent.
Section 6.7    Damage to Improvements.
Administrative Agent accelerates the Maturity Date of the Loan pursuant to the provisions of Section 4.6(c) and/or (d) and Borrower does not repay the Loan in full within sixty (60) days after written notice from Administrative Agent accelerating the Maturity Date (provided that the Loan will accrue interest at the normal, non-default rate specified in Section 4 of the Note and not at the Default Rate during such sixty (60) day period).
Section 6.8    Lapse of Permits or Approvals.
Any permit, license, certificate or approval that Borrower, Service Company LLC, Show Bureau LLC or, subject to the second proviso below, Stageside LLC, is required to obtain with respect to any construction activities at the Property or the operation, leasing or maintenance of the Improvements, the Property, the Common Elements or the business of Stageside LLC, Service Company LLC or Show Bureau LLC lapses or ceases to be in full force and effect and Borrower fails, thirty (30) days after the earlier to occur of Borrower obtaining actual knowledge of such failure or and Borrower’s receipt of written notice from Administrative Agent of such failure, restores, renew or replaces such permit, license, certificate or approval, provided, however, if (i) such permit, license, certificate or approval cannot be restored, renewed or replaced and the absence thereof will not jeopardize the continued operation or leasing of the Property or the operation of the business of Stageside LLC, Service Company LLC or

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Show Bureau LLC in any material respect, (ii) within such thirty (30) day period Borrower commences to cure such failure and thereafter diligently prosecutes the cure thereof, and (iii) Borrower causes such permit, license, certificate or approval to be restored, renewed or replaced within sixty (60) days after the expiration of the initial thirty (30) day period, and provided, further, that, at any time that Borrower does not control Stageside LLC, Borrower shall only be obligated to use commercially reasonable efforts to cause Stageside LLC to obtain the permits, licenses, certificates and approvals required to be obtained by Stageside LLC pursuant to this Section 6.8.
Section 6.9    Mechanic’s Lien.
A lien for the performance of work or the supply of materials filed against the Property, or any stop notice served on Borrower, any contractor of Borrower, or Administrative Agent, remains unsatisfied or unbonded for a period of thirty (30) days after Borrower’s receipt of notice of (or if earlier, Borrower’s obtaining Borrower’s Knowledge of) the filing or service.
Section 6.10    Bankruptcy.
Borrower, Service Company LLC, Show Bureau LLC or Guarantor or, at any time that Borrower controls Stageside LLC, Stageside LLC, files (or Borrower votes for or consents to the filing by Stageside LLC of) a bankruptcy petition or makes a general assignment for the benefit of creditors, or a bankruptcy petition is filed against Borrower, Service Company LLC, Show Bureau LLC or Guarantor or, at any time that Borrower controls Stageside LLC, and such involuntary bankruptcy proceeding is not dismissed within sixty (60) days after the filing thereof; provided, however, that in the event of a Guarantor default under this Section 6.10, there will be a Guarantor Deemed Cure for Defaulting Guarantor if the non-defaulting Guarantor satisfies the Guarantor Deemed Cure Conditions.
Section 6.11    Appointment of Receiver, Trustee, Liquidator.
Borrower, Service Company LLC, Show Bureau LLC or Guarantor or, at any time that Borrower controls Stageside LLC, Stageside LLC, or Stageside LLC with Borrower’s vote or consent, applies for or consents in writing to the appointment of a receiver, trustee or liquidator of Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC, Guarantor, all or any portion of the Property or Borrower’s interests in Stageside LLC, Service Company LLC or Show Bureau LLC, any Residential Unit or all or substantially all of the other assets of Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC or Guarantor; or an order, judgment or decree is entered by any court of competent jurisdiction on the application of a creditor appointing a receiver, trustee or liquidator of Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC or Guarantor, all or any portion of the Property or Borrower’s interests in Stageside LLC, Service Company LLC or Show Bureau LLC, any Residential Unit or all or substantially all of the other assets of Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC or Guarantor which is not permanently dismissed or discharged on or before the thirtieth (30th) day following the date of its filing; provided, however, that in the event of a Guarantor default under this Section 6.11, there will be a Guarantor Deemed Cure for Defaulting Guarantor if the non-defaulting Guarantor satisfies the Guarantor Deemed Cure Conditions.
Section 6.12    Inability to Pay Debts.
Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC or Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; provided, however, that in the event of a Guarantor default under this Section 6.12, there will be a Guarantor Deemed Cure for Defaulting Guarantor if the non-defaulting Guarantor satisfies the Guarantor Deemed Cure Conditions.

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Section 6.13    Judgment.
A final nonappealable judgment for the payment of money involving more than $250,000 is entered against Borrower, Service Company LLC, Show Bureau LLC or Guarantor or, at any time that Borrower controls Stageside LLC, Stageside LLC, and Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC or Guarantor fails to discharge or satisfy the same, or fails to cause it to be bonded off to Administrative Agent’s satisfaction, within thirty (30) days from the date of the entry of such judgment; provided, however, that in the event of a Guarantor default under this Section 6.13, there will be a Guarantor Deemed Cure for Defaulting Guarantor if the non-defaulting Guarantor satisfies the Guarantor Deemed Cure Conditions.
Section 6.14    Dissolution; Change in Business Status.
Unless the written consent of Administrative Agent is previously obtained, all or substantially all of the business assets of Borrower, Service Company LLC, Show Bureau LLC or Guarantor or, at any time that Borrower controls Stageside LLC or otherwise with Borrower’s vote or consent, Stageside LLC are sold (with the understanding that, so long as CJUF II indirectly owns a majority of the equity of Borrower and Borrower owns the Property and the ownership interests in Stageside LLC, Service Company LLC and Show Bureau LLC that Borrower owns as of the Closing Date, CJUF II shall be deemed not to have sold substantially all of its assets), Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC or Guarantor is dissolved, or there occurs any change in the form of business entity through which Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC or Guarantor presently conducts its business or any merger or consolidation involving Borrower, Stageside LLC, Service Company LLC, Show Bureau LLC or Guarantor; provided, however, that in the event of a Guarantor default under this Section 6.14, there will be a Guarantor Deemed Cure for Defaulting Guarantor if the non-defaulting Guarantor satisfies the Guarantor Deemed Cure Conditions.
Section 6.15    Change in Controlling Interest.
Without the prior written consent of Administrative Agent (which consent may be conditioned, among other matters, on the issuance of a satisfactory endorsement to the title insurance policy insuring Administrative Agent’s interest under the Mortgage), the controlling interest in Borrower ceases to be owned by CJUF II or the controlling interest in Service Company LLC or Show Bureau LLC ceases to be owned by Borrower or Borrower votes for or consents to any change in the controlling interest in Stageside LLC other than to Borrower.
Article VII
Remedies on Default
Section 7.1    Remedies on Default.
Following and during the continuance of any Event of Default, Administrative Agent shall have the right, in addition to any other rights or remedies available to Administrative Agent under the Mortgage or any of the other Loan Documents or under applicable Law, to exercise any one or more of the following rights and remedies:
(h)    Administrative Agent may accelerate all of Borrower’s Obligations under the Loan Documents whereupon such Obligations shall become immediately due and payable, without notice of default, without notice of acceleration or intention to accelerate where Administrative Agent is precluded by Law from giving such notice, and without notice of presentment, demand for payment, protest or

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notice of nonpayment or dishonor, or notices or demands of any kind or character (all of which are hereby waived by Borrower).
(i)    Administrative Agent may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver for the Property.
(j)    Administrative Agent may set off the amounts due Administrative Agent under the Loan Documents against any and all accounts, credits, money, securities or other property of Borrower now or hereafter on deposit with, held by or in the possession of Administrative Agent to the credit or for the account of Borrower, or pledged to Administrative Agent (including the Reserve Accounts, the Owner’s Remittance Account and the Cash Sweep Account) without notice to or the consent of Borrower.
(k)    Administrative Agent may enter into possession of the Property and perform any and all work and labor necessary to complete any construction at the Property, including any construction of tenant improvements, and to employ watchmen to protect the Property and the Improvements. All sums expended by Administrative Agent for such purposes shall be deemed to have been advanced to Borrower under the Note and shall be secured by the Mortgage and the other Loan Documents. For this purpose, Borrower hereby constitutes and appoints Administrative Agent its true and lawful attorney-in-fact with full power of substitution, which power is coupled with an interest, to complete the work in the name of Borrower, and hereby empowers said attorney or attorneys, in the name of Borrower or Administrative Agent:
(i)    To use any funds of Borrower including any balance which may be held by or pledged to Administrative Agent for the purpose of completing any construction, including any construction of tenant improvements, whether or not in the manner called for in the applicable plans and specifications, and operating the Property;
(ii)    To make such additions and changes and corrections to any plans and specifications as shall be necessary or desirable in the judgment of Administrative Agent to complete any construction, including any construction of tenant improvements;
(iii)    To employ such contractors, subcontractors, agents, architects and inspectors as shall be necessary or desirable for said purpose;
(iv)    To pay, settle or compromise all existing bills and claims which are or may be liens against the Property, or may be necessary or desirable for the completion of the work or the clearance of title to the Property or the operation of the Property;
(v)    To execute all applications and certificates which may be required in the name of Borrower;
(vi)    To enter into, enforce, modify, cancel and perform Borrower’s obligations under Leases, Management Agreements, Condominium Documents, Permitted Encumbrances and other agreements to which Borrower is a party or is bound or the Property is bound and to fix or modify Rents on such terms as Administrative Agent may consider proper;
(vii)    To file for record, at Borrower’s cost and expense and in Borrower’s name, any notices of completion, notices of cessation of labor, or any other notices that Administrative Agent in its sole and absolute discretion may consider necessary or desirable to protect its security; and

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(viii)    To do any and every act with respect to any such construction and operation of the Property which Borrower may do in its own behalf.

It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked. Said attorney-in-fact shall also have the power to prosecute and defend all actions or proceedings in connection with any construction at the Property, including any construction of tenant improvements, and to take such actions and to require such performance as Administrative Agent may deem necessary.
Section 7.2    No Release or Waiver; Remedies Cumulative and Concurrent.
Borrower shall not be relieved of any Obligation by reason of the failure of Administrative Agent to comply with any request of Borrower or of any other Person to take action to foreclose on the Property under the Mortgage or the collateral granted under any Pledge Agreement or otherwise to enforce any provision of the Loan Documents, or by reason of the release, regardless of consideration, of all or any part of the Property. No delay or omission of Administrative Agent to exercise any right, power or remedy accruing upon the happening of an Event of Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or any acquiescence therein. No delay or omission on the part of Administrative Agent to exercise any option for acceleration of the maturity of the Obligations, or for foreclosure of the Mortgage or any Pledge Agreement following any Event of Default as aforesaid, or any other option granted to Administrative Agent hereunder in any one or more instances, or the acceptance by Administrative Agent of any partial payment on account of the Obligations shall constitute a waiver of any such Event of Default and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Administrative Agent is intended to be exclusive of any other remedies provided for in the Loan Documents, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under the Loan Documents, or now or hereafter existing at Law or in equity or by statute. Every right, power and remedy given by the Loan Documents to Administrative Agent shall be concurrent and may be pursued separately, successively or together against Borrower or the Property or any part thereof, and every right, power and remedy given by the Loan Documents may be exercised from time to time as often as may be deemed expedient by Administrative Agent.
Article VIII
Miscellaneous
Section 8.1    Further Assurances; Authorization to File Documents.
At any time, and from time to time, upon request by Administrative Agent, Borrower will, at Borrower’s expense, make, execute, deliver and record, or cause to be made, executed, delivered and recorded, any and all further instruments, certificates and other documents as may be necessary or reasonably desirable in order to complete, perfect or continue and preserve the liens of the Mortgage and the other Loan Documents. Upon any failure by Borrower to do so, Administrative Agent may make, execute and record any and all such instruments, certificates and other documents for and in the name of Borrower, all at the sole expense of Borrower, and Borrower hereby appoints Administrative Agent the agent and attorney-in-fact of Borrower to do so, this appointment being coupled with an interest and being irrevocable. Without limitation of the foregoing, Borrower irrevocably authorizes Administrative Agent at any time and from time to time to file any initial financing statements, amendments thereto and continuation statements deemed necessary or desirable by Administrative Agent to establish or maintain the validity, perfection and priority of the security interests granted in the Mortgage and the Pledge Agreements, and Borrower ratifies any such filings made by Administrative Agent prior to the Closing Date. In addition, at any time, and from time to time, upon request by Administrative Agent, Borrower

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will, at Borrower’s expense, provide any and all further instruments, certificates and other documents as may, in the opinion of Administrative Agent, be necessary or desirable in order to verify Borrower’s identity and background in a manner satisfactory to Administrative Agent.
Section 8.2    No Warranty by Administrative Agent.
By accepting or approving anything required to be observed, performed or fulfilled by Borrower or to be given to Administrative Agent or Lenders pursuant to this Agreement, including any certificate, survey, receipt, appraisal or insurance policy, Administrative Agent and Lenders shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof and any such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by Administrative Agent or Lenders.
Section 8.3    Standard of Conduct of Administrative Agent.
Except as expressly provided to the contrary in the Loan Documents, nothing contained in this Agreement or any other Loan Document shall limit the right of Administrative Agent or any Lender to exercise its business judgment or to act, in the context of the granting or withholding of any advance or consent under this Agreement or any other Loan Document, in a subjective manner, whether or not objectively reasonable under the circumstances, so long as Administrative Agent’s and such Lender’s exercise of its business judgment or action is made or undertaken in good faith. Borrower, Administrative Agent and Lenders intend by the foregoing and the other express provisions of the Loan Documents, to set forth and affirm their entire understanding with respect to the standard pursuant to which Administrative Agent’s and each Lender’s duties and obligations are to be judged and the parameters within which Administrative Agent’s and each Lender’s discretion may be exercised hereunder and under the other Loan Documents. As used herein, “good faith” means honesty in fact in the conduct and transaction concerned.
Section 8.4    No Partnership.
The relationship between Lenders (including Administrative Agent) and Borrower is solely that of lender and borrower. Neither Administrative Agent nor any Lender has any fiduciary or other special relationship with or duty to Borrower and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association, or special relationship between Borrower and Administrative Agent or any Lender or in any way make Administrative Agent or any Lender a co-principal with Borrower with reference to the Property or otherwise. In no event shall Administrative Agent’s or Lenders’ rights and interests under the Loan Documents be construed to give Administrative Agent or any Lender the right to control, or be deemed to indicate that Administrative Agent or any Lender is in control of, the business, properties, management or operations of Borrower.
Section 8.5    Severability.
In the event any one or more of the provisions of this Agreement or any of the other Loan Documents shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any other respect, or in the event any one or more of the provisions of any of the Loan Documents operates or would prospectively operate to invalidate this Agreement or any of the other Loan Documents, then and in either of those events, at the option of Administrative Agent, such provision or provisions only shall be deemed null and void and shall not affect the validity of the remaining Obligations, and the remaining provisions of the Loan Documents shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

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Section 8.6    Notices.
All Notices required or which any party desires to give hereunder or under any other Loan Document shall be in writing and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service or by certified United States mail, postage prepaid, addressed to the party to whom directed at the applicable address set forth below (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by facsimile. Any Notice shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt; provided that service of a Notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in this Agreement or in any other Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason.
Pursuant to that certain Subordination, Non-Disturbance and Attornment Agreement dated as of the date hereof by and among Administrative Agent, Hotel Manager and Borrower, Administrative Agent has agreed to send copies of notices of “events of default” to Hotel Manager. In no event shall the delivery of such copy to Hotel Manager be a condition precedent to the exercise of any right or remedy of Administrative Agent or Lenders or to the performance of any of the Obligations, and neither the failure to deliver such copy, or any delay in delivering such copy, to Hotel Manager shall not affect any of the rights and remedies of Administrative Agent and Lenders or any of the Obligations.
The address and fax number of Borrower are:

CJUF II Stratus Block 21 LLC
c/o Canyon Capital Realty Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Daniel Millman
Telephone: (310) 272-1500
Facsimile: (310) 272-1501
Email: dmillman@canyonpartners.com
and

CJUF II Stratus Block 21 LLC
c/o Stratus Properties Inc.
212 Lavaca Street, Suite 300
Austin, TX 78701
Attention: William H. Armstrong, III
Telephone: (512) 478-5788
Facsimile: (512) 435-2360
Email: barmstrong@stratusproperties.com

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with copies to:

CJUF II Stratus Block 21 LLC
c/o Canyon Capital Realty Advisors LLC
2000 Avenue of the Stars, 11th Floor
Los Angeles, CA 90067
Attention: Bari Sherman
Telephone: (310) 272-1500
Facsimile: (310) 272-1501
Email: bsherman@canyonpartners.com
and:

Armbrust & Brown, PLLC
100 Congress Avenue, Suite 1300
Austin, Texas 78701-2744
Attn: Kenneth Jones, Esq.
Telephone: (512) 435-2312
Facsimile: (512) 435-2360
Email: kjones@abaustin.com
The address and fax number of Administrative Agent are:

Bank of America, N.A.
901 Main Street, 20th Floor
Dallas, Texas, 75202
Attention: Sandra D. Zastrow, Real Estate Loan Administration
Telephone: (214) 209-9325
Facsimile: (214) 209-1571
Email: sandra.d.zastrow@baml.com
With a copy to:

Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Warren J. Bernstein, Esq.
Telephone: (212) 836-8073
Facsimile: (212) 836-6673
Email: warren.bernstein@kayescholer.com
The address and fax number of each Lender as of the Closing Date are set forth on the Schedule of Lenders attached hereto as Schedule 9.
Section 8.7    Permitted Successors and Assigns; Disclosure of Information.
(a)    Each and every one of the covenants, terms, provisions and conditions of this Agreement and the Loan Documents shall apply to, bind and inure to the benefit of Borrower, its successors and those assigns of Borrower consented to in writing by Administrative Agent and all Lenders, and shall apply to, bind and inure to the benefit of Administrative Agent and each Lender and the endorsees,

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transferees, successors and assigns of Administrative Agent and each Lender, and all Persons claiming under or through any of them.
(b)    Borrower agrees not to transfer, assign, pledge or hypothecate any right or interest in any payment or advance due pursuant to this Agreement, or any of the other benefits of this Agreement, without the prior written consent of Administrative Agent and all Lenders, which consent may be withheld by them in their sole and absolute discretion. Any such transfer, assignment, pledge or hypothecation made or attempted by Borrower without the prior written consent of Administrative Agent and Lenders shall be void and of no effect. No consent by Administrative Agent or Lenders to an assignment shall be deemed to be a waiver of the requirement of prior written consent by Administrative Agent and Lenders with respect to each and every further assignment and as a condition precedent to the effectiveness of such assignment.
(c)    Each Lender may sell or offer to sell the Loan or interests therein to one or more assignees or participants (each a “Lender Transferee”). Any such transaction shall be at such Lender’s sole cost and expense, including, without limitation, the cost of any reports, certifications or opinions required of Borrower or any Guarantor in connection with any such transaction. Without limitation of the foregoing, in no event shall Borrower have liability (by way of certification, indemnity or otherwise) for information or statements contained in third party reports used in connection with the secondary marketing transaction. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Administrative Agent or any Lender in connection therewith, including substitute promissory notes, provided that Borrower’s obligations under the Loan Documents are not increased in any material respect and its right thereunder are not diminished in any material respect (it being agreed that a material increase in Borrower’s obligations or a material decrease in its rights will not result from the fact that there will be a different lender or more than one lender after such sale). To the extent, if any, specified in any such assignment or participation, any such Lender Transferee shall have the same rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were a Lender hereunder. Each Lender and Administrative Agent may disseminate any information it now has or hereafter obtains pertaining to the Loan, including any security for the Loan, any credit or other information on the Property (including environmental reports and assessments) and other collateral for the Loan, Borrower, any of Borrower’s principals, Stageside LLC, Service Company LLC, Show Bureau LLC or Guarantor, to any actual or prospective assignee or participant, to each Lender’s and Administrative Agent’s Affiliates, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, to any regulatory body having jurisdiction over any Lender or Administrative Agent, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and the Loan, or to any other party as necessary or appropriate in any Lender’s or Administrative Agent’s reasonable judgment.
(d)    Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Lender loan assignment delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and the principal amount (and stated interest) of each Lender’s Pro Rata Share of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.
(e)    At any time when Administrative Agent is no longer a Lender, then, and only then, Administrative Agent may assign its interests as Administrative Agent herein and may also resign as

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administrative agent for the Lenders. In the event of the occurrence of any material gross negligence or willful misconduct of Administrative Agent, if all of the Lenders agree, Administrative Agent may be removed as the administrative agent for the Lenders and replaced with a successor or replacement agent selected by Required Lenders. Upon the acceptance by the successor administrative agent of its appointment as successor administrative agent hereunder, the retiring Administrative Agent’s resignation or removal, as applicable, shall be effective, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After the effective date any retiring Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    If there is more than one Lender hereunder, or where any Lender has sold an interest in the Loan to one or more participants, Borrower and Guarantor shall be entitled to deal with and rely upon only Bank of America as the Administrative Agent for all owners of interests in the Loan in connection with all matters relating to the Loan, subject, however, to replacement or successor administrative agents pursuant to Section 8.7(e) hereof, and, notwithstanding anything to the contrary herein or in the other Loan Documents, shall not incur any costs greater than those if Bank of America were the only lender (including enforcement costs).
Section 8.8    Modification; Waiver.
None of the terms or provisions of this Agreement may be changed, waived, modified, discharged or terminated except by instrument in writing executed by the party or parties against whom enforcement of the change, waiver, modification, discharge or termination is asserted. None of the terms or provisions of this Agreement shall be deemed to have been abrogated or waived by reason of any failure or failures to enforce the same.
Section 8.9    Third Parties; Benefit.
All conditions to the obligation of Administrative Agent to make disbursements from the Reserve Accounts are imposed solely and exclusively for the benefit of each Lender and its assigns and no other Persons shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that such Lender or Administrative Agent will refuse to make advances or disbursements in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be the beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Administrative Agent at any time in the sole and absolute exercise of its discretion. The terms and provisions of this Agreement are for the benefit of the parties hereto and, except as herein specifically provided, no other Person shall have any right or cause of action on account thereof.

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Section 8.10    Rules of Construction.
The words “hereof,” “herein,” “hereunder,” “hereto,” and other words of similar import refer to this Agreement in its entirety. The terms “agree” and “agreements” mean and include “covenant” and “covenants.” The words “include” and “including” shall be interpreted as if followed by the words “without limitation.” The captions and headings contained in this Agreement are included herein for convenience of reference only and shall not be considered a part hereof and are not in any way intended to define, limit or enlarge the terms hereof. All references (a) made in the neuter, masculine or feminine gender shall be deemed to have been made in all such genders, (b) made in the singular or plural number shall be deemed to have been made, respectively, in the plural or singular number as well, (c) to the Loan Documents are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, (d) to the Land, the Improvements, the Units or the Property shall mean all or any portion of each of the foregoing, respectively, and (e) to Articles, Sections and Schedules are to the respective Articles, Sections and Schedules contained in this Agreement unless expressly indicated otherwise.
Section 8.11    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes; provided, however, that all such counterparts shall together constitute one and the same instrument.
Section 8.12    Signs; Publicity.
Borrower expressly authorizes Administrative Agent to prepare and to furnish to the news media for publication from time to time news releases with respect to the Property, specifically to include releases detailing Administrative Agent’s and/or Lenders’ involvement with the financing of the Property.
Section 8.13    Governing Law.
This Agreement shall be governed by and construed, interpreted and enforced in accordance with the Laws of the State.
Section 8.14    Time of Essence.
Time shall be of the essence for each and every provision of this Agreement of which time is an element.
Section 8.15    Electronic Transmission of Data.
Administrative Agent, Lenders and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower, Lenders and/or Administrative Agent and their affiliates and other Persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (a) there are risks associated with the use of electronic transmission and that Administrative Agent and Lenders do not control the method of transmittal or service providers, (b) Administrative Agent and Lenders have no obligation or responsibility whatsoever and assume no duty or obligation for the security, receipt or third party interception of any such transmission, and (c) Borrower will release, hold harmless and indemnify Administrative Agent and Lenders from any claim, damage or loss, including that arising in whole or part from Administrative Agent’s or any

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Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.
Section 8.16    WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING OR ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE, THE MORTGAGE, OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY: (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) ACKNOWLEDGES THAT THIS WAIVER AND THE PROVISIONS OF THIS SECTION WERE A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS; (c) CERTIFIES THAT THIS WAIVER IS KNOWINGLY, WILLINGLY, AND VOLUNTARILY MADE; (d) AGREES AND UNDERSTANDS THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH PROCEEDING OR ACTION, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS OR ANY OTHER AGREEMENT, AND FURTHER AGREES THAT SUCH PARTY SHALL NOT SEEK TO CONSOLIDATE ANY SUCH PROCEEDING OR ACTION WITH ANY OTHER PROCEEDING OR ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED; (e) AGREES THAT BORROWER, ADMINISTRATIVE AGENT AND LENDERS ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING OR ACTION AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL; AND (f) REPRESENTS AND WARRANTS THAT SUCH PARTY HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.
Section 8.17    Forum.
Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court or any United States federal court sitting in the State specified in the governing law section of this Agreement and to the jurisdiction of any state court or any United States federal court sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Agreement, the other Loan Documents or the Obligations. Borrower hereby irrevocably waives, to the fullest extent permitted by Law, any objection that Borrower may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state specified in the governing law section of this Agreement may be made by certified or registered mail, return receipt requested, directed to Borrower at its address for notice set forth in this Agreement, or at a subsequent address of which Administrative Agent received actual notice from Borrower in accordance with the notice section of this Agreement, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Administrative Agent to serve process in any manner permitted by

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Law or limit the right of Administrative Agent to bring proceedings against Borrower in any other court or jurisdiction.
Section 8.18    USA Patriot Act Notice.
Administrative Agent notifies Borrower that pursuant to the requirements of the Patriot Act, Administrative Agent and Lenders are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Administrative Agent and Lenders to identify Borrower in accordance with the Patriot Act. Borrower shall, promptly following a request by Administrative Agent, provide all documentation and other information that Administrative Agent requests in order to comply with its and Lenders’ ongoing obligations under “know your customer” and anti-money laundering rules and regulations, including the Act.
Section 8.19    Entire Agreement.
The Loan Documents constitute the entire understanding and agreement between Borrower, on one hand, and Administrative Agent and Lenders, on the other hand, with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Borrower and Administrative Agent and Lenders with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment by Lenders to make the Loan are merged into the Loan Documents. Except as incorporated in writing into the Loan Documents, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents. If there is any conflict between the terms, conditions and provisions of this Agreement and those of any other instrument or agreement, including any other Loan Document, the terms, conditions and provisions of this Agreement shall prevail.
Section 8.20    Exculpation.
No present or future direct or indirect constituent in Borrower, nor any officer, director, shareholder, member, trustee, beneficiary, employee, partner, member, advisor, affiliate, representative or agent of Borrower or of any such constituent shall have any personal liability, directly or indirectly, under or in connection with the facility documents. For purpose of the Loan Documents, neither the negative capital account of any partner or member in Borrower or of any direct or indirect constituent member in any partner or member in Borrower nor the obligation of any partner or member in Borrower or of any constituent member in any partner or member in Borrower to restore a negative capital account or to contribute or advance money to Borrower, any partner or member in Borrower or any constituent member in any partner or member in Borrower shall be deemed at any time to be an asset or the property of Borrower, any partner or member in Borrower or any constituent member in any partner or member in Borrower.
Section 8.21    Partial Release of Collateral.
Administrative Agent shall release the liens of the Mortgage and other applicable Loan Documents with respect to the Venue Unit, the Office Unit and the Commercial Units (as applicable, the “Release Unit”), and deliver to Borrower duly executed partial releases thereof in form reasonably acceptable to Administrative Agent as may be reasonably required to release such Release Unit from the lien and/or security interest of the Loan Documents, in each case at Borrower’s sole cost and expense, upon satisfaction of the following conditions (any one or more of which may be waived by Administrative Agent):

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(a)    Not less than ten (10) Banking Days prior to the date of the release, Borrower shall have delivered to Administrative Agent a Notice setting forth (i) the date of the release and (ii) the Release Unit;
(b)    On the date of the release, no Default or Event of Default shall have occurred and be continuing;
(c)    On the date of the release, Borrower shall have conveyed the Release Unit to a third party unaffiliated with Borrower and shall have delivered to Administrative Agent a copy of the deed to such party and other evidence of the closing of such conveyance reasonably acceptable to Administrative Agent;
(d)    Borrower shall have delivered to Administrative Agent an endorsement to the title insurance policy insuring Administrative Agent’s interest under the Mortgage in form and content satisfactory to Administrative Agent confirming no change in the priority of the Mortgage on the balance of the Property;
(e)    Upon giving effect to the partial release, the Debt Service Coverage Ratio as of the Determination Date immediately preceding the date of release, based on the remaining portions of the Property and the outstanding principal balance of the Loan as of the release date giving effect to the prepayment pursuant to Section 8.21(g), shall not be less than 1.65 to 1.00;
(f)    Borrower shall confirm to Administrative Agent in writing that any right of any Person that owns, leases or has any other right to use or occupy the Release Unit (or to whom Borrower is otherwise obligated) to use or occupy any other portion of the Property for any purpose, and any right of any Person that owns, leases or has any other right to use or occupy any other portion of the Property (or to whom Borrower is otherwise obligated) to use or occupy any portion of the Release Unit, is fully documented pursuant to a Lease, the Condominium Documents, another Permitted Encumbrance, or another written agreement that does not violate any provision of the Loan Documents and that has been delivered to Administrative Agent, and that the use or occupancy rights of such Person shall not be a default by Borrower under such document, or if not, Borrower and such Person shall enter into such agreement, subject to the consent of Administrative Agent if such agreement is not permitted to be entered into by Borrower pursuant to the Loan Documents, and deliver a copy thereof to Administrative Agent;
(g)    Borrower shall have made on the date of the release a prepayment of the Loan in an amount equal to one hundred and twenty-five percent (125%) of the Loan Amount allocated to such Release Unit on Schedule 8, and shall have satisfied all conditions to prepayment;
(h)    Borrower shall have paid to Administrative Agent or the title company the cost of the endorsement referred to in Section 8.21(c) and paid to Administrative Agent all reasonable costs and expenses incurred by Administrative Agent on account of such release; and
(i)    Borrower shall have provided Administrative Agent a written certification that the conditions set forth in this Section 8.21 are satisfied and such release is permitted hereunder, subject to receipt of the payments set forth in Sections 8.21(g) and (h).
For the avoidance of doubt, upon the release of any Release Unit from the liens of the Loan Documents pursuant to this Sections 8.21, the Release Unit shall not be subject to any obligations of the Loan Documents (except those that expressly survive the termination any Loan Document and/or the repayment of the Loan, including the Environmental Agreement) and the definition of “Property” or any

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words or terms of similar import hereunder shall be automatically deemed modified to remove the Release Unit from the definitions thereof (other than for provisions that survive the termination any Loan Document and/or the repayment of the Loan, including the Environmental Agreement). Such releases shall not impair or otherwise affect any of the obligation or liabilities of Borrower, Guarantor, Stageside LLC, Service Company LLC or Show Bureau under any Loan Document, or any of the Liens on the other collateral for the Loan, including the balance of the Property.
Section 8.22    Residential Units.
Although this Agreement and the other Loan Documents may refer to, and contain covenants and representations and warranties pertaining to, the Residential Units, the Residential Units are not part of the collateral for the Loan.
Section 8.23    Authorized Signers.
Administrative Agent and Lenders are authorized to rely upon the continuing authority of the Authorized Signers to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents, including the submission of draw requests and the selection of interest rates. Such authorization may be changed only upon written notice addressed to Administrative Agent accompanied by evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice. Such notice shall be effective not sooner than five (5) Banking Days following receipt thereof by Administrative Agent.
Section 8.24    Lender Taxes.
(a)    Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Lender Taxes, except as required by applicable Laws. Subject to Section 8.24(b), if Borrower shall be required to withhold or deduct any Lender Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 8.24) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    If Borrower shall be required to withhold or deduct any Lender Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 8.24) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made; provided, however, that in the event that (i) any Lender that becomes a Lender after the Closing Date (or, if such Lender is a disregarded entity for United States federal income tax purposes, the Person treated, for United States federal income tax purposes, as the owner of the assets of such Lender) is not organized under the laws of the United States or a state thereof and (ii) such Lender fails to establish to the reasonable satisfaction of Borrower that payments under the Loan Documents are exempt from United Stated withholding taxes, Borrower shall not be required to increase sums payable Borrower pursuant to this Section 8.24(b).

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(c)    Any amounts withheld pursuant to this Section 8.24 shall be remitted by Borrower to the applicable taxing authority and treated, for purposes of this Agreement and all other Loan Documents, as if they were paid to such Lender.
Section 8.25    Co-Lender and Agency Provisions.
Schedule 15 hereof sets forth certain terms and provisions applicable to Administrative Agent and Lenders only. Said terms and provisions shall not inure to the benefit of, or be binding upon, Borrower. Administrative Agent and Lenders shall be entitled to amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions or agreements set forth in Schedule 15 or as to any other matter in the Loan Documents respecting payments to Administrative Agent or Lenders or the required number of Lenders to approve or disapprove any matter or to take or refrain from taking any action, without the consent of Borrower or any other Person or the execution by Borrower or any other Person of any such amendment or intercreditor agreement.

THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signatures on following page]

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IN WITNESS WHEREOF, this Agreement is executed and delivered under seal as of the date first above written.
BORROWER:

CJUF II STRATUS BLOCK 21 LLC,
a Delaware limited liability company

By:	Stratus Block 21 Investments, L.P., a Texas limited partnership, Manager

By:	Stratus Block 21 Investments, GP, L.L.C., a Texas limited liability company, General Partner
By: /s/ Erin D. Pickens [SEAL]
Name: Erin D. Pickens
Title: Sr. Vice President

By:	CJUF II Block 21 Member, LLC, a Delaware limited liability company, Member

By:	Canyon-Johnson Urban Fund II, L.P., a Delaware limited partnership, Member

By:	Canyon-Johnson Realty Advisors II LLC, a Delaware limited liability company, General Partner
By: /s/ Daniel Millman [SEAL]
Name:    Daniel Millman
Title:    Authorized Signatory

S-1

ADMINISTRATIVE AGENT AND LENDERS:
BANK OF AMERICA, N.A.,
a national banking association, as Administrative Agent, and as the sole Lender
By: /s/ Joan K. Obeius [SEAL]
Name:    Joan K. Obeius
Title:    Senior Vice President

S-2

Schedule 1

Definitions
Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified, such definitions to be applicable equally to the singular and the plural forms of such terms and to all genders:
“Actual Operating Revenue” shall have the meaning ascribed to such term in Schedule 7.
“Additional Space Use Agreement” shall mean that certain Additional Space Use Agreement between Borrower and the Capital of Texas Public Telecommunications Council for the use of a portion of the Office Unit for temporary storage purposes.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on the Schedule of Lenders, or such other address or account as Administrative Agent hereafter may from time to time notify Borrower and Lenders.
“Administrative Agent’s Time” means the time of day observed in the city where Administrative Agent’s Office is located.
“Aggregate Commitments” means the Commitments of all Lenders.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement, and includes all of the exhibits attached hereto.
“Approved FF&E Expenditures” means all FF&E Expenditures approved by Administrative Agent and the costs of Capital Improvements that are approved by Administrative Agent which approval will not be unreasonably withheld, conditioned or delayed.
“Approved Manager” means (a) with respect to the Hotel Unit, Hotel Manager, (b) with respect to the Office Unit and the Commercial Units, Office/Retail Manager, (c) with respect to the Shared Facilities Unit, Shared Facilities Manager and (d) any other reputable and creditworthy property manager, subject to the prior approval of Administrative Agent, with a portfolio of properties comparable to the applicable Unit under active management.
“Assumed Interest Rate” shall have the meaning ascribed to such term in Schedule 7.
“Authorized Signer” means any signer of this Agreement, acting alone, or any other representative of Borrower duly designated and authorized by Borrower to sign draw requests in a writing addressed to Administrative Agent, which writing may include a draw request in the form attached hereto as Schedule 3.

“Balcony Glass Claim” means claims by Borrower for repair costs and operational losses against insurance companies, contractor, design professionals and other consultants arising out of balcony railing failures which occurred in June, 2011.
“Bank of America” means Bank of America, N.A. and its successors.
“Banking Day” means any day that is not a Saturday, Sunday or banking holiday in the State.
“Borrower’s Deposit Account” means an account established with Administrative Agent pursuant to the terms of Section 4.6.
“Borrower’s Knowledge” shall mean the actual knowledge of (i) William Boukalik, Vice President of Asset Management for Canyon Johnson Urban Funds, (ii) Mark Williams, Managing Director of Asset Management for Canyon Johnson Urban Funds, (iii) William H. Armstrong III, Chief Executive Officer, President and Chairman of the Board for Stratus, (iv) Erin Pickens, Senior Vice President and Chief Financial Officer for Stratus, (v) Matthew Green, Vice President for Stratus and (vi) any other individuals who succeed to the responsibilities of the foregoing individuals with respect to the Property or their respective companies, whom Borrower represents and warrants to Administrative Agent and Lenders are the representatives of Borrower most knowledgeable about the factual matters set forth herein, without any personal liability to such Persons.
“Calculation Period” shall have the meaning ascribed to such term in Schedule 7.
“Capital Improvements” means the capital improvements which Borrower has informed Administrative Agent it intends to make to the Hotel Unit.
“Cash Sweep Account” means the account described in Schedule 7.
“Casualty” means any act or occurrence of any kind or nature that results in damage, loss or destruction to the Property.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, or issued.
“CJUF II” means Canyon-Johnson Urban Fund II, L.P., a Delaware limited liability company, and its successors and assigns.
“Claim” means any liability, suit, action, claim, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever, including fees, costs and expenses of attorneys, consultants, contractors and experts.
“Closing Checklist” means that certain Closing Requirements and Checklist setting forth the conditions for closing the Loan and recording the Mortgage.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.
“Commercial Unit” means each “Commercial Master Unit” as defined in the Master Condominium Declaration (there being six (6) Commercial Master Units), consisting of 18,500 square feet of retail space in the aggregate.
“Commitment” means, as to each Lender, its obligation to advance its Pro Rata Share of the Loan in an aggregate principal amount not exceeding the amount set forth opposite such Lender’s name on the Schedule of Lenders at any one time outstanding, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.
“Common Charges” means all common charges, assessments, fees and other charges now or hereafter levied or assessed or imposed against the Property, the Residential Units or any part thereof under the Condominium Documents or otherwise by either Condominium Association.
“Common Elements” means the common elements created by the Condominium Documents appurtenant to or otherwise for the use or benefit of any Unit or any Residential Unit.
“Condemnation” means any taking of title to, use of, or any other interest in the Property under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.
“Condemnation Awards” means any and all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation heretofore or hereafter made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.
“Condominium Association” shall mean each of the Residential Condominium Association and the Master Condominium Association.

“Condominium Documents” means all declarations, certificates of formation, by-laws, house rules, management agreements and other documents for the creation, governance and operation of the Condominium Associations, as such documents are hereafter amended or supplemented from time to time in accordance with this Agreement.
“Condominium Marketing License Agreement” means that certain Condominium Marketing License Agreement between Borrower (as assignee of Stratus Block 21 Investments, L.P.) and Hotel Manager (as assignee of Starwood Hotels & Resorts Worldwide, Inc.) dated as of October 26, 2006, as amended by First Amendment to Condominium Marketing License Agreement dated as of April 8, 2008 and Second Amendment to Operating Agreement dated as of January 7, 2011.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, “Controlling” or “Controlled” have meaning correlative thereto.
“Debt Service” shall have the meaning ascribed to such term in Schedule 7.

“Debt Service Coverage Ratio” shall have the meaning ascribed to such term in Schedule 7.
“Default” means an event or circumstance that, with the giving of Notice or lapse of time, or both, would constitute an Event of Default under the provisions of this Agreement.
“Default Rate” shall have the meaning set forth in the Note.
“Determination Date” shall have the meaning ascribed to such term in Schedule 7.
“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with Bank of America or any other federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding adversary funds on deposit therein under 12 C.F.R. §9.10(b), and in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Institution” means a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A 1+” by S&P, “P 1” by Moody’s and “F 1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A+” by Fitch and S&P and “Aa3” by Moody’s), or such other depository institution or trust company reasonably approved by Administrative Agent from time to time. Notwithstanding the foregoing, Bank of America shall be an Eligible Institution.
“Environmental Agreement” means the Environmental Indemnification and Release Agreement of even date herewith by and between Borrower and Administrative Agent pertaining to the Property, as the same may from time to time be extended, amended, restated or otherwise modified.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Event of Default” means any event or circumstance specified in Article VI and the continuance of such event or circumstance beyond the applicable grace and/or cure periods therefor, if any, set forth in Article VI.
“Excluded Accounts” means (i) the “Payroll Account” (as defined in the Hotel Management Agreement); (ii) Comerica Bank account #xxx1318 and any direct replacements of such bank account; and (iii) City National Bank account #xxxx5117 and any direct replacements of such bank account.
“Excluded Insurance” means the Business Interruption Insurance (as defined in the Hotel Management Agreement) for the Hotel (as defined in the Hotel Management Agreement) for so long as the Hotel Management Agreement is in effect and prohibits Borrower from granting a mortgage or security interest on the Business Interruption Insurance.
“Excluded Taxes” means any of the following Lender Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Lender Taxes imposed on or measured by net income (however denominated), franchise Lender Taxes, and branch profits Lender Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Lender Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan advance or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan advance or Commitment or (ii) such Lender changes its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 8.24(b) and (d) any U.S. federal withholding Lender Taxes imposed pursuant to FATCA.
“Expenses” means all fees, charges, costs and expenses of any nature whatsoever incurred at any time and from time to time (whether before or after an Event of Default) by Lender in making, funding, administering or modifying the Loan, in negotiating or entering into any “workout” of the Loan, or in exercising or enforcing any rights, powers and remedies provided in the Mortgage or any of the other Loan Documents, including attorneys’ fees, court costs, receiver’s fees, management fees and costs incurred in the repair, maintenance and operation of, or taking possession of, or selling, the Property.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Financial Statements” means (i) for each reporting party other than an individual, a balance sheet, income statement, projected realizations, a statement of retained earnings and changes in financial position (including statements of cash flows and associated footnotes), and unless Administrative Agent otherwise consents, consolidated and consolidating statements if the reporting party is a holding company or a parent of a subsidiary entity; and (ii) for each reporting party who is an individual, a balance sheet, statements of cash flow and amounts and sources of contingent liabilities, sources and uses of cash and liquidity verification, projected realization, real estate schedules providing details on each individual real property in the reporting party’s portfolio, including, but not limited to raw land and land under development, and unless Administrative Agent otherwise consents, Financial Statements for each entity owned or jointly owned by the reporting party. For purposes of this definition and any covenant requiring the delivery of Financial Statements, each party for whom Financial Statements are required is a “reporting party” and a specified period to which the required Financial Statements relate is a “reporting period.”
“FF&E Expenditures” means expenditures for all maintenance, repairs, alterations, replacements, renewals and additions to the Hotel Unit (including replacements and renewals of furniture, fixtures, equipment, personal property and operating supplies for the Hotel Unit) that are capitalized as an asset for accounting purposes under generally acceptable accounting principles and are not depreciated as real property (excluding “Building Capital Improvements” and “ROI Capital Improvements” as defined in the Hotel Management Agreement).
“FF&E Reserve Account” means account no. xxx0432 at Administrative Agent into which the deposits required pursuant to Section 2.3(c) are to be made.
“FF&E Reserve Amount” means, for any calendar month, an amount equal to the greater of (a) four percent (4.0%) of Actual Operating Revenue of the Hotel Unit for such calendar month or (b) the amount of the “Reserve Fund Contribution” (as defined in the Hotel Management Agreement) required to be deposited by Borrower into the Hotel Manager FF&E Reserve pursuant to the Hotel Management Agreement for such month.
“FF&E Reserve Funds” means all funds from time to time on deposit in the FF&E Reserve Account.
“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Franchise Tax Statute” shall have the meaning ascribed to such term in Section 3.3.
“Funding Direction Notice” means the Funding Direction Notice of even date herewith given by Borrower to Administrative Agent.
“Governmental Authority” or “Governmental Authorities” means any governmental or quasi-governmental entity, including any court, department, commission, board, bureau, agency, administration, service, district or other instrumentality of any governmental entity.
“Guarantor” means, individually or collectively, CJUF II and Stratus, and its or their respective heirs, personal representatives, successors and assigns.
“Guaranty” means the Guaranty Agreement of even date herewith executed by a Guarantor for the benefit of Administrative Agent and Lenders, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.
“Hotel Unit” means the “Hotel Master Unit” as defined in the Master Condominium Declaration, consisting of a 251-room hotel.
“Hotel Management Agreement” means that certain Operating Agreement between Borrower (as assignee of Stratus Block 21 Investments, L.P.) and Hotel Manager (as assignee of Starwood Hotels & Resorts Worldwide, Inc.) dated as of October 26, 2006, as amended by First Amendment to Operating Agreement dated as of January 30, 2008, Second Amendment to Operating Agreement dated as of May 6, 2008, Third Amendment to Operating Agreement dated as of June 25, 2010, letter agreement dated September 8, 2010 and Fourth Amendment to Operating Agreement dated as of January 7, 2011.
“Hotel Manager” means W Hotel Management, Inc., and any successor or assign permitted without the consent of Borrower under the Hotel Management Agreement.
“Hotel Manager FF&E Reserve” has the meaning set forth in Section 2.3(c).
“Improvements” shall have the meaning ascribed to such term in the Mortgage.
“Indebtedness” means any and all obligations, indebtedness and liabilities of Borrower that constitute Obligations.
“Indemnified Liabilities” shall have the meaning ascribed to such term in Section 4.14.

“Indemnified Taxes” means (a) Lender Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” shall have the meaning ascribed to such term in Section 4.14.
“Insurance Premiums” means those premiums due in connection with any insurance policies required to be maintained by Borrower pursuant to any Loan Document.
“Insurance Proceeds” means the insurance claims under and the proceeds of any and all policies of insurance covering the Property or any part thereof, including all returned and unearned premiums with respect to any insurance relating to such Property, in each case whether now or hereafter existing or arising.
“KLRU Agreement” means that certain Block 21 Master Agreement between Borrower and the Capital of Texas Public Telecommunications Council dated July 1, 2010, as amended by that certain First Amendment to Block 21 Master Agreement dated November 20, 2012.
“Land” shall have the meaning ascribed to such term in the Mortgage.
“Law(s)” means all federal, state and local laws, statutes, rules, ordinances, regulations, codes, licenses, authorizations, decisions, injunctions, interpretations, orders or decrees of any court or other Governmental Authority having jurisdiction as may be in effect from time to time.
“Lease Termination Fee Deposit” shall have the meaning ascribed to such term in Section 4.17.
“Leases” means all leases, license agreements and other occupancy or use agreements (whether oral or written), now or hereafter existing, which cover or relate to the Property or any part thereof, together with all options therefor, amendments thereto and renewals, modifications and guaranties thereof, including any cash or security deposited under the Leases to secure performance by the tenants of their obligations under the Leases, whether such cash or security is to be held until the expiration of the terms of the Leases or applied to one or more of the installments of rent coming due thereunder.
“Lender” or “Lenders” means, singly or collectively, each lender from time to time party to this Agreement.
“Lender Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Loan” means the loan by Lenders to Borrower, the repayment obligations in connection with which are evidenced by the Note.
“Loan Amount” means One Hundred Million and No/100 Dollars ($100,000,000.00).
“Loan Documents” means this Agreement, the Note, the Mortgage, the Environmental Agreement, the Guaranty, each Pledge Agreement, any application or reimbursement agreement executed by Borrower or Guarantor in connection with any letter of credit issued by any Lender in connection with the Loan, and any and all other documents which Borrower or Guarantor have executed and delivered, or may hereafter execute and deliver, to evidence, secure or guarantee the Obligations, or any part thereof, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Management Agreement” means any agreement between Borrower (or an Affiliate) and an Approved Manager, pursuant to which such Approved Manager would manage a portion of the Property, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with their respective terms and, if applicable, the terms of this Agreement.
“Master Agreement” shall mean a Master Agreement in the form published by the International Swaps and Derivatives Association, Inc. and related schedule.
“Master Condominium Association” shall mean the condominium association formed under the Master Condominium Documents.

“Master Condominium Documents” shall mean the Condominium Documents identified on Schedule 12 as the “Master Condominium Documents”.

“Material Agreement” means the KLRU Agreement, the Condominium Marketing License Agreement and any other contract, agreement or other document related to the construction or operation of the Improvements or otherwise to which Borrower is a party or is otherwise bound, or to which Stageside LLC, Service Company LLC or Show Bureau LLC is a party or is otherwise bound, which requires payments during any calendar year in excess of $100,000 and/or has a non-cancellable term in excess of one (1) year, excluding any Management Agreement, any Lease and any Condominium Document or other Permitted Encumbrance.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the Property, or the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower, Guarantor, Stageside LLC, Service Company LLC or Show Bureau LLC; (b) a material impairment of the ability of any party to the Loan Documents to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any party to the Loan Documents of any Loan Document to which it is a party.

“Maturity Date” has the meaning set forth in the Note.
“Mortgage” means the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith given by Borrower to PRLAP, Inc., a Texas corporation, as trustee for the benefit of Administrative Agent, to secure the Obligations, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.
“Net Proceeds,” when used with respect to any Condemnation Awards or Insurance Proceeds, means the gross proceeds from any Condemnation or Casualty remaining after payment of all expenses, including attorneys’ fees, incurred in the collection of such gross proceeds.
“Net Operating Income” shall have the meaning ascribed to such term in Schedule7.
“Note” means, collectively (a) the Promissory Note, of even date herewith, executed by Borrower and payable to the order of Administrative Agent in the amount of the Loan Amount substantially in the form of Schedule 10 and (b) and all replacements and substitutes thereof, including any substitute notes delivered to one or more Lenders after the date hereof, in each case for the preceding clauses (a) and (b), as amended, modified, replaced, restated, extended or renewed from time to time.
“Notice” means a notice, request, consent, demand or other communication given in accordance with the provisions of Section 8.6 of this Agreement.

“Obligations” means all present and future debts, obligations and liabilities of Borrower to Administrative Agent and Lenders arising pursuant to, or on account of, the provisions of this Agreement, the Note or any of the other Loan Documents to which Borrower is a party, including the obligations: (a) to pay all principal, interest, late charges, prepayment premiums (if any) and other amounts due at any time under the Note; (b) to pay all Expenses, indemnification payments, fees and other amounts due at any time under the Mortgage or any of the other Loan Documents to which Borrower is a party, together with interest thereon as provided in the Mortgage or such Loan Document; (c) to pay and perform all obligations of Borrower (or its Affiliate) under any Swap Contract with a Swap Counterparty; and (d) to perform, observe and comply with all of the terms, covenants and conditions, expressed or implied, which Borrower is required to perform, observe or comply with pursuant to the terms of this Agreement, the Mortgage or any of the other Loan Documents to which Borrower is a party.
“OFAC” shall have the meaning ascribed to such term in Section 3.22.
“Office Leasing Commissions” means reasonable and customary commissions paid in connection with a Qualified Office Lease to a real estate broker licensed in the State, under commission agreements containing such terms and provisions as are then prevailing between third party, unaffiliated owners and brokers for comparable leases of space at properties similar to the Office Unit in the market area in which the Office Unit is located.
“Office Leasing Costs” means tenant improvement allowances, tenant relocation costs, turnkey work, demolition, tenant work, space planning and all hard and soft costs associated with preparing the applicable space for tenant occupancy which are (a) not costs of Office Tenant Improvements or Leasing Commissions and (b) are payable to tenants pursuant to Qualified Office Leases.
“Office Leasing Reserve Account” means account no. xxx0335 at Administrative Agent, into which the deposits required pursuant to Section 2.3(a) of this Agreement are to be made.
“Office Leasing Reserve Funds” means all funds from time to time on deposit in the Office Leasing Reserve Account.
“Office Tenant Improvements” means space planning and all hard and soft costs associated with preparing the applicable space for tenant occupancy, space preparation work, interior finish out work or improvements, demolition and other construction and related work to be undertaken by Borrower pursuant to any Qualified Office Lease as tenant improvements.
“Office Unit” means the “Office Master Unit” as defined in the Master Condominium Declaration, consisting of 40,000 square feet of office space.
“Office/Retail Manager” means Peloton Real Estate Management Austin, LLC, and any successor or assign permitted without the consent of Borrower under the Office/Retail Management Agreement and any successor property manager requested by Borrower and approved by Administrative Agent, which approval will not be unreasonably withheld, conditioned or delayed.
“Office/Retail Management Agreement” means that certain Property Management Agreement between Borrower and Office/Retail Manager dated as of July 1, 2013.
“Operating Expenses” shall have the meaning ascribed to such term in Schedule 7.
“Organizational Documents” shall have the meaning ascribed to such term in Section 3.15.

“Other Connection Taxes” means, with respect to any Recipient, Lender Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Lender Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Lender Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Owner’s Remittance Account” means account no. xxxx7306 at Administrative Agent.
“Parking Unit” means “Parking Master Unit” as defined in the Master Condominium Declaration, consisting of a 194-space underground parking garage.
“Patriot Act” shall have the meaning ascribed to such term in Section 3.22.
“Permitted Encumbrance” shall have the meaning ascribed to such term in the Mortgage.
“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated association, any Governmental Authority or any other entity.
“Pledge Agreement” means each of the Pledge Agreements of even date herewith given by Borrower to Administrative Agent, to secure the Obligations, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction expressed as a percentage, the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time or, if the Aggregate Commitments have been terminated, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the total outstanding amount of all Indebtedness held by such Lender at such time and the denominator of which is the total outstanding amount of all Indebtedness at such time. The initial Pro Rata Share of each Lender named on the signature pages hereto is set forth opposite the name of that Lender on the Schedule of Lenders.
“Property” means the real and personal property conveyed and encumbered by the Mortgage, including the Units.
“Qualified Office Lease” shall have the meaning ascribed to such term in Section 3 of Schedule 2.
“Real Property Taxes” mean taxes, assessments and other charges or levies imposed upon or against or with respect to the Property or the ownership, use, occupancy or enjoyment of any portion thereof, or any utility service thereto, as the same become due and payable, including all taxes assessed against the Property or any part thereof.
“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower or Guarantor under the Loan Documents.

“Register” shall have the meaning ascribed to such term in Section 8.7(d).
“Release Unit” shall have the meaning ascribed to such term in Section 8.22.
“Rents” shall have the meaning ascribed to such term in the Mortgage.
“Required Lenders” means as of any date of determination at least two (2) Lenders having more than sixty-six and two-thirds of one percent (66 2/3%) of the Aggregate Commitments or, if the Aggregate Commitments have been terminated, at least two Lenders holding in the aggregate more than sixty-six and two-thirds of one percent (66 2/3%) of the total outstanding amount of all Indebtedness; provided that the Commitment of, and the portion of the total outstanding amount of all Indebtedness held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders. At any time that there is only one (1) Lender, then “Required Lenders” shall mean such Lender. At any time that there are only two (2) Lenders, then, subject to the following sentence, “Required Lenders” shall mean each such Lender. At any time that all but one (1) of the Lender are Defaulting Lenders, then “Required Lenders” shall mean the non-Defaulting Lender.
“Reserve Accounts” means, collectively, the Office Leasing Reserve Account, the Tax and Insurance Reserve Account and the FF&E Reserve Account, as applicable.
“Reserve Funds” means, collectively, Office Leasing Reserve Funds, Tax and Insurance Reserve Funds and FF&E Reserve Funds.
“Residential Condominium Association” shall mean the condominium association formed under the Residential Condominium Documents.
“Residential Condominium Documents” shall mean the Condominium Documents identified on Schedule 12 as the “Residential Condominium Documents”.
“Residential Unit” means each of the following units under the Residential Condominium Documents so long as they are owned by Borrower: Nos. 1807, 2011, 2310, 2505, 2610, 2710, 3111, 3305, 3405, 3406, 3501 and 3604. As Borrower sells a Residential Unit to an unaffiliated third party, such sold Residential Unit will no longer be a “Residential Unit” under this Agreement.
“Schedule of Lenders” means the schedule of Lenders party to this Agreement as set forth on Schedule 9, as it may be modified from time to time in accordance with this Agreement and otherwise to reflect the then-existing Lenders.
“Separateness Covenants” shall have the meaning ascribed to such term in Section 4.25(c).
“Service Company LLC” means Block 21 Service Company LLC, a Texas limited liability company.
“Shared Facilities Unit” means the “Shared Facilities Master Unit” as defined in the Master Condominium Declaration.
“Shared Facilities Manager” means W Hotel Management, Inc., and any successor or assign permitted without the consent of Borrower under the Shared Facilities Management Agreement.
“Shared Facilities Management Agreement” means that certain Shared Facilities Master Unit Management Agreement between Borrower and Shared Facilities Manager dated as of January 7, 2011.

“Show Bureau Company LLC” means Show Bureau LLC, a Texas limited liability company.
“Stageside LLC” means Stageside Productions LLC, a Texas limited liability company.
“State” means the State of Texas.
“Survey” means a map or plat of survey of the Land which conforms with Administrative Agent’s survey requirements set forth in the Closing Checklist.
“Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into prior to the Closing Date or on or any time after the Closing Date, between a Swap Counterparty and Borrower (or its Affiliate), together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.
“Swap Counterparty” means any counterparty under any Swap Contract.
“Swap Transaction” means any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, note or bill option, interest rate option, forward foreign exchange transaction, cap transaction, collar transaction, floor transaction, currency swap transaction, cross-currency rate swap transaction, swap option, currency option, credit swap or default transaction, T-lock, or any other similar transaction (including any option to enter into the foregoing) or any combination of the foregoing, entered into prior to the Closing Date or on or any time after the Closing Date between a Swap Counterparty and Borrower (or its Affiliate).
“Tax and Insurance Reserve Account” means account no. xxx3598 at Administrative Agent, into which the deposits required pursuant to Section 2.3(b) are to be made.
“Tax and Insurance Reserve Funds” means all funds from time to time on deposit in the Tax and Insurance Reserve Account.
“Taxes” means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed by any Governmental Authority or any communities facilities or other private district on Borrower or on any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income or profits.
“Termination Fee Deposit” shall have the meaning ascribed to such term in Section 4.17.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 8.25(e)(ii)(B)(III).
“Units” means, collectively, the Hotel Unit, the Office Unit, the Commercial Units, the Venue Unit, the Parking Unit and the Shared Facilities Unit.
“Venue Unit” means the “Venue Master Unit” as defined in the Master Condominium Declaration, consisting of the 2,750-seat ACL Live Theater.

Schedule 2

Reserve Funds

1.    Compliance with Laws; Plans and Specifications for Office Tenant Improvements.
The Office Tenant Improvements shall, to the extent not already completed prior to the date of this Agreement, be constructed in a good and workmanlike manner and in all material respects in accordance with all applicable (whether present or future) Laws, the Qualified Office Leases to which they apply, the construction or other agreements for the performance of such work, and the Loan Documents. The Office Tenant Improvements, upon substantial completion thereof, shall fully comply in all material respects with applicable Laws, including those Laws relating to access and facilities for disabled persons, the Qualified Office Leases to which they apply and the Loan Documents. Borrower shall deliver to Administrative Agent true, correct and complete copies of all plans and specifications for all Office Tenant Improvements. Promptly following any demand by Administrative Agent, Borrower shall correct or cause the correction of any such work that fails to comply with the requirements of this Section 1 of Schedule 2 and any material departures or deviations from the tenant improvement plans and specifications.
2.    Building Permits; Other Permits for Office Tenant Improvements.
Borrower shall obtain, or require the applicable tenant to obtain, as and when required by applicable Law and in any case by a date sufficient to ensure completion of the Office Tenant Improvements in accordance with the applicable Qualified Office Lease, all building, construction and other permits necessary or required in connection with the construction of the Office Tenant Improvements. Borrower shall pay all required fees and post all required bonds and/or other security in connection with all permits that are issued. Following the issuance thereof, all permits will remain in full force and effect as appropriate (for example, the building permit will no longer be in full force and effect when a certificate of occupancy is issued for the space).
3.    Draw Requests from the Office Leasing Reserve Account.
(a)Subject to the terms of this Schedule 2, so long as no uncured Event of Default exists, Administrative Agent shall make disbursements from the Office Leasing Reserve Account for Office Tenant Improvements, Office Leasing Commissions and Office Leasing Costs, as the same are incurred, and become actually due and payable, by Borrower pursuant to Leases of the Office Unit entered into in accordance with the provisions of Schedule 4 (each a “Qualified Office Lease”), to the extent funds are available in the Office Leasing Reserve Account. Disbursements shall be made not more frequently than monthly based on draw requests signed by an Authorized Signer in the form of Schedule 3 or in another form approved by Administrative Agent. Each draw request shall (i) specify the Office Tenant Improvements, Office Leasing Commissions and Office Leasing Costs for which such disbursement is requested, including the Qualified Office Lease pursuant to which the foregoing were incurred, (ii) with respect to Office Tenant Improvements, include a certification from Borrower that the applicable work that is the subject of such request has been performed substantially in accordance with applicable Laws, the terms of the Qualified Office Leases to which they apply, the construction or other agreements for the performance of such work, the Loan Documents and the tenant improvement plans and specifications for same, if any, (iii) with respect to Office Leasing Costs, include a certification from Borrower that such Office Leasing Costs are due and payable to the applicable tenants pursuant to the Qualified Office Leases to which such Office Leasing Costs apply, (iv) include a certification from Borrower that no Event of Default has occurred and is continuing (or if so, specifying the nature thereof) and (v) include a certification from Borrower that the costs and expenses that are the subject of such request have been incurred in accordance with the terms of the applicable Qualified Office Leases, construction, brokerage and other applicable agreements, and the Loan Documents, are due and payable to the applicable payees and have not been the subject of a previous request for disbursement. Each draw request for Office Tenant Improvements shall also be set forth on AIA Forms G702 and G703 or another form reasonably approved by Administrative Agent, and shall be accompanied by (i) evidence reasonably satisfactory to Administrative Agent that the Office Tenant Improvements for which Office Leasing Reserve Funds are being requested have been or are being completed in a good and workmanlike manner (including, if required by Administrative Agent, site access to Administrative Agent and a construction consultant specified by Administrative Agent for the purpose of making a property inspection in accordance with Section 4.2), (ii) invoices, receipts or other evidence satisfactory to Administrative Agent verifying the costs for which Office Leasing Reserve Funds are being requested, (iii) upon completion and to the extent required by applicable Governmental Authorities for the use and occupancy of the Office Tenant Improvements, certificates of occupancy and other applicable permits issued with respect to the Office Tenant Improvements, (iv) upon completion, a recorded copy of a valid notice of completion and (v) if required by Administrative Agent, affidavits, conditional and unconditional lien waivers, and/or releases from all parties who furnished materials and/or services in connection with the requested payment, upon completion, a tenant estoppel from the applicable tenant acknowledging acceptance of such Office Tenant Improvements and a set of as-built plans and specifications for the Office Tenant Improvements.
(b)Each draw request and each receipt of the funds requested thereby shall constitute an affirmation that (i) the work completed to the date of the draw request is of quality and in all other respects consistent with the tenant improvement plans and specifications for same, if any, in all material respects, and (ii) if applicable, construction of the Office Tenant Improvements is proceeding in accordance with the timeframes set forth in the applicable Qualified Office Lease.
(c)Each draw request for Office Leasing Costs shall be accompanied by (i) all tenant certifications (if any) required to be delivered under the applicable Qualified Office Lease or otherwise actually delivered by tenant to Borrower, (ii) if required by the applicable Qualified Office Lease to be delivered by the tenant, invoices, receipts or other evidence satisfactory to Administrative Agent verifying the costs for which Office Leasing Reserve Funds are being requested and (iii) if required by Administrative Agent and by the applicable Qualified Office Lease to be delivered by the tenant, affidavits, lien waivers and/or releases from all parties who furnished materials and/or services in connection with the requested payment.
(d)Each draw request for Leasing Commissions exceeding Fifty Thousand Dollars ($50,000) shall be accompanied by evidence satisfactory to Administrative Agent that such Leasing Commissions are then due and payable or have been properly paid, including, if required by Administrative Agent, receipts, lien waivers and/or releases from the party or parties entitled to all or any portion of such Leasing Commissions.
(e)Administrative Agent will make disbursements from the Office Leasing Reserve Account within ten (10) Banking Days of the date Administrative Agent receives an application therefor that meets the requirement of this Schedule 2. Administrative Agent will use commercially reasonable efforts to timely advise Borrower of optional requirements that Administrative Agent may impose in accordance with the terms of this Schedule 2 in order for Borrower to achieve an efficient turnaround of disbursements from the Office Leasing Reserve Account.

4.Limits on Disbursements for Office Tenant Improvements.
Disbursements for Office Tenant Improvements shall not exceed (i) $25.00 per square foot of net rentable area for the premises at the Office Unit leased under new Qualified Office Leases and (ii) $10.00 per square foot of net rentable area for the premises at the Office Unit leased under renewals of Qualified Office Leases.
If requested by Borrower, Administrative Agent may make periodic advances for Office Tenant Improvements as construction progresses, subject to such retainage requirements as Administrative Agent in its reasonable judgment may impose but not to exceed ten percent (10%) retainage in accordance with the Texas Property Code. Administrative Agent may require an inspection of the Property under Section 4.2 in order to verify percentage of completion of Office Tenant Improvements, and that the work has been completed in a good and workmanlike manner, prior to making an advance. Borrower shall promptly reimburse Administrative Agent for any reasonable expenses associated with such inspection.
5.Limits on Disbursements for Office Leasing Commissions.
Disbursements for Office Leasing Commissions for new Qualified Office Leases and renewals of Qualified Office Leases shall not exceed amounts customarily payable for such type of lease and space and quality of tenant in the Austin, Texas.
6.Limits on Disbursements for Office Leasing Costs.
Disbursements for Office Leasing Costs shall not exceed (i) $25.00 per square foot of net rentable area for the premises at the Office Unit leased under new Qualified Office Leases and (ii) $10.00 per square foot of net rentable area for the premises at the Office Unit leased under renewals of Qualified Office Leases.
7.Draw Requests from the Tax and Insurance Reserve Account.
Subject to the terms of this Schedule 2, so long as no uncured Event of Default exists, Administrative Agent shall make disbursements from the Tax and Insurance Reserve Account for Real Property Taxes and Insurance Premiums that are actually due and payable, to the extent funds are available in the Tax and Insurance Reserve Account. Disbursements shall be made not more frequently than monthly based on draw requests signed by an Authorized Signer in the form of Schedule 3 or in another form approved by Administrative Agent. Each draw request shall (i) specify the Real Property Taxes and Insurance Premiums for which such disbursement is requested, (ii) include a certification from Borrower that no Event of Default has occurred and is continuing (or if so, specifying the nature thereof) and (ii) include a certification from Borrower that the costs and expenses that are the subject of such request are due and payable have not been the subject of a previous request for disbursement. Each draw request shall be accompanied by copies of the Real Property Tax and Insurance Premium bills and invoices evidencing the Real Property Taxes and Insurance Premiums to be paid. Administrative Agent will fund a draw request from the Tax and Insurance Reserve Account that meets the requirements of this Section 8 within fifteen (15) days of receipt of the draw request from Borrower.
8.Draw Requests from the FF&E Reserve Account.
    Subject to the terms of this Schedule 2 and Section 2.3(c), so long as no uncured Event of Default exists, Administrative Agent shall make disbursements from the FF&E Reserve Account for Approved FF&E Expenses that are actually due and payable, to the extent funds are available in the

FF&E Reserve Account. Disbursements shall be made not more frequently than monthly based on draw requests signed by an Authorized Signer in the form of Schedule 3 or in another form approved by Administrative Agent. Each draw request shall (i) specify the Approved FF&E Expenses for which such disbursement is requested, (ii) include a certification from Borrower that no Event of Default has occurred and is continuing (or if so, specifying the nature thereof), (ii) include a certification from Borrower that the repair or other work, if any, that is the subject of such request has been performed substantially in accordance with the terms of the agreements for the performance of such repair or other work, if any, and the Loan Documents, (iii) include a certification from Borrower that such Approved FF&E Expenses are due and payable to the applicable payees and (iv) include a certification from Borrower that the costs and expenses that are the subject of such request have been incurred in accordance with the terms of the Loan Documents, are due and payable to the payees thereof and have not been the subject of a previous request for disbursement. Each draw request for Approved FF&E Expenses shall be accompanied by (y) invoices, receipts or other evidence reasonably satisfactory to Administrative Agent verifying the costs for which FF&E Reserve Funds are being requested and (z) if required by Administrative Agent, affidavits, lien waivers and/or releases from all parties who furnished materials and/or services in connection with the requested payment. Administrative Agent will make disbursements from the FF&E Reserve Account within ten (10) days of the date Administrative Agent receives an application therefor that meets the requirements of this Schedule 2.
9.Reliance; Direct Disbursements.
In making any disbursement from the Reserve Accounts, Administrative Agent shall be entitled to rely on any bill, statement or estimate procured from the appropriate public office, tax lien service, contractor, supplier, broker or insurance company or agent without any inquiry into the accuracy thereof and without any inquiry to the accuracy, validity, enforceability or contestability of any cost, expense, commission, assessment, lien or title or claim thereof. Administrative Agent reserves the right to make any disbursement from the Reserve Accounts directly to the party furnishing materials and/or services or other applicable payee, including tenants. The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization so to disburse Reserve Funds. No further direction or authorization from Borrower shall be necessary to warrant such direct disbursements.
10.Account for Disbursements.
Subject to Administrative Agent’s right to disburse Reserve Funds as provided in this Agreement and the provisions of Section 10 regarding direct disbursements, Administrative Agent will make disbursements of Reserve Funds into Owner’s Remittance Account. Borrower hereby irrevocably authorizes Administrative Agent to deposit any disbursement to the credit of Borrower in that account, by wire transfer or other deposit. Borrower further irrevocably authorizes Administrative Agent to pay and reimburse itself for any expenses incurred by Administrative Agent by debit to such account. Administrative Agent will issue monthly statements for the Reserve Accounts to Borrower reflecting the outstanding balances and monthly activity of each.
12.    Use of Funds.
    Without limiting Sections 16 or 20 below, Borrower hereby grants to Administrative Agent an irrevocable power-of-attorney, coupled with an interest, to pay and perform upon the occurrence and during the continuance of an Event of Default, any Office Tenant Improvements, Office Leasing Commissions, Office Leasing Costs, Real Estate Taxes, Insurance Premiums and FF&E Expenses, and to apply the amounts on deposit in the Reserve Accounts to the costs associated therewith, all as Administrative Agent may determine in its sole discretion but without obligation to do so.

13.    No Assurances.
    Administrative Agent’s disbursement of any Reserve Funds shall not be deemed a certification or warranty by Administrative Agent to Borrower or any other Person that any work or other matter that is the subject of the disbursement has been completed in accordance with applicable Laws or any agreement to which Borrower is a party or the Property is bound.
14.    Insufficiency of Reserve Funds.
    The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from its obligation to perform fully all covenants contained in each of the Loan Documents.
15.    Interest.
        (a)    Subject to Section 15(b) below, any interest and other income on any Reserve Funds shall be credited to and accrue to the benefit of Borrower, shall be added to and become a part of the Reserve Account for such Reserve Funds and shall be disbursed in the same manner as other monies deposited in such Reserve Account. Administrative Agent shall maintain such Reserve Accounts or any funds deposited therein in interest-bearing accounts to the extent available; provided, however, that upon the occurrence and during the continuance of any Event of Default, Administrative Agent may elect not to hold any or all of the Reserve Accounts in interest-bearing accounts.
        (b)    In no event shall Administrative Agent be required to select any particular account or credit funds therein at the highest business savings or comparable rate of interest, or use any account deposits in which would be insured by the Federal Depositary Insurance Corporation or other Governmental Authority. Administrative Agent may, at its election, retain any such interest and other income for its own account upon the occurrence and during the continuance of an Event of Default. Borrower agrees that it shall include all interest and other income to which it is entitled under the terms hereof on Reserve Funds as the income of Borrower (and, if Borrower is a partnership or other pass-through entity, the partners, members or beneficiaries of Borrower, as the case may be), and that it shall be the owner of the Reserve Funds for all purposes, including for federal and applicable state and local tax purposes, except to the extent that Administrative Agent retains any interest or other income on the Reserve Funds for its own account upon the occurrence and during the continuance of an Event of Default as provided herein.
16.    Grant of Security Interest.
    Borrower hereby grants to Administrative Agent a first-priority perfected security interest in, and assigns and pledges to Administrative Agent, each of the Reserve Accounts and any and all Reserve Funds now or hereafter maintained in the Reserve Accounts and any and all “Investment Property” (as defined in the Uniform Commercial Code of each applicable jurisdiction) contained therein as collateral security for payment of the Obligations. The provisions of this Section 16 and other provisions of this Agreement and the other Loan Documents are intended to give Administrative Agent or any subsequent holder of the Loan “control” of the Reserve Accounts within the meaning of the Uniform Commercial Code of each applicable jurisdiction.
17.    Financing Statements.
    Borrower authorizes Administrative Agent to file any financing statement or statements required by Administrative Agent to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Reserve Funds, Investment Property and Reserve Accounts. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action that Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or the priority thereof, to obtain or preserve the full benefits of this Agreement and the rights and powers herein granted, or to enable Administrative Agent to exercise and enforce its rights and remedies hereunder.
18.    Control of Accounts.
    The Reserve Accounts and any and all Reserve Funds and other Investment Property now or hereafter maintained in the Reserve Accounts shall be subject to the exclusive dominion and control of Administrative Agent, which shall hold the Reserve Accounts and any or all Reserve Funds now or hereafter deposited in the Reserve Accounts subject to the terms and conditions of this Agreement. Neither Borrower nor any other Person claiming on behalf of or through Borrower shall have any right of withdrawal from the Reserve Accounts or any other right or power with respect to the Reserve Accounts or any or all of the Reserve Funds and Investment Property now or hereafter deposited or contained in the Reserve Accounts, except as expressly provided in this Agreement.
19.    Disbursements.
    Borrower shall use any Reserve Funds released to it solely for the applicable purposes of such Reserve Funds set forth herein. Borrower shall deliver to Administrative Agent a single draw request for all disbursement from each Reserve Account requested to be made in any month, and for each of the Reserve Account not more than one draw request per month for that Reserve Account; provided, further that there shall be not more than one disbursement to pay for Taxes and Insurance Premiums from the Tax and Insurance Reserve Account shall only be requested when the applicable Tax and/or Insurance Premium is due and payable.
    20.    Events of Default.
        Notwithstanding anything to the contrary set forth herein, Borrower shall have no right to receive disbursements from any Reserve Account upon the occurrence and during the continuance of any Event of Default. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Reserve Accounts. Without limitation of the foregoing, upon and during the continuance of an Event of Default, Administrative Agent or the Required Lenders may use in its or their sole discretion, as applicable, and disburse the Reserve Funds (or any portion thereof), including for any of the following purposes: (a) repayment of the Obligations, including principal prepayments and prepayment premiums, if any, applicable to such full or partial prepayment; (b) reimbursement of Administrative Agent and Lenders for all losses, fees, costs and expenses (including reasonable legal fees) suffered or incurred by Administrative Agent or Lenders as a result of such Default; (c) payment of any amount expended in exercising any or all rights and remedies available to Administrative Agent and Lenders at law or in equity or under this Agreement or under any of the other Loan Documents; or (d) payment of any item required or permitted under this Agreement; provided, however, that any application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Administrative Agent’s and Lenders’ rights and remedies as a secured party, as applicable, with respect to the Reserve Funds, any Investment Property and the Reserve Accounts and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Administrative Agent or Lenders to apply all or any portion of the Reserve Funds or any Investment Property to effect a cure of any Event of Default, or to pay the Obligations, or in any specific order of priority. The exercise of any or all of Administrative Agent’s or Lenders’ rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Administrative Agent’s or Lenders’ rights to initiate and complete a foreclosure under the Mortgage.
21.    Administration.
    The Reserve Funds shall not constitute escrow or trust funds but may not be commingled with other monies held by Administrative Agent. Notwithstanding anything else herein to the contrary, Administrative Agent will maintain the Reserve Funds in one or more Eligible Accounts that are not commingled with other funds held or controlled by Administrative Agent. With respect to the Reserve Accounts, Administrative Agent shall have no responsibility beyond the allowance of due credit for the sums actually received by Administrative Agent, appropriate interest accrual and the reimbursement or payment of the costs and expenses for which such Reserve Accounts were established in accordance with the terms of this Schedule 2. The requirements of this Agreement concerning the Reserve Accounts in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable Law.
    22.    No Pledges.
        Borrower shall not further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or any Investment Property or permit any Lien to attach thereto, except for the security interest granted in Section 16 above, or any levy to be made thereon, or any UCC financing statements, except those naming Administrative Agent as the secured party, to be filed with respect thereto. Borrower shall maintain the security interest created by Section 16 above as a first priority perfected security interest and will defend the right, title and interest of Administrative Agent in and to the Reserve Accounts and the Reserve Funds and Investment Property against the claims and demands of all Persons whomsoever (other than Lenders).
23.    Reliance.
    Administrative Agent shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by Administrative Agent to be genuine, and it may be assumed conclusively that any Person purporting to give any of the foregoing in connection with the Reserve Accounts has been duly authorized to do so. Administrative Agent may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by them hereunder and in good faith in accordance therewith. Administrative Agent shall not be liable to Borrower for any act or omission done or omitted to be done by Administrative Agent in reliance upon any instruction, direction or certification received by Administrative Agent and without gross negligence or willful misconduct.
24.    No Duties.
    Beyond the exercise of reasonable care in the custody thereof, Administrative Agent shall not have any duty as to any Reserve Funds or Investment Property in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any Person or otherwise with respect thereto. In no event shall Administrative Agent or any Lender or any of their respective Affiliates, agents, employees or bailees, be liable or responsible for any loss or damage to any of the Reserve Funds or Investment Property, or for any diminution in value thereof, by reason of the act or omission of Administrative Agent, such Lender or any such Affiliate, agents, employees or bailees, except to the extent that such loss or damage is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Person’s gross negligence or willful misconduct.
25.    Third Parties.
    Administrative Agent shall in no event be responsible or liable to any Person other than Borrower and, subject to the other terms and provisions in this Agreement, Lenders, for the disbursement of or failure to disburse Reserve Funds and no Person other than Borrower and, subject to the other terms and provisions in this Agreement, Lenders, shall have any right or claim against Administrative Agent under this Agreement or the other Loan Documents.

Schedule 3
Form of Draw Request
[BORROWER’S LETTERHEAD]
DRAW REQUEST NO.
TO: BANK OF AMERICA, N.A. (“Administrative Agent”)
LOAN NO.
PROJECT
LOCATION
BORROWER

FOR PERIOD ENDING
In accordance with the Term Loan Agreement in the amount of $100,000,000 dated as of [_________], 2013, by and among Borrower, lenders and Administrative Agent, Borrower requests that [$______________________be disbursed from the Office Leasing Reserve Account] [$______________________be disbursed from the Tax and Insurance Reserve Account] [$______________________be disbursed from the FF&E Reserve Account.] The proceeds should be credited to the [Owner’s Remittance Account] (Account No. ___________________, at
_______________________________________, ABA No. ______________________, Attention: ____________________).
TOTAL DRAW REQUEST    $
A.    If funds are requested herein to be disbursed from the Office Leasing Reserve Account:1
____________________

[1]
For draw requests to pay for Office Tenant Improvements, include with this request (1) AIA Forms G702 and G703 or another form reasonably approved by Administrative Agent, (2) evidence that the Office Tenant Improvements for which Office Leasing Reserve Funds are being requested have been completed in a good and workmanlike manner to the percentage specified in the Draw Request, (3) invoices, receipts or other evidence verifying the costs for which Office Leasing Reserve Funds are being requested, (4) upon completion, to the extent required by applicable Governmental Authorities for the use and occupancy of the Office Tenant Improvements, certificates of occupancy and other applicable permits issued with respect to the Office Tenant Improvements, (5) upon completion, a recorded copy of a valid notice of completion and (6) if required by Administrative Agent, affidavits, conditional and unconditional lien waivers and/or releases from all parties who furnished materials and/or services in connection with the requested payment, upon completion, a tenant estoppel from the applicable tenant acknowledging acceptance of such Office Tenant Improvements and, upon completion, a set of as-built plans and specifications for the Office Tenant Improvements.

(continued....)

1.    Borrower certifies that such funds are for the following matters in connection with the following Qualified Office Leases:
(a)    Office Tenant Improvements and Qualified Office Lease for this request:
(b)    Office Leasing Commissions and Qualified Office Lease for this request:
(c)    Office Leasing Costs and Qualified Office Lease for this request:
2.     Borrower certifies that the costs and expenses that are the subject of this request have been incurred in accordance with the terms of the Qualified Office Leases set forth above, construction, brokerage and other applicable agreements, and the Loan Documents and are due and payable to the applicable payees.
3.    If funds are requested herein to pay for Office Tenant Improvements, Borrower certifies that the applicable work that is the subject of this request has been or is being performed substantially in accordance with applicable Laws, the terms of the Qualified Office Leases to which they apply, the construction or other agreements for the performance of such work, the Loan Documents and the tenant improvement plans and specifications for same, if any.
4.     If funds are requested herein to pay Office Leasing Costs, Borrower hereby certifies that the Office Leasing Costs covered by this request are due and payable to the applicable tenants pursuant to the Qualified Office Leases set forth above.
B.    If funds are requested herein to be disbursed from the Tax and Insurance Reserve Account:2
1.    Borrower certifies that such funds are for the following Real Property Taxes and/or Insurance Premiums:
______________________
For draw requests to pay Office Leasing Costs, include with this request (1) all tenant certifications (if any) required to be delivered under the applicable Qualified Office Lease or otherwise actually delivered by tenants to Borrower, (2) if required by the applicable Qualified Office Leases to be delivered by the tenants, invoices, receipts or other evidence verifying the costs for which Office Leasing Reserve Funds are being requested, and (3) if required by Administrative Agent and by the applicable Qualified Office Leases to be delivered by the tenants, affidavits, lien waivers and/or releases from all parties who furnished materials and/or services in connection with the requested payment.
For draw requests to pay Leasing Commissions exceeding Fifty Thousand Dollars ($50,000), include with this request evidence that such Leasing Commissions are then due and payable or have been properly paid, including, if required by Administrative Agent, receipts, lien waivers and/or releases from the party or parties entitled to all or any portion of such Leasing Commissions.

[2]	For draw requests to pay Real Property Tax and Insurance Premium, include bills and invoices evidencing the Real Property Taxes and Insurance Premiums to be paid.

(a)    Real Property Taxes for this request:
(b)    Insurance Premiums for this request:
C.    If funds are requested herein to be disbursed from the FF&E Reserve Account:
1.    Borrower certifies that such funds are for the following FF&E Expenses and/or Capital Improvements and expenses thereof:3
(a)    FF&E Expenses for this request:
(b)    Capital Improvements and expenses for same for this request:
2.    Borrower certifies that the repair or other work, if any, that is the subject of this request has been performed substantially in accordance with the terms of the agreements for the performance of such repair or other work, if any, and the Loan Documents.
D.    With regards to all disbursement requests:
1.    Borrower certifies that no Event of Default has occurred and is continuing.
2.    Borrower certifies that the costs and expenses that are the subject of such request have not been the subject of a previous request for disbursement.
3.    Borrower certifies that the costs and expenses on account of which this draw request is made have been incurred in accordance with the terms of the Loan Documents and are due and payable to the applicable payees.

_________________________is hereby designated and authorized to sign future draw requests on behalf of Borrower in connection with the Loan. Administrative Agent shall be entitled to rely on draw requests given by such Person(s) until this authorization is revoked by Borrower in writing.

AUTHORIZED SIGNER:
Dated:

____________________

[3]
For draw requests to pay Approved FF&E Expenditures, include invoices, receipts or other evidence verifying the costs for which FF&E Reserve Funds are being requested and, if required by Administrative Agent, affidavits, lien waivers and/or releases from all parties who furnished materials and/or services in connection with the requested payment.

Schedule 4
Leasing and Tenant Matters
1.Representations and Warranties of Borrower Regarding Leases.
Borrower represents and warrants that Borrower has delivered to Administrative Agent Borrower’s standard forms of tenant lease and a true and correct copy of all Leases and any guaranty(ies) thereof, affecting any part of the Improvements, together with an accurate and complete rent roll for the Property, and no such Lease or guaranty contains any option or right of first refusal to purchase all or any portion of the Property or any present or future interest therein.
2.    Covenants of Borrower Regarding Leases and Rents.
Borrower covenants that Borrower (a) will observe and perform in all material respects all of the obligations imposed upon the landlord in the Leases and will not do or permit to be done anything to impair the security thereof; (b) will use commercially reasonable efforts to enforce or secure, or cause to be enforced or secured, the performance of each and every obligation and undertaking of the respective tenants under the Leases and will appear in and defend, at Borrower’s sole cost and expense, any action or proceeding arising under, or in any manner connected with, the Leases; (c) will not collect any of the Rents more than thirty (30) days in advance of the time when the same become due under the terms of the Leases; (d) without the prior written consent of Administrative Agent, will not discount any future accruing Rents; (e) without the prior written consent of Administrative Agent, will not execute any assignment of the Leases or the Rents; (f) will not modify the rent, the term, the demised premises or the common area maintenance charges under any of the Leases, or add or modify any option or right of first refusal to purchase all or any portion of the Property or any present or future interest therein, or surrender, cancel or terminate any Lease, without the prior written consent of Administrative Agent which consent will not be unreasonably withheld, conditioned or delayed, provided, however Borrower may, without the prior written consent of Administrative Agent (i) terminate a Lease due to a material default by tenant thereunder, (ii) amend a Lease to extend the term due to tenant’s exercise of a renewal option set forth in the Lease, or (iii) amend a Lease for the expansion or contraction of the premises due to tenant’s exercise of an expansion or contraction option set forth in the Lease; and (g) will execute and deliver, at the request of Administrative Agent, all such assignments of the Leases and Rents in favor of Administrative Agent as Administrative Agent may from time to time reasonably require.
3.    Leasing Guidelines.
Borrower shall not enter into any Lease of space in the Improvements unless approved or deemed approved by Administrative Agent. Borrower’s standard forms of tenant lease previously provided to Administrative Agent have been approved. Any material revisions Borrower’s standard forms of tenant lease must be approved by Administrative Agent with the understanding that Administrative Agent will review such revised form(s) at Borrower’s cost and if reasonably acceptable to Administrative Agent such revised form(s) shall be deemed to be standard form(s) for all applicable purposes hereunder. Administrative Agent shall be “deemed” to have approved any Lease that: (a) is on the standard form lease approved by Administrative Agent with no material deviations except as approved by Administrative Agent or on market terms that would be acceptable to a commercial landlord in a similar building in Austin, Texas utilizing sound business judgment, provided that the form requires the Lessee to contribute to real estate taxes, insurance and other shared operating expenses on a commercially reasonable basis and that no subordination, attornment or other mortgage/deed of trust-related provisions of the standard form Lease shall be modified in any material respect unless actually approved by Administrative Agent; (b) is entered into in the ordinary course of business with a bona fide unrelated third party tenant, and Borrower, acting in good faith and exercising due diligence, has determined that the tenant is financially capable of performing its obligations under the Lease; (c) is received by Administrative Agent, together with any guaranty(ies) and financial information received by Borrower regarding the tenant and any guarantor(s), within fifteen (15) days after execution; (d) reflects an arm’s length transaction; (e) contains no option or right of first refusal to purchase all or any portion of the Property or any present or future interest therein; (f) does not require Borrower to provide funds for tenant improvements in excess of $45.00 per square foot; (g) requires the tenant to execute and deliver to Administrative Agent an estoppel certificate in form and substance reasonably acceptable to Administrative Agent within ten (10) days after notice from Administrative Agent; (h) with respect to any Lease of space in any Commercial Unit(s) does not cover in excess of twenty-five percent (25%) of the aggregate net rentable area of the Commercial Units, and with respect to any Lease of space in the Office Unit does not cover in excess of twenty-five percent (25%) of the net rentable area of the Office Unit; and (i) (x) with respect to the Office Unit, does not have a rental rate that is less than $31.00 per rentable square foot of premises leased for under the applicable Lease, and (y) with respect to the Commercial Units, does not have a rental rate that is less than $33.00 per rentable square foot of premises leased under the applicable Lease. Borrower shall provide to Administrative Agent a correct and complete copy of each Lease, including any exhibits, and any guaranty(ies) thereof, prior to execution unless the Lease meets the foregoing requirements for “deemed” approval by Administrative Agent. Borrower shall pay all reasonable costs incurred by Administrative Agent in reviewing and approving Leases and any guaranties thereof, and also in negotiating subordination agreements and subordination, nondisturbance and attornment agreements with tenants, including reasonable attorneys’ fees and costs. Administrative Agent agrees that it will review any proposed Lease submitted to it for review promptly and will, within ten (10) Banking Days of the day the proposed Lease is submitted to Administrative Agent for review, either (i) approve the Lease, or (ii) provide Borrower with a statement containing reasonable detail as to the deficiencies of such proposed Lease in order for Borrower to address the issues and re-submit the Lease for approval by Administrative Agent. If Administrative Agent does not respond in writing within such ten (10) Banking Day period, then Borrower will provide to Administrative Agent an additional notice of such Lease request. If Administrative Agent does not respond in writing within a five (5) Banking Day period following receipt of such notice, then Administrative Agent shall be deemed to have approved the proposed Lease.
4.    Delivery of Leasing Information and Documents.
From time to time upon Administrative Agent’s request, Borrower shall promptly deliver to Administrative Agent (a) complete copies of each executed Lease, including any exhibits thereto and any guaranty(ies) thereof, (b) a complete rent roll of the Property in such detail as Administrative Agent may reasonably require, together with such operating statements and leasing schedules and reports as Administrative Agent may reasonably require, (c) any and all financial statements of the tenants, subtenants and any lease guarantors to the extent available to Borrower, (d) such other information regarding tenants and prospective tenants and other leasing information as Administrative Agent may reasonably request in writing, and (e) to the extent provided by tenants, such estoppel certificates, subordination agreements and/or subordination, nondisturbance and attornment agreements executed by such tenants, subtenants and guarantors, if any, in such forms as Administrative Agent may reasonably require.

Schedule 5
Forms of Quarterly Compliance Certificate and Monthly Cash Sweep Certificate
Compliance Certificate

________________, 201_
Bank of America, N.A.
901 Main Street, 20th Floor
Dallas, Texas, 75202
Attention: Sandra D. Zastrow, Real Estate Loan Administration

Re:
Term Loan Agreement dated as of September 30, 2013 (the “Loan Agreement”), by and among CJUF II Stratus Block 21 LLC, a Delaware limited liability company (“Borrower”), each lender from time to time a party hereto (individually, a “Lender” and collectively, the “Lenders”), Bank Of America, N.A., a national banking association as administrative agent for the Lenders (“Administrative Agent”)

Dear Loan Administration:
Reference is made to the Loan Agreement, with respect to a Loan made by the Lenders for the account of Borrower more particularly described in the Loan Agreement. Capitalized terms used in the Compliance Certificate without definition have the meanings specified in the Loan Agreement.
Borrower hereby submits this Compliance Certificate in accordance with Schedule 7 of the Loan Agreement. Borrower hereby certifies that:
(1)Representations and Warranties. To the best of Borrower’s Knowledge, all representations and warranties of Borrower contained in the Loan Agreement are true and correct as of the date hereof in all material respects; provided, however, that the representations and warranties of the Loan Agreement set forth in the Loan Agreement regarding financial statements shall be deemed to be made with respect to the financial statements most recently delivered to Administrative Agent pursuant to the Loan Agreement;
(2)    No Event of Default. No Event of Default exists as of the date hereof or would result after notice or passage of time;
(3)    Debt Service Coverage Ratio. The Project’s Debt Service Coverage Ratio for the Determination Date occurring on _________________ is: _________________.
(4)    Compliance. Borrower is in compliance with all of the covenants made in the Loan Agreement. Borrower will provide Administrative Agent with all supporting and other information reasonably requested by Administrative Agent with respect to such covenants.
[Signature on following page]

BORROWER:

CJUF II STRATUS BLOCK 21 LLC,
a Delaware limited liability company

By:	Stratus Block 21 Investments, L.P., a Texas limited partnership, Manager

By:	Stratus Block 21 Investments, GP, L.L.C., a Texas limited liability company, General Partner
By:
Name:
Title:

By:	CJUF II Block 21 Member, LLC, a Delaware limited liability company, Member

By:	Canyon-Johnson Urban Fund II, L.P., a Delaware limited partnership, Member

By:	Canyon-Johnson Realty Advisors II LLC, a Delaware limited liability company, General Partner
By:
Name:
Title:

Cash Sweep Certificate
________________, 201_
Bank of America, N.A.
901 Main Street, 20th Floor
Dallas, Texas, 75202
Attention: Sandra D. Zastrow, Real Estate Loan Administration

Re:
Term Loan Agreement dated as of September 30, 2013 (the “Loan Agreement”), by and among CJUF II Stratus Block 21 LLC, a Delaware limited liability company (“Borrower”), each lender from time to time a party hereto (individually, a “Lender” and collectively, the “Lenders”), Bank Of America, N.A., a national banking association as administrative agent for the Lenders (“Administrative Agent”)

Dear Loan Administration:
Reference is made to the Loan Agreement, with respect to a Loan made by the Lenders for the account of Borrower more particularly described in the Loan Agreement. Capitalized terms used in the Cash Sweep Certificate without definition have the meanings specified in the Loan Agreement.
Borrower hereby submits this Cash Sweep Certificate in accordance with Section 4.8(d) of the Loan Agreement. Borrower hereby certifies that on the date hereof, Borrower has deposited into the Cash Sweep Account Excess Cash Flow in the amount of $___________________ with respect to the month of ___________________, determined as follows:
A.    Amount of distributions made by Hotel Manager to Borrower for said month:
B.    Net Operating Income from all other Units for said month, determined as set forth below:
1.    Actual Operating Revenue for said month:
2.    Actual Operating Expenses for said month:
C:    TOTAL DEPOSIT (A + B):
Borrower further certifies that attached hereto is all information and documentation required by Section 4.8(d)(ii) of the Loan Agreement. Borrower will provide Administrative Agent with all supporting and other information reasonably requested by Administrative Agent with respect to such covenants.
[Signature on following page]

BORROWER:

CJUF II STRATUS BLOCK 21 LLC,
a Delaware limited liability company

By:	Stratus Block 21 Investments, L.P., a Texas limited partnership, Manager

By:	Stratus Block 21 Investments, GP, L.L.C., a Texas limited liability company, General Partner
By:
Name:
Title:

By:	CJUF II Block 21 Member, LLC, a Delaware limited liability company, Member

By:	Canyon-Johnson Urban Fund II, L.P., a Delaware limited partnership, Member

By:	Canyon-Johnson Realty Advisors II LLC, a Delaware limited liability company, General Partner
By:
Name:
Title:

Schedule 6

[INTENTIONALLY OMITTED]

Schedule 7

Financial Covenants
Debt Service Coverage Ratio
1.    Borrower shall maintain a Debt Service Coverage Ratio as of any Determination Date of at least 1.35 to 1.00. This ratio will be tested on each Determination Date.
2.    If the Debt Service Coverage Ratio is less than 1.35 to 1.00, then Administrative Agent shall implement a Cash Sweep. As used herein, the “Cash Sweep” means Borrower’s delivery of one hundred percent (100%) of all Excess Cash Flow into an account maintained with Administrative Agent in Borrower’s name but under Administrative Agent’s sole dominion and control (the “Cash Sweep Account”). Commencing on the first Determination Date upon which Borrower provides to Administrative Agent financial statements showing a Debt Service Coverage Ratio of less than 1.35 to 1.00, Borrower shall deposit into the Cash Sweep Account all Excess Cash Flow received in any calendar month on or before the fifth (5th) day of the second month thereafter (except with respect to the Excess Cash Flow for the initial 3-month period preceding the Determination Date, which shall be deposited concurrently with the provision of the quarterly financial statements described above). Borrower shall continue to make such deposits until Borrower’s receipt of notice from Administrative Agent that the conditions set forth in Section 5 of this Schedule 7 have been satisfied. Administrative Agent shall promptly deliver such notice once such conditions have been satisfied.
3.    If the Debt Service Coverage Ratio is less than 1.35 to 1.00 following two (2) consecutive Determination Dates, Borrower shall, within thirty (30) days after such second (2nd) Determination Date, prepay such principal amount as is required to achieve a Debt Service Coverage Ratio of 1.45 to 1.00 (redetermined as of such second (2nd) Determination Date and giving effect to said prepayment) and shall satisfy any conditions to prepayment. Borrower shall be allowed to use any available funds contained in the Cash Sweep Account at such time to assist with the required prepayment.
4.    As security for payment of the Loan and the performance by Borrower of all other terms, conditions and provisions of the Loan Documents, Borrower hereby pledges and assigns to Administrative Agent, and grants to Administrative Agent a security interest in, all Borrower’s right, title and interest in and to all funds in the Cash Sweep Account. Borrower shall not, without obtaining the prior written consent of Administrative Agent, further pledge, assign or grant any security interest in any of the funds in the Cash Sweep Account, or permit any lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements to be filed thereon, except those naming Administrative Agent as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may apply all or any part of the funds in the Cash Sweep Account against the amounts outstanding under the Loan in any order and in any manner as Administrative Agent shall elect in Administrative Agent’s sole discretion without seeking the appointment of a receiver and without adversely affecting the rights of Administrative Agent to foreclose the liens and security interests securing the Loan or exercise its other rights under the Loan Documents. The funds in the Cash Sweep Account shall not constitute trust funds but will be held in a separate account and will not be commingled with other monies held by Administrative Agent. All interest which accrues on the funds in the Cash Sweep Account shall be at a rate established by Administrative Agent, which may or may not be the highest rate then available, shall accrue for the benefit of Borrower and shall be taxable to Borrower and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued.

5.    At such time as Borrower achieves a Debt Service Coverage Ratio of at least 1.45 to 1.00 for two (2) consecutive Determination Dates, the Cash Sweep will terminate and, provided no Event of Default exists, any funds held in the Cash Sweep Account will be released to Borrower.
“Actual Operating Revenue” means, with respect to any period of time, the sum of the following without duplication:
(a)    all income computed in accordance with generally accepted accounting principles, collected (including by Hotel Manager on behalf of Borrower) from the ownership and operation of the Hotel Unit from whatever source (other than, solely for purposes of determining the Debt Service Coverage Ratio, any source affiliated with Borrower or Guarantor), including Rents, utility charges, escalations, service fees or charges, license fees, parking fees, and other required pass-throughs, but excluding solely for purposes of determining the Debt Service Coverage Ratio, (i) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (ii) refunds from tenants or guests, (iii) uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) interest income, (vi) Condemnation Awards, (vii) Insurance Proceeds (other than business interruption or other loss of income insurance), (viii) unforfeited security deposits, utility and other similar deposits, (ix) income from tenants not paying rent, (x) income from tenants in bankruptcy unless such tenant shall have affirmed its lease, (xi) tips, service charges, gratuities or similar amounts received by employees, and (xii) non-recurring or extraordinary income, including lease termination payments.  Actual Operating Revenue for the Hotel Unit shall be net of rent concessions and credits and shall be subject to appropriate seasonal and other adjustments in Administrative Agent’s reasonable discretion;
(b)    all income (with respect to the Office Unit and Commercial Units, computed on an annualized basis in accordance with generally accepted accounting principles for purposes of determining the Debt Service Coverage Ratio), collected from the ownership and operation of the Venue Unit, the Office Unit and the Commercial Units from whatever source (other than, solely for purposes of determining the Debt Service Coverage Ratio, any source affiliated with Borrower or any Guarantor provided, however, that all amounts paid by Stratus Properties Inc. under its lease in the Office Unit, all amounts paid by the Venue Unit for its use of office space to the Office Unit and all cash distributions from Stageside LLC attributable to Borrower will be included in the calculation of Debt Service Coverage Ratio), including Rents, utility charges, escalations, service fees or charges, license fees, parking fees, and other required pass-throughs, but excluding solely for purposes of determining the Debt Service Coverage Ratio, (i) sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, (ii) refunds from tenants, (iii) uncollectible accounts, (iv) sales of furniture, fixtures and equipment, (v) interest income, (vi) Condemnation Awards, (vii) Insurance Proceeds (other than business interruption or other loss of income insurance), (viii) unforfeited security deposits, utility and other similar deposits, (ix) income from tenants not paying rent, (x) income from tenants in bankruptcy unless such tenant shall have affirmed its lease, (xi) tips, service charges, gratuities or similar amounts received by employees, and (xii) non-recurring or extraordinary income, including lease termination payments.  Actual Operating Revenue shall be net of rent concessions and credits. Operating revenue derived from Office Unit and Commercial Unit tenants paying rent shall be calculated on a then-current basis at the Determination Date, and annualized for inclusion in the Actual Operating Revenue calculation. Actual Operating Revenue for the Office Units and the Commercial Units shall also be net of rent concessions and credits and shall be subject to appropriate seasonal and other adjustments in Administrative Agent’s reasonable discretion; and
(c)    distributions received by Borrower from Stageside LLC collected by Stageside from its business at the Venue Unit from whatever source (other than, solely for purposes of determining the Debt Service Coverage Ratio, any source affiliated with Borrower or any Guarantor).

“Assumed Interest Rate” means the greatest of: (i) the Borrower’s actual borrowing rate, (ii) the annual yield payable on the last day of the applicable Calculation Period on ten (10) year United States Treasury obligations in amounts approximating the outstanding principal balance of the Loan at the inception of the Calculation Period plus two hundred fifty (250) basis points per annum, and (iii) six and one-quarter percent (6.25%) per annum.
“Calculation Period” means the twelve (12) month period ending on any Determination Date.
“Debt Service” means the higher of (a) the actual principal (if any) and interest payable under the Loan during the applicable Calculation Period, or (b) the payments of principal and interest that would have been payable under a hypothetical loan during the Calculation Period, assuming (i) an initial balance equal to the outstanding principal balance of the Loan at the Determination Date, (ii) an interest rate equal to the Assumed Interest Rate, and (iii) amortization of the aggregate principal indebtedness over a thirty (30) year amortization period.
“Debt Service Coverage Ratio” means, as of any Determination Date, for the applicable Calculation Period the ratio, as determined by Administrative Agent (which determination shall be conclusive absent manifest error), of Net Operating Income to Debt Service.
“Determination Date” means each of March 31, June 30, September 30 and December 31 of each calendar year.
“Excess Cash Flow” means, with respect to any period of determination, the sum of (a) with respect to the Hotel Unit, for so long as the Hotel Management Agreement is in effect, all distributions made by Hotel Manager to Borrower pursuant to the Hotel Management Agreement (and if the Hotel Management Agreement is not in effect, all Net Operating Income from the Hotel Unit), plus (b) with respect to the Units other than the Hotel Unit, all Net Operating Income; excluding, however, Condemnation Awards and Insurance Proceeds, which shall be governed by Section 4.6 and certain event ticket presales reported on the Borrower’s Financial Statements as a liability reserved as working capital for the Venue Unit; and provided that Excess Cash Flow deposited into the Cash Sweep Account shall be net of any deposit actually made during the period of determination into the Owner’s Remittance Account up to an aggregate amount equal to the debt service then due and owing on the Loan and the payments then due and owing to any Swap Counterparty pursuant to any Swap Contract and net of any deposit actually made during the period of determination into any Reserve Account up to an aggregate amount equal to the deposits required to be made therein pursuant to this Agreement.
“Net Operating Income” means, for the applicable Calculation Period ending on the applicable Determination Date, the amount obtained by subtracting actual Operating Expenses (determined on a cash basis for purposes of Excess Cash Flow) from Actual Operating Revenue (determined on a cash basis for purposes of Excess Cash Flow) as such amount may be adjusted by Administrative Agent in its reasonable discretion based on Administrative Agent’s underwriting standards, including adjustments for vacancy allowance and other concessions. As used herein, “vacancy allowance” means an allowance for reductions in potential income attributable to vacancies, tenant turnover, and nonpayment of rent.
“Operating Expenses” means, with respect to any period of time, the total of all expenses actually paid or payable, computed on an annual basis in accordance with generally accepted accounting principles for purposes of determining the Debt Service Coverage Ratio, of whatever kind relating to the ownership, operation, maintenance or management of the Property, including utilities, ordinary repairs and maintenance, insurance premiums, ground rents, if any, license fees, Taxes, Common Charges, advertising expenses, payroll and related taxes, management fees (solely for purposes of determining the Debt Service Coverage Ratio, equal to the greater of (i) actual management fees payable and (ii) three percent (3%) of gross income excluding revenue from the Venue Unit), operational equipment or other lease payments as approved by Administrative Agent, capital reserve payments or deposits and such other payments to fund working capital and other reserves for the operation of Borrower as may be appropriate in the ordinary course of business, but specifically excluding (a) depreciation and amortization, (b) income taxes, (c) debt service on the Loan, (d) any item of expense that would otherwise be covered by the provisions hereof but which is paid by any tenant under such tenant’s Lease or other agreement provided such reimbursement by tenant is not included in the calculation of Actual Operating Revenue and (e) any item of expense paid from any reserve, including any Reserve Account, to the extent that the deposit into such reserve was included as an Operating Expense. Without limiting the foregoing, no payment made by Borrower pursuant to the Condominium Marketing License Agreement, or any other expenses with respect to the Residential Units, shall be Operating Expenses.  Solely for purposes of determining the Debt Service Coverage Ratio, Operating Expenses shall also include a charge (applies to the Office Unit and Commercial Units only) which shall be the greater of (i) actual vacancy and collection loss or (ii) seven percent (7%) of gross rental income from the Office Unit and Commercial Units, a replacement reserve of $0.15 / square foot (applies to Office Unit and Commercial Units only), a tenant improvement / leasing commission reserve of $1.50 / square foot (applies to the Office Unit only) and a furniture, fixture and equipment reserve (applies to the Hotel Unit only) of not less than the FF&E Reserve Amount.  Solely for purposes of determining the Debt Service Coverage Ratio, Operating Expenses shall be subject to appropriate seasonal and other adjustments in Administrative Agent’s reasonable discretion (including for annual tax and insurance accruals and any non-recurring items). For purposes of determining Excess Cash Flow, Operating Expenses shall be all expenses actually paid determined on a cash basis without annualization and without adjustments to management fees and vacancy loss.

Schedule 8
Allocated Loan Amounts

Unit	Allocated Loan Amount	125% Release Price
Theatre	17,827,000	22,284,000
Office	8,240,000	10,300,000
Retail	4,611,000	5,763,000

Schedule 9
Schedule of Lenders
BANK OF AMERICA, N.A., as Administrative Agent:

Administrative Agent’s Office:

Bank of America, N.A.
901 Main Street, 20th Floor
Dallas, Texas, 75202

Payment Account Instructions:

Bank of America, N.A.
Real Estate Administration Services #1503
ABA # 0260-0959-3
To Credit GL Account # 1366211723001
Attn: Debra Perrin
Re: CJUF II Stratus Block 21 LLC

BANK OF AMERICA, N.A., as Lender:

Commitment Amount: $100,000,000
Pro Rata Share: 100%
Notices: Same as notices to Administrative Agent
Payment Instructions: Same as above.

Schedule 10

Form of Promissory Note

See attached.

Schedule 11

Organizational Chart
See attached.

Schedule 12
Condominium Documents
Master Condominium Documents:
Declaration of Condominium Regime for Block 21 Master Condominiums recorded in the Official Public Records of Travis County, Texas as Document No. 2010182735
Scrivener’s Affidavit recorded as Instrument No. 2011009045, Official Public Records of Travis County, Texas
Management Certificate of Block 21 Master Condominium Community, Inc. recorded as Instrument No. 2011011872, Official Public Records of Travis County, Texas
Block 21 Dedicatory Instruments recorded as Instrument No. 2011013048, Official Public Records of Travis County, Texas

Master Condominium Association Management Agreement dated as of January 7, 2011 between Block 21 Master Condominium Community, Inc. and W Hotel Management, Inc.

Residential Condominium Documents:
Declaration of Condominium Regime for Block 21 Condominiums recorded in the Official Public Records of Travis County, Texas as Document No. 2010182736, as amended by the First Amendment to Declaration of Condominium Regime for Block 21 Condominiums recorded in the Official Public Records of Travis County, Texas as Document No. 2011020755

Scrivener’s Affidavit recorded as Instrument No. 2011009046, Official Public Records of Travis County, Texas
Management Certificate of Block 21 Condominium Community, Inc. recorded as Instrument No. 2011011873, Official Public Records of Travis County, Texas
Community Manual Block 21 Condominiums recorded as Instrument No. 2011011897, Official Public Records of Travis County, Texas
Block 21 Dedicatory Instruments recorded as Instrument No. 2011013049, Official Public Records of Travis County, Texas
Block 21 Condominiums Amended & Restated Rules and Regulations and Amendment to Community Manual recorded as Instrument No. 2012168021, Official Public Records of Travis County, Texas
Subordinate Condominium Association Management Agreement dated as of January 7, 2011 between Block 21 Condominium Community, Inc. and W Hotel Management, Inc.

Condominium board members:

1)	William H. Armstrong, III

2)	Erin D. Pickens

3)	Matt Green

Schedule 13
Accounts
See attached.

Schedule 14
Co-Lender and Agency Provisions
1.    Appointment and Authorization of Administrative Agent.
(a)    Each Lender hereby irrevocably (subject to Section 9 of this Schedule 14) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, and its duties and responsibilities shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, and no implied covenants, functions, responsibilities, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent or its Related Parties (as defined below);
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law (as defined below) or that may effect a forfeiture, modification or termination of property of a Defaulting Lender (as defined below) in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower, Guarantor or any of their Related Parties that is communicated to or obtained by the Person serving as Administrative Agent or any of its Related Parties in any capacity.
(c)    No individual Lender or group of Lenders shall have any right to amend or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the obligations of Borrower or any other party pursuant to the Loan Documents, or otherwise. All such rights, on behalf of Administrative Agent or any Lender or Lenders, shall be held and exercised solely by and at the option of Administrative Agent for the pro rata benefit of the Lenders. Such rights, however, are subject to the rights of a Lender or Lenders, as expressly set forth in this Agreement, to approve matters or direct Administrative Agent to take or refrain from taking action as set forth in this Agreement. Except as expressly otherwise provided in this Agreement or the other Loan Documents, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights, or taking or refraining from taking any actions which Administrative Agent is expressly entitled to exercise or take under this Agreement and the other Loan Documents, including (i) the determination if and to what extent matters or items subject to Administrative Agent’s satisfaction are acceptable or otherwise within its discretion, (ii) the making of Administrative Agent Advances, and (iii) the exercise of remedies pursuant to, but subject to, Article VI or pursuant to any other Loan Document and any action so taken or not taken shall be deemed consented to by Lenders.
(d)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Guarantor or any other Person liable for any part of the Indebtedness, no individual Lender or group of Lenders shall have the right, and Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower or any other Person) shall be exclusively entitled and empowered on behalf of itself and the Lenders, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 11 of this Schedule 14 allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 11 of this Schedule 14.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of Lenders except as approved by the Required Lenders or to authorize Administrative Agent to vote in respect of the claims of Lenders except as approved by the Required Lenders in any such proceeding.
2.    Delegation of Duties; Advice.
(a)    Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Schedule 14 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loan as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
(b)    Administrative Agent shall be entitled to advice of counsel and other consultant experts concerning all matters pertaining to such duties. Administrative Agent shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel or other consultant experts.
3.    Liability of Administrative Agent. Neither Administrative Agent nor any Related Party of Administrative Agent shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as Administrative Agent shall believe in good faith shall be necessary or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower, Guarantor, any subsidiary or Affiliate of Borrower or Guarantor, or any other Person, or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. Neither Administrative Agent nor any Related Party of Administrative Agent shall be under any obligation to any Lender or participant or any other Person to inspect the properties, books or records of Borrower, Guarantor, any of their Related Parties or any other Person, or to ascertain or inquire into (u) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (v) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (w) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (x) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (y) the value or the sufficiency of any collateral, or (z) the satisfaction of any condition set forth herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
4.    Reliance by Administrative Agent; Authorized Signers. Administrative Agent is authorized to rely upon the continuing authority of the Authorized Signers to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents. Such authorization may be changed only upon written notice addressed to Administrative Agent accompanied by evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice. Such notice shall be effective not sooner than five (5) Banking Days following receipt thereof by Administrative Agent. Without limitation of the foregoing, Administrative Agent shall be entitled to rely, and shall be fully protected, and shall be indemnified by Lenders pursuant to Section 7 of this Schedule 14, in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, telephone message, email or other electronic (including any Internet or intranet website posting or other distribution) communication, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any party to the Loan Documents), independent accountants and other experts selected by Administrative Agent. In determining compliance with any condition hereunder to the making of the Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative

Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of the Loan. For purposes of determining compliance with the conditions specified in the Closing Checklist, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders if required hereunder as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected, and shall be indemnified by Lenders pursuant to Section 7 of this Schedule 14, in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or such greater number of Lenders as may be expressly required hereby in any instance, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders. In the absence of written instructions from the Required Lenders or such greater number of Lenders, as expressly required hereunder, Administrative Agent may take or not take any action, at its discretion, unless this Agreement specifically requires the consent of the Required Lenders or such greater number of Lenders. Notwithstanding anything to the contrary herein, in no event shall Administrative Agent be required to take any action that it determines may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and Administrative Agent shall be indemnified by Lenders pursuant to Section 7 of this Schedule 14 with respect to such determination.
5.    Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement and describing such Default or Event of Default, and Administrative Agent determines that such Default (if it were to become an Event of Default) or Event of Default will have a Material Adverse Effect. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to any such Event of Default as may be requested by the Required Lenders in accordance with Article VII; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of Lenders.
6.    Credit Decision; Disclosure of Information by Administrative Agent.
(a)    Each Lender acknowledges that neither Administrative Agent nor any Related Party of Administrative Agent has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower and Guarantor, shall be deemed to constitute any representation or warranty by Administrative Agent or any Related Party of Administrative Agent to any Lenders as to any matter, including whether Administrative Agent or any Related Party of Administrative Agent have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent or any Related Party of Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor, and all applicable bank or other regulatory

Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and Guarantor hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent or any Related Party of Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor.
(b)    Administrative Agent promptly after its receipt shall provide each Lender such notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein. To the extent not already available to a Lender, Administrative Agent shall also provide each Lender and/or make available for such Lender’s inspection during reasonable business hours and at such Lender’s expense, promptly after such Lender’s written request therefor: (i) copies of the Loan Documents; (ii) such information as is then in Administrative Agent’s possession in respect of the current status of principal and interest payments and accruals in respect of the Loan; (iii) copies of all current financial statements in respect of Borrower, Guarantor or other Person liable for payment or performance by Borrower of any obligations under the Loan Documents, then in Administrative Agent’s possession with respect to the Loan; and (iv) other current factual information then in Administrative Agent’s possession with respect to the Loan and bearing on the continuing creditworthiness of Borrower or Guarantor, or any of their respective Affiliates; provided that nothing contained in this Section shall impose any liability upon Administrative Agent for its failure to provide a Lender any of such Loan Documents, information, or financial statements, unless such failure constitutes willful misconduct or gross negligence on Administrative Agent’s part; and provided, further, that Administrative Agent shall not be obligated to provide any Lender with any information in violation of Law or any contractual restrictions on the disclosure thereof (provided such contractual restrictions shall not apply to distributing to a Lender factual and financial information expressly required to be provided herein). Except as set forth above, Administrative Agent shall not have any duty or responsibility to provide any Lenders with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or Guarantor or any of their respective Affiliates which may come into the possession of Administrative Agent or any Related Party of Administrative Agent.
7.    Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders hereby indemnify Administrative Agent and each Related Party of Administrative Agent (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless Administrative Agent and each Related Party of Administrative Agent from and against any and all Indemnified Liabilities incurred by it, including before, during and after any foreclosure of the Mortgage, other exercise of rights and remedies or sale of the Property; provided, however, that no Lender shall be liable for the payment to Administrative Agent or any Related Party of Administrative Agent of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 7. All payments on account of the foregoing shall be due and payable ten (10) days after demand by Administrative Agent therefor. Without limitation of the foregoing, to the extent that Administrative Agent is not reimbursed by or on behalf of Borrower, each Lender shall reimburse Administrative Agent within ten (10) days after demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by Administrative Agent as described in Section 12 of Schedule 14. The undertaking in this Section 7 shall survive the resignation or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement and the repayment, satisfaction or discharge of all Obligations.
8.    Administrative Agent in Individual Capacity. Administrative Agent, in its individual capacity, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any party to the Loan Documents and their respective subsidiaries and other Affiliates as though Administrative Agent was not Administrative Agent hereunder, without notice to or consent of Lenders and without any duty to account therefor to Lenders. Lenders acknowledge that Borrower and Bank of America or its Affiliate have entered or may enter into Swap Transactions. Lenders shall have no right to share in any portion of any payments made by Borrower under the terms of such Swap Transactions (except and to the extent Lenders shall have participated with Bank of America or such Affiliate in such Swap Transactions). Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any party to the Loan Documents, or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such parties or such parties’ Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Pro Rata Share of the Loan, Bank of America shall have the same rights and powers under this Agreement as any other Lenders and may exercise such rights and powers as though it were not Administrative Agent or party to Swap Transactions, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.
9.    Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to Lenders. Additionally, if the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person, remove such Person as Administrative Agent. If Administrative Agent resigns or is so removed by the Required Lenders under this Agreement, the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). Upon the acceptance by the successor administrative agent of its appointment as successor administrative agent hereunder, the retiring Administrative Agent’s resignation or removal, as applicable, shall be effective, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, or on or before the removal day specified by Required Lenders in their removal notice to Administrative Agent and Borrower, whichever applies, then the retiring Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders; provided, however, that the retiring Administrative Agent’s resignation or removal, as applicable, shall nevertheless become effective upon such thirtieth (30th) day, or upon the removal day set forth in Required Lenders’ removal notice, whichever applies, and on such day Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above. After the effective date any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Schedule 14 and other applicable Sections of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
10.    Releases; Acquisition and Transfers of Collateral.

(a)    Lenders hereby irrevocably authorize Administrative Agent to transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of Lenders to transfer or sell, any collateral (i) upon the termination of the Commitments, the termination of all obligations of each Swap Counterparty to advance any funds under any Swap Contract, and payment and satisfaction in full of all Indebtedness; (ii) constituting a release, transfer or sale of a lien or collateral if Borrower will certify to Administrative Agent that the release, transfer or sale is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); or (iii) after foreclosure or other acquisition of title (1) in the discretion of Administrative Agent if a purchase price of at least ninety percent (90%) of the value indicated in the most recent appraisal of the collateral obtained by Administrative Agent and made in accordance with regulations governing Administrative Agent, less any reduction indicated in the appraised value estimated by any experts in the applicable areas engaged by Administrative Agent; or (2) if approved by the Required Lenders.
(b)    If all or any portion of the collateral is acquired by foreclosure or by deed in lieu of foreclosure, Administrative Agent shall take title to the collateral in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Pro Rata Shares on the date of the foreclosure sale or recordation of the deed in lieu of foreclosure (the “Acquisition Date”). Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any collateral so acquired. After any collateral is acquired, Administrative Agent shall appoint and retain one or more Persons (individually and collectively, the “OREO Property Manager”) experienced in the management, leasing, sale and/or disposition of similar properties.
(c)    After consulting with the OREO Property Manager, Administrative Agent shall prepare a written plan for operation, management, improvement, maintenance, repair, sale and disposition of the collateral and a budget for the aforesaid, which may include a reasonable management fee payable to Administrative Agent (the “Business Plan”). Administrative Agent will deliver the Business Plan not later than the sixtieth (60th) day after the Acquisition Date to each Lender with a written request for approval of the Business Plan. If the Business Plan is approved by the Required Lenders, Administrative Agent and the OREO Property Manager shall adhere to the Business Plan until a different Business Plan is approved by the Required Lenders. Administrative Agent may propose an amendment to the Business Plan as it deems appropriate, which shall also be subject to Required Lender approval. If the Business Plan (as may be amended) proposed by Administrative Agent is not approved by the Required Lenders, or if sixty (60) days have elapsed following the Acquisition Date without a Business Plan being proposed by Administrative Agent, any Lender may propose an alternative Business Plan, which Administrative Agent shall submit to all Lenders for their approval. If an alternative Business Plan is approved by the Required Lenders, Administrative Agent may appoint one of the approving Lenders to implement the alternative Business Plan. Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Administrative Agent shall, subject to Section 8.10(a), have the right but not the obligation to take any action in connection with the collateral (including those with respect to all Real Property Taxes, Insurance Premiums, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.
(d)    Upon written request by Administrative Agent or Borrower at any time, Lenders will confirm in writing Administrative Agent’s authority to sell, transfer or release any such liens of particular types or items of collateral pursuant to this Section 10; provided, however, that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (ii) such transfer, release or sale shall not in any manner discharge, affect or impair the obligations of Borrower other than those expressly being released.

(e)    If only two (2) Lenders exist at the time Administrative Agent receives a purchase offer for collateral, the consent of the Required Lenders is required pursuant to Section 10(a), and one of the Lenders does not consent within ten (10) Banking Days after notification from Administrative Agent, the consenting Lender may, in writing to the other Lender, offer (“Purchase Offer”) to purchase all of the non-consenting Lender’s right, title and interest in such collateral for a purchase price equal to the non-consenting Lender’s Pro Rata Share of the net proceeds anticipated from such sale of such collateral (as reasonably determined by Administrative Agent, including the undiscounted face principal amount of any purchase money obligation not payable at closing) (“Lender Net Sale Proceeds”). Within ten (10) Banking Days thereafter the non-consenting Lender shall be deemed to have accepted such Purchase Offer unless the non-consenting Lender notifies Administrative Agent that it elects to purchase all of the consenting Lender’s right, title and interest in such collateral for a purchase price payable by the non-consenting Lender in an amount equal to the consenting Lender’s Pro Rata Share of the Lender Net Sale Proceeds. Any amount payable hereunder by a Lender shall be due on the earlier to occur of the closing of the sale of such collateral or ninety (90) days after receipt by the non-consenting Lender of the Purchase Offer, regardless of whether such collateral is sold.
11.    Application of Payments. Except as otherwise provided below with respect to Defaulting Lenders, aggregate principal and interest payments, payments for Indemnified Liabilities and/or foreclosure or sale of the collateral, and net operating income from the collateral during any period it is owned by Administrative Agent on behalf of Lenders (“Payments”) shall be apportioned pro rata among Lenders and payments of any fees (other than fees designated for Administrative Agent’s separate account) shall, as applicable, be apportioned pro rata among Lenders. All pro rata Payments shall be remitted to Administrative Agent and, all such payments not constituting payment of specific fees, and all proceeds of the collateral received by Administrative Agent, shall be applied first, to pay any fees, indemnities, costs, expenses (including those in Section 7 of this Schedule 14) and reimbursements then due to Administrative Agent from Borrower (including any of the foregoing constituting Administrative Agent Advances, together with interest thereon); second, to pay any fees, costs, expenses and reimbursements then due to Lenders from Borrower (including any of the foregoing constituting Administrative Agent Advances, together with interest thereon, reimbursed by Lenders); third, to pay (on a pari passu basis) pro rata interest and late charges due in respect of the Indebtedness; fourth, to pay (on a pari passu basis) or prepay pro rata principal of the Indebtedness; and last, to Borrower, if required by Law, or Lenders in Pro Rata Share percentages equal to their percentages at the termination of the Aggregate Commitments.
12.    Administrative Agent Advances.
(a)    Administrative Agent is authorized, from time to time, in Administrative Agent’s sole discretion to make, authorize or determine Additional Advances and other advances, or otherwise expend funds, on behalf of Lenders (“Administrative Agent Advances”), (i) to pay any costs, fees and expenses as described in Section 4.14 and 4.15, and (ii) when Administrative Agent deems necessary or desirable to preserve or protect the collateral or any portion thereof (including those with respect to Real Property Taxes, Insurance Premiums, operation, management, improvements, maintenance, repair, sale and disposition) (A) subject to Section 5 of this Schedule 14, after the occurrence of an Event of Default, and (B) subject to Section 10 of this Schedule 14, after acquisition of all or a portion of the collateral by foreclosure or otherwise.
(b)    Administrative Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable on demand and secured by the collateral, and if unpaid by Lenders as set forth below shall bear interest at the rate applicable to such amount under the Loan or if no longer applicable, at the interest rate of the Loan. Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. (Administrative Agent’s Time) on the Banking Day immediately following the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides notice after 12:00 p.m. (Administrative Agent’s Time).
13.    Defaulting Lender.
(a)    Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(b)    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders.”
(c)    Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 7 of this Schedule 14 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such advances were made at a time when the conditions for same, if any, were satisfied or waived, such payment shall be applied solely to pay the advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any advances of such Defaulting Lender until such time as all advances are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)     If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding advances of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Commitments (and outstanding principal balance of all advances) to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
14.    Benefit. The terms and conditions of this Schedule 14 are inserted for the sole benefit of Administrative Agent and Lenders; the same may be waived in whole or in part, with or without terms or conditions, without prejudicing Administrative Agent’s or Lenders’ rights to later assert them in whole or in part.
15.    Co-Administrative Agents; Lead Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co agent,” “book manager,” or “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified as a “syndication agent,” “documentation agent,” “co-agent” or “lead manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
16.    Lender Participation in Swap Transactions. If Borrower enters into any Swap Transaction and Swap Contract with one or more Lenders, such Lender(s) shall notify each other then-existing Lender of the terms of each such Swap Transaction and each then-existing Lender (other than a Defaulting Lender) shall have the right in its sole discretion to participate in each such Swap Transaction pro rata according to such Lender’s Pro Rata Share of the amount of the applicable Swap Transaction. All such participation interests shall be governed pursuant to separate documentation.
17.    Swap Contracts. Except as otherwise expressly set forth herein, no Lender that obtains the benefit of the provisions of Section 11 of this Schedule 14 or any collateral by virtue of the provisions hereof or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the collateral (including the release or impairment of any collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or any Loan Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Schedule 14 to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Contracts except to the extent expressly provided herein. Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Contracts.
18.    Assignments and Participations.
(a)    Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Pro Rata Share of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Pro Rata Share of the Loan at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 18(a)(ii) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(ii)    in any case not described in Section 18(a)(i), the aggregate amount of the Commitment (which for this purpose includes the Pro Rata Share of the Loan outstanding) or, if the Commitment is not then in effect, the principal outstanding Pro Rata Share of the Loan that is subject to each such assignment, determined as of the date the “Effective Date” specified in the Assignment and Assumption, shall not be less than $10,000,000 unless Administrative Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).
(iii)    Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its Pro Rata Share of the Loan and the Commitment assigned.
(iv)    In addition to any consent required by Section 18(a)(ii), the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(v)    The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(vi)    No such assignment shall be made (A) to Borrower, Guarantor or any other Person liable for any part of the Obligations or any of Affiliate of the foregoing, (B) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.
(v)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of the Loan previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of the Loan. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 9.7(c), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)    Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 18(a), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement with respect to Borrower’s obligations surviving termination of this Agreement); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 18 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 18(c).
(c)     Any Lender may at any time, without the consent of, or notice to, Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, Borrower, Guarantor or any Affiliate of Borrower or Guarantor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or its Pro Rata Share of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnities under this Schedule 14 without regard to the existence of any participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso of Section 19 of this Schedule 14 that affects such Participant. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amount (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Administrative Agent may assign and delegate its interests herein and may also resign or be replaced by a successor or replacement agent (in each case as between Administrative Agent and Lenders only, subject to Article VIII). Upon the acceptance by the successor administrative agent of its appointment as successor administrative agent hereunder, the retiring Administrative Agent’s resignation or removal, as applicable, shall be effective, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After the effective date any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
19.    Amendments, Consents and Waivers. Administrative Agent may amend or waive any provision of this Agreement or any other Loan Document, or consent to any departure by any party to the Loan Documents therefrom which amendment, waiver or consent is intended to be within Administrative Agent’s discretion or determination, or otherwise in Administrative Agent’s reasonable determination shall not have a Material Adverse Effect. Any other amendment, waiver or consent shall require the written consent of the Required Lenders; provided, however, that no such amendment, waiver or consent shall:
    (a)     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated by the exercise of remedies hereunder by Administrative Agent), without the written consent of such Lender (it being understood that a waiver of a Default or Event of Default shall not constitute an extension or increase in any Lender’s Commitment);
    (b)    postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;
    (c)    reduce the principal of, or the rate of interest specified herein on, any portion of the Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that Administrative Agent may waive any obligation of Borrower to pay interest at the Default Rate and/or late charges for periods of up to thirty (30) days, and only the consent of the Required Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Default Rate or late charges thereafter, or to amend the definition of “Default Rate” or “late charges”;
    (d)    change the percentage of the combined Commitments or of the aggregate unpaid principal amount of the Loan which is required for the Lenders or any of them to take any action hereunder, without the written consent of each Lender;
    (e)    change the definition of “Pro Rata Share” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
    (f)    amend this Schedule 14 without the written consent of each Lender;
    (g)    permit the sale, transfer, pledge, mortgage or assignment of any collateral for the Loan or any direct or indirect interest in Borrower, except as expressly permitted under the Loan Documents, without the written consent of each Lender; or
    (h)    transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders transfer or sell, any collateral for the Loan except as permitted in Section 10 of this Schedule 14, without the prior written consent of each Lender, and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of

Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
20.    Tax Indemnity. Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (a) Administrative Agent against any Indemnified Taxes attributable to such Lender, (b) Administrative Agent against any Lender Taxes attributable on account of any participation of the Loan and (c) Administrative Agent against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Lender Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender as the case may be, under this Agreement or any other Loan Document against any amount due to Administrative Agent under this Section 20.
21.    Definitions.
“Debtor Relief Law(s)” means any federal, state or local law, domestic or foreign, as now or hereafter in effect relating to bankruptcy, insolvency, liquidation, receivership, reorganization, arrangement, composition, extension or adjustment of debts, or any similar law affecting the rights of creditors.
“Defaulting Lender” means, subject to Section 13(d), any Lender that (a) has failed to (i) fund all or any portion of its advances within two (2) days of the date such advances were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to advances (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) days after written request by Administrative Agent or Borrower to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 13(d)) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower and each Lender promptly following such determination.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

Schedule 15
Claims
None.

Schedule 16
Trade Names
W Hotel
Austin City Limits
ACL
Austin City Limits Live
ACL Live